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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ---------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                Varian Semiconductor Equipment Associates, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                                 77-0501994
    (State or Other Jurisdiction of                  (I.R.S. Employer
    Incorporation or Organization)                  Identification No.)

            3050 Hansen Way

         Palo Alto, California                          94304-1000
    (Address of Principal Executive                      (Zip Code)
               Offices)

                                ---------------

              Registrant's telephone number, including area code:

                                 (650) 493-4000

       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

       Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                                (Title of Class)

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

Item 1. Business.

The information required by this item is contained under the sections "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors" and in the Financial Statements of Semiconductor Equipment Business of Varian Associates, Inc.

Item 2. Financial Information.

The information required by this item is contained under the sections
"Summary - Summary Financial Data," "Risk Factors," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Market Risk" and "Pro Forma Condensed Combined Financial Statements."

Item 3. Properties.

The information required by this item is contained under the section "Business - Properties."

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section "Ownership of VSEA Common Stock."

Item 5. Directors and Executive Officers.

The information required by this item is contained under the sections "Management - Board of Directors" and "- Executive Officers."

Item 6. Executive Compensation.

The information required by this item is contained under the section "Management - Compensation of Directors," " - Executive Officer Compensation," " - Stock Options," and " - Change in Control Agreements."

Item 7. Certain Relationships and Related Transactions.

The information required by this item is contained under the sections "The Distribution - Relationship Among VMS, IB and VSEA After the Distribution," "Management - Change in Control Agreements" and "Certain Relationships and Related Transactions."

Item 8. Legal Proceedings.

The information required by this item is contained under the section "Business - Legal Proceedings."

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections "Risk Factors - No Dividends Anticipated," "The Distribution - Listing and Trading of VSEA Common Stock," " - Employee Benefits Allocation Agreement" and "Description of the Capital Stock."

Item 10. Recent Sales of Unregistered Securities.

On January 7, 1999, as part of its original incorporation, the Registrant issued one share of its common stock, for a total consideration of $1,000, to Varian Associates, Inc., which is and will be the Registrant's sole stockholder until the date of the distribution. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, in that such transaction did not involve a public offering.

Item 11. Description of Registrant's Securities to be Registered.

The information required by this item is contained under the section "Description of the Capital Stock - General" and " - Common Stock."

Item 12. Indemnification of Directors and Officers.

The information required by this item is contained under the section "Limitation of Liability and Indemnification Matters."

Item 13. Financial Statements and Supplementary Data.

The information required by this item is identified in the sections "Index to Financial Statements - Semiconductor Equipment Business of Varian Associates, Inc." and "Pro Forma Condensed Combined Financial Statements."

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Matters.

None.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

  (1) Combined Financial Statements: The information required by this item is contained in the "Index to Financial Statements and Financial Statement Schedule."

  (2) Combined Financial Statement Schedule: The following financial statement schedule of the Registrant for fiscal years 1998, 1997, and 1996, and the related Report of Independent Accountants are filed as a part of this Registration Statement and should be read in conjunction with the Combined Financial Statements of the Registrant.

Schedule

  - Report of Independent Accountants on Financial Statement Schedule

  - Valuation and Qualifying Accounts

  All other required schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or the notes thereto.

(b) Exhibits

The following documents are filed as exhibits hereto:

 Exhibit
 No.     Description
 ------- -----------
 2.1     Distribution Agreement among Varian Associates, Inc., Varian
         Semiconductor Equipment Associates, Inc. and Varian, Inc. dated as of
         January 14, 1999.
 3.1     Form of Restated Certificate of Incorporation of Varian Semiconductor
         Equipment Associates, Inc. to be in effect upon the effectiveness of the Distribution.
 3.2     Form of By-Laws of Varian Semiconductor Equipment Associates, Inc. to
         be in effect upon the effectiveness of the Distribution.
 4.1     Specimen Common Stock Certificate.*
 4.2     Form of Rights Agreement.*
 10.1    Form of Employee Benefits Allocation Agreement among Varian
         Associates, Inc., Varian Semiconductor Equipment Associates, Inc. and
         Varian, Inc.
 10.2    Form of Intellectual Property Agreement among Varian Associates, Inc.,
         Varian Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.3    Form of Tax Sharing Agreement among Varian Associates, Inc., Varian
         Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.4    Form of Transition Services Agreement among Varian Associates, Inc.,
         Varian Semiconductor Equipment Associates, Inc. and Varian, Inc.

 Exhibit
 No.     Description
 ------- -----------
 10.5    Form of Change in Control Agreement for CEO and Senior Executives.*
 10.6    Form of Indemnity Agreement with Directors and Executive Officers.*
 10.7    Varian Semiconductor Equipment Associates, Inc. Omnibus Stock Plan.
 10.8    Varian Semiconductor Equipment Associates, Inc. Management Incentive Plan.
         Agreement, dated as of July 24, 1998, between Varian Associates, Inc. and
 10.9    High Voltage Engineering Europa B.V.**
 21      Subsidiaries of the Registrant.
 27      Financial Data Schedule.

-------
* To be filed by amendment.
**The Registrant is applying for confidential treatment with respect to portions of this Exhibit.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+Registration Statement on Form 10 relating to these securities has been filed + +with the Securities and Exchange Commission. This information statement shall + +not constitute an offer to sell or the solicitation of an offer to buy these +
+securities.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1999

Information Statement

                Varian Semiconductor Equipment Associates, Inc.

                                  Common Stock
                          (par value $0.01 per share)

This Information Statement is being furnished in connection with the distribution (the "Distribution") by Varian Associates, Inc., a Delaware corporation ("Varian"), to holders of record of the common stock of Varian, par value $1 per share ("Varian Common Stock"), at the close of business on March
  , 1999 (the "Distribution Record Date") of one share of common stock, par value $0.01 per share ("VSEA Common Stock"), of Varian Semiconductor Equipment Associates, Inc., a Delaware corporation ("VSEA"), for each share of Varian Common Stock owned on the Distribution Record Date. At the same time, Varian will distribute to such holders one share of common stock, par value $0.01 per share ("IB Common Stock"), of Varian, Inc., a Delaware corporation ("IB"), for each share of Varian Common Stock owned on the Distribution Record Date. See "The Distribution - Manner of Effecting the Distribution."

VSEA and IB are wholly-owned subsidiaries of Varian. On or prior to the Distribution, Varian will effectuate certain transactions (the "Internal Transfers") intended to allocate assets and liabilities relating to (i) the manufacture and sale of health care systems, including linear accelerators, simulators, brachytherapy systems and related data management systems and x-ray components (the "Health Care Systems Business") to Varian; (ii) the manufacture and sale of ion implantation processing systems used in the manufacture of integrated circuits (the "Semiconductor Equipment Business") to VSEA and (iii) the manufacture and sale of analytical and research instruments and vacuum products (the "Instruments Business") to IB. As of the Distribution, Varian will change its name to "Varian Medical Systems, Inc." (Varian after the Distribution being referred to herein as "VMS").

The Distribution will be effective on or about April    , 1999 (the
"Distribution Date"), subject to satisfaction of certain conditions. Stock distribution statements reflecting ownership of VSEA Common Stock and IB Common Stock will be mailed as soon as practicable after the Distribution. No consideration will be paid by Varian's stockholders for shares of VSEA Common Stock and IB Common Stock received by them in the Distribution, nor will they be requested to surrender or exchange Varian Common Stock in order to receive VSEA Common Stock and IB Common Stock.

There is currently no public market for the VSEA Common Stock, although it is expected that a "when issued" trading market will develop after the Distribution Record Date. Application has been made to quote the VSEA Common Stock on the Nasdaq National Market under the symbol "VSEA." Each share of VSEA Common Stock will be accompanied by one right (a "Right") to purchase participating preferred stock of VSEA.

Stockholders of Varian are being asked to approve the Distribution at the Combined Annual and Special Meeting of Stockholders of Varian on February 18, 1999. No proxies are being solicited in connection with this Information Statement.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this information. Any representation to the contrary is a criminal offense.

See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by recipients of VSEA Common Stock.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Stockholders of Varian with inquiries related to the Distribution should contact First Chicago Trust Company of New York, the Distribution Agent for the Distribution, at 1-800-519-3111 or the Secretary of Varian at 650-493-4000.

The date of this Information Statement is March     , 1999.

Cautionary Statement for Purposes of "Safe Harbor" Provisions of The Private Securities Litigation Reform Act of 1995.

This Information Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, VSEA's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipate," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and in many cases are followed by a cross reference to "Risk Factors."

When a forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, the management of VSEA cautions that, while it believes such assumptions or bases to be reasonable and makes them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, VSEA or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

The actual results of VSEA may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include (i) the factors discussed under "Risk Factors" and particularly, in cases where the forward-looking statement is followed by a cross reference to "Risk Factors," the factors discussed in the section or sections under "Risk Factors" that are referred to in the cross reference, (ii) the factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Forecasted Capitalization," and "Business," and
(iii) the following factors: product demand and market acceptance risks; the effect of general economic conditions and foreign currency fluctuations; the impact of competitive products and pricing; new product development and commercialization; the ability to increase operating margins on higher sales; the impact of economic conditions in Korea and other Asian markets on sales in those areas; the timing of renewed growth in worldwide semiconductor equipment demand; successful implementation by VSEA and certain third parties of corrective actions to address the impact of the Year 2000; completion of the Distribution on the current schedule within current budgets; the ability to sell certain surplus assets in connection with the Distribution; the ability of VSEA to realize anticipated cost savings resulting from the Distribution; and other risks detailed from time to time in the filings of VSEA with the Securities and Exchange Commission (the "Commission"). VSEA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................    4
Introduction.............................................................    9
Risk Factors.............................................................   10
The Distribution.........................................................   21
Selected Financial Data..................................................   31
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations...........................................................   32
Market Risk..............................................................   40
Forecasted Capitalization................................................   42
Pro Forma Condensed Combined Financial Statements........................   43
Business.................................................................   46
Management...............................................................   55
The VSEA Omnibus Stock Plan..............................................   62
The VSEA Management Incentive Plan.......................................   67
Ownership of VSEA Common Stock...........................................   70
Financing................................................................   72
Description of the Capital Stock.........................................   73
Limitation of Liability and Indemnification Matters......................   75
Delaware Law and Certain Charter and By-Law Provisions...................   75
Available Information....................................................   80
Index to Financial Statements............................................  F-1

                                    SUMMARY

The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, (i) references in this Information Statement to "VSEA" refer to VSEA and its subsidiaries after giving effect to the Internal Transfers and the Distribution and (ii) references in this Information Statement to the "Semiconductor Equipment Business" refer to the historical business and operations of the Semiconductor Equipment Business conducted by Varian prior to the Distribution.

                                      VSEA

VSEA designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits. VSEA is a leading supplier of ion implantation systems, key pieces of capital equipment used to manufacture semiconductor chips. VSEA has shipped more than 2,500 systems worldwide, and more VSEA ion implanters are at work than those from all other manufacturers combined.

VSEA provides customers with world-class products and support. VSEA achieved the number one ranking for the second consecutive year in VLSI Research Inc.'s 1998 customer satisfaction survey. The annual study surveys semiconductor manufacturing customers worldwide. VSEA was ranked as the industry's top large supplier of wafer processing capital equipment and received the highest overall point total ever achieved by a large equipment supplier.

VSEA equipment is used by virtually every major semiconductor manufacturer in the U.S., Europe, Japan, Korea and throughout the Asia Pacific region. Its award-winning support network offers chip producers around-the-clock, worldwide service, training and process support. VSEA has become an industry leader in providing after-market products and services which reduce operating costs and extend the cost-effective life of its products.

VSEA's business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has been experiencing a slowdown resulting from depressed DRAM pricing, manufacturing over-capacity and the economic difficulties affecting many Asian countries. This has caused semiconductor manufacturers to reduce their capital equipment investments, and in certain cases customers have either rescheduled or canceled capital equipment purchases.

The principal executive offices of VSEA will be located at 35 Dory Road, Gloucester, Massachusetts 01930. Its telephone number at that address will be
(978) 282-2000.

                                THE DISTRIBUTION

Distributing Company...... Varian Associates, Inc., a Delaware corporation.
                           Concurrently with the Distribution, Varian will change its name to "Varian Medical Systems, Inc." (Varian after the Distribution being referred to herein as "VMS").

Distributed Companies..... Varian Semiconductor Equipment Associates, Inc. and
                           Varian, Inc., each a Delaware corporation and currently a wholly-owned subsidiary of Varian.

Distribution Ratio........ Each stockholder of record of Varian as of the close of business on the Distribution Record Date will receive one share of VSEA Common Stock and one share of IB Common Stock for each share of Varian Common Stock held on the Distribution Record Date and will retain the shares of Varian Common Stock held by such stockholder immediately prior to the

                           Distribution (Varian Common Stock after the
                           Distribution being referred to herein as "VMS Common Stock"). No consideration will be paid by Varian stockholders for shares of VSEA Common Stock and IB Common Stock to be received in the Distribution. See "The Distribution - Manner of Effecting the Distribution."

Shares to be
Distributed............... Approximately 29.9 million shares of VSEA Common
                           Stock and IB Common Stock (based on 29,909,061 shares of Varian Common Stock outstanding on December 21, 1998). The shares to be distributed will constitute 100% of the outstanding shares of VSEA Common Stock and IB Common Stock.

Distribution Record
Date...................... Close of business on March   , 1999

Distribution Date......... April   , 1999. On or prior to the Distribution
                           Date, the shares of VSEA Common Stock and IB Common Stock to be distributed in the Distribution will be delivered to First Chicago Trust Company of New York, as Distribution Agent (the "Distribution Agent"). The Distribution Agent will mail stock distribution statements reflecting ownership of shares of VSEA Common Stock and IB Common Stock as soon as practicable after the Distribution. See "The Distribution-Manner of Effecting the Distribution."

Conditions to the
Distribution.............. Under the terms of the Distribution Agreement dated as of January 14, 1999 among Varian, IB and VSEA (the "Distribution Agreement"), the Distribution is conditioned upon, among other things, (i) the Internal Revenue Service having issued a ruling (the "Tax Ruling") in response to Varian's request in form and substance satisfactory to the Board of Directors of Varian (see "- Tax Consequences" below), (ii) stockholder approval of the Distribution at the Combined Annual and Special Meeting of Stockholders of Varian (the "Meeting") to be held on February 18, 1999 and (iii) the Registration Statement on Form 10, of which this Information Statement is a part (the "Registration Statement") having been declared effective by the Securities and Exchange Commission (the "Commission"). Even if all conditions are satisfied, Varian has reserved the right to abandon, defer or modify the Distribution at any time prior to the Distribution Date. The Varian Board will not waive the requirement of receipt of a favorable Tax Ruling unless Varian receives an opinion of counsel that no gain or loss will be recognized by the holders of Varian Common Stock as a result of the Distribution and no gain or loss will be recognized by Varian upon the Distribution under the Internal Revenue Code of 1986, as amended (the "Code"). In addition, the Varian Board will not waive any other condition to the Distribution or make any changes in the terms of the Distribution after the Distribution is approved by Varian's stockholders unless the Varian Board determines that such waivers or changes would not be materially adverse to Varian's stockholders. In determining whether any such waivers or changes would be materially adverse to Varian's stockholders, the Varian Board will consider, as appropriate, advice from its outside financial and legal advisors as well as the recommendation of management as to the potential impact of such waivers or changes on Varian and Varian's stockholders. See "The Distribution - Conditions; Termination."

Reasons for the
Distribution.............. The Distribution is designed to separate three types of businesses that have different dynamics and business cycles, serve different markets and customers, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. The Distribution will allow the management of VSEA to focus on its own business, organize its capital structure, evaluate its growth opportunities, achieve market recognition, rationalize its organizational structure and design equity-based compensation programs targeted to its own performance.

Internal Transfers........ On or prior to the Distribution Date, Varian intends to consummate certain internal mergers and stock and asset transfers intended to allocate assets and liabilities relating to (i) the Health Care Systems Business to VMS, (ii) the Instruments Business to IB and (iii) the Semiconductor Equipment Business to VSEA (the "Internal Transfers"). See "The Distribution - Internal Mergers and Transfers" and "Pro Forma Condensed Combined Financial Statements."

Relationship Among VMS,
VSEA and IB After the
Distribution.............. For purposes of governing certain ongoing relationships among VMS, IB and VSEA after the Distribution and to provide mechanisms for an orderly transition, Varian, VSEA and IB have entered into or will enter into certain agreements. Such agreements include: (i) the Distribution Agreement providing for, among other things, the Internal Transfers, the Distribution and cross-indemnification provisions, (ii) the Tax Sharing Agreement (as defined), (iii) the Employee Benefits Allocation Agreement (as defined), (iv) the Transition Services Agreement (as defined) and (v) the Intellectual Property Agreement (as defined) (such agreements other than the Distribution Agreement are referred to herein collectively as the "Ancillary Agreements"). See "The
                           Distribution - Relationship Among VMS, IB and VSEA After the Distribution."

Financing................. Certain short-term notes payable of Varian and its subsidiaries (the "Notes Payable") may, as a result of the Internal Transfers and debt allocation provisions of the Distribution Agreement, remain outstanding as direct and indirect obligations of VSEA as of the Distribution Date. In connection with the Distribution, Varian will contribute cash to VSEA so that at the Distribution Date, VSEA will have approximately $100 million in cash and cash equivalents and its consolidated debt, expected to be comprised of Notes Payable, will not exceed $5 million. Based on the assumptions stated in such section, the allocation of indebtedness to VSEA at the Distribution Date should approximate the amounts reflected in "Forecasted Capitalization." See "The Distribution" and "Financing."

                           VSEA may enter into a credit facility for working capital and other general corporate purposes. The credit facility may contain certain representations and warranties; conditions; affirmative, negative and financial covenants; and events of default customary for such facilities. It is not expected that VSEA will have any outstanding borrowings under its credit facility as of the Distribution. See "Financing."

Tax Consequences.......... Varian has conditioned the Distribution on receipt of the Tax Ruling from the Internal Revenue Service to the effect, among other things, that receipt of shares of VSEA Common Stock and IB Common Stock by stockholders of Varian will be tax-free. The Varian Board will not waive the requirement of receipt of a favorable Tax Ruling from the Internal Revenue Service unless Varian receives an opinion of counsel that no gain or loss will be recognized by the holders of Varian Common Stock as a result of the Distribution and no gain or loss will be recognized by Varian upon the Distribution. For a description of the consequences to VSEA and the holders of Varian Common Stock if the Distribution were not to qualify as tax-free, see "Risk Factors
                           - Federal Income Tax Considerations."

Distribution Agent........ First Chicago Trust Company of New York (the
                           "Distribution Agent")

                          VSEA AFTER THE DISTRIBUTION

Board of Directors........ The following five individuals are expected to be the members of the Board of Directors of VSEA as of the close of business on the Distribution Date:
                           Richard A. Aurelio, Ruth M. Davis, Robert W.
                           Dutton, Angus A. MacNaughton and J. Tracy O'Rourke. Certain of the foregoing currently serve as directors of Varian and will resign from Varian's Board of Directors effective as of the Distribution Date. See "Management - Board of Directors."

Trading Market............ There is currently no public market for the VSEA
                           Common Stock although a "when issued" trading market is expected to develop after the Distribution Record Date. VSEA has applied for quotation of the VSEA Common Stock on the Nasdaq National Market under the symbol "VSEA." See "Risk Factors - No Current Public Market for VSEA Common Stock" and "The Distribution - Listing and Trading of VSEA Common Stock."

Certain Provisions of
Certificate of
Incorporation, By-Laws
and Rights Plan........... Certain provisions of the Certificate of
                           Incorporation and By-Laws of VSEA which will be in effect at the time of the Distribution may have the effect of making more difficult an acquisition of control of VSEA in a transaction not approved by VSEA's Board of Directors. In addition, VSEA will adopt a stockholder rights plan (the "Rights Plan"), which, under certain circumstances, would significantly dilute the interest in VSEA of persons seeking to acquire control of VSEA without the prior approval of VSEA's Board of Directors. See "Risk Factors - Certain Anti-takeover Features," "Description of the Capital Stock -
                            Rights Plan" and "Delaware Law and Certain Charter
                           and By-Law Provisions."

                                  RISK FACTORS

Stockholders should consider carefully the specific investment considerations set forth under "Risk Factors," as well as the other information set forth in this Information Statement.

                             SUMMARY FINANCIAL DATA

The following table presents summary historical financial data of the Semiconductor Equipment Business. The information set forth below should be read in conjunction with "Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto of the Semiconductor Equipment Business included elsewhere in this Information Statement. The unaudited pro forma statement of earnings data for the fiscal year ended October 2, 1998, set forth below was prepared to give effect to the Distribution as if it had occurred on September 27, 1997, and the unaudited pro forma balance sheet data at October 2, 1998 was prepared to give effect to the Distribution as if it had occurred on October 2, 1998, and does not purport to represent what the Semiconductor Equipment Business' operating results or financial position would have been or to project its operating results or financial position for any future date or period. The statement of earnings data set forth below for the fiscal years ended October 2, 1998, September 26, 1997 and September 27, 1996 and the balance sheet data at October 2, 1998 and September 26, 1997 are derived from, and are qualified by reference to, the audited financial statements of the Semiconductor Equipment Business included elsewhere in this Information Statement. The statement of earnings data for the fiscal years 1995 and 1994 and the balance sheet data at fiscal year end 1996, 1995 and 1994 are derived from unaudited financial data of the Semiconductor Equipment Business not included in this Information Statement.

The historical financial information may not be indicative of the Semiconductor Equipment Business' future performance and does not necessarily reflect what the financial position and results of operations of the Semiconductor Equipment Business would have been had the Semiconductor Equipment Business operated as a separate, stand-alone entity during the periods presented.

                                                   Fiscal
                                                   Years
                               -----------------------------------------------
                               Pro Forma
                                    1998   1998 1997(/1/)   1996   1995   1994
                               --------- ------ --------- ------ ------ ------
                              (Dollars in millions, except per share amounts)
Statement of Earnings Data
Revenue.......................    $342.9 $342.9    $448.3 $667.2 $660.7 $476.6
Operating Earnings before
 Taxes........................    $ 16.1 $ 16.3    $105.9 $122.3 $ 92.5 $ 39.2
Taxes on earnings.............    $  4.8 $  4.9    $ 34.9 $ 43.0 $ 33.8 $ 12.8
Net Earnings..................    $ 11.3 $ 11.4    $ 71.0 $ 79.3 $ 58.7 $ 26.4
Pro Forma Net Earnings Per
 Share(/2/)...................    $ 0.38 $ 0.38    $ 2.33 $ 2.56 $ 1.74 $ 0.77
Balance Sheet Data at
 Year End
Total assets..................    $324.6 $224.6    $233.3 $312.1 $275.8 $242.2

-------
(1) Fiscal year 1997 results include a $51.0 million pre-tax gain ($33.2 million after-tax or $1.09 pro forma per share) on the sale of the Thin Film Systems business.
(2) The computation of pro forma net earnings per share is based on the weighted average number of shares of Varian Common Stock outstanding during the respective periods, reflecting the anticipated ratio of one share of VSEA Common Stock for each share of Varian Common Stock outstanding at the time of the Distribution.

                                  INTRODUCTION

On         , 1999, the Varian Board of Directors declared a dividend payable to each stockholder of record at the close of business on the Distribution Record Date of one share of VSEA Common Stock and one share of IB Common Stock for each share of Varian Common Stock held by such stockholder at the close of business on the Distribution Record Date. As a result of the Distribution, 100% of the outstanding shares of VSEA Common Stock and IB Common Stock will be distributed to Varian stockholders on a pro rata basis. The Distribution will
be made on or about April   , 1999.

Stockholders of Varian with questions concerning the Distribution should contact the Distribution Agent at 1-800-519-3111 or Varian Associates, Inc., Corporate Secretary, 3050 Hansen Way, Palo Alto, California 94304, telephone number (650) 493-4000. After the Distribution Date, stockholders of VSEA with inquiries related to their investment in VSEA should contact Varian Semiconductor Equipment Associates, Inc., 35 Dory Road, Gloucester, Massachusetts 01930, telephone (978) 282-2000.

No person is authorized by Varian or VSEA to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized.

                                  RISK FACTORS

The following factors, in conjunction with the other information included in this Information Statement, should be carefully considered.

Lack of Recent Operating History as Separate Entities

Upon consummation of the Distribution, VSEA will own and operate the Semiconductor Equipment Business which does not have a recent operating history as a separate entity.

After the Distribution, VSEA will be a smaller and less diversified company than Varian was prior to the Distribution. The ability of VSEA to satisfy its obligations and maintain profitability will be solely dependent upon its own future performance, and VSEA will not be able to rely on the capital resources and cash flows of the other two businesses. The future performance and cash flows of VSEA will be subject to prevailing economic conditions and to financial, business and other factors affecting its business operations, including factors beyond its control.

The division of Varian may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of VSEA, and will also result in the duplication of certain personnel, administrative and other expenses required for the operation of independent companies. In addition, although after the Distribution VSEA will continue to be managed primarily by its current operating management, the management of VSEA has not previously operated its business as a separate public company. Accordingly, there can be no assurance that the transition will not alter or disrupt the management and/or operations of VSEA.

Potential Responsibility for Liabilities Not Expressly Assumed

The Distribution Agreement and the Ancillary Agreements allocate among VMS, IB and VSEA responsibility for various indebtedness, liabilities and obligations. See "The Distribution - Relationship Among VMS, IB and VSEA After the Distribution." It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require VMS, IB or VSEA or their respective subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

Potential Indemnification Liabilities

Under the terms of the Distribution Agreement and certain of the Ancillary Agreements, each of VMS, IB and VSEA has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant. The availability of such indemnities will depend upon the future financial strength of the companies. No assurance can be given that the relevant company will be in a position to fund such indemnities. In addition, the Distribution Agreement generally provides that if a court prohibits a company from satisfying its indemnification obligations, then such indemnification obligations will be shared equally between the two other companies. See "The Distribution - Relationship Among VMS, IB and VSEA After the Distribution."

Debt Leverage After the Distribution

Immediately following the Distribution, VSEA will have significantly less debt leverage than Varian had prior to the Distribution. As of October 2, 1998, Varian had total long and short-term debt of approximately $158 million and total stockholders' equity of approximately $558 million. Based on Varian's outstanding indebtedness as of October 2, 1998 and projected operating results, certain other transactions and scheduled debt repayments through the anticipated Distribution Date, on a pro forma basis giving effect to the Distribution, VSEA would have total short-term debt of approximately $5 million and total stockholders' equity of approximately $190 million. The allocation of indebtedness to VSEA reflects, in substantial part, its expected capital requirements and cash flows. See "Forecasted Capitalization."

The degree to which VSEA is leveraged could have important consequences, including the following: (i) VSEA's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a portion of VSEA's and its subsidiaries' cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness; (iii) any credit agreement of VSEA following the Distribution may contain certain restrictive financial and operating covenants, including, among others, requirements that VSEA satisfy certain financial ratios; (iv) a portion of VSEA's borrowings may be at floating rates of interest, causing VSEA to be vulnerable to increases in interest rates; (v) VSEA's degree of leverage may make it more vulnerable in a downturn in general economic conditions and (vi) VSEA's degree of leverage may limit its flexibility in responding to changing business and economic conditions. In addition, in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, a court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and to require that the stockholders return some or all of the shares of IB Common Stock and/or VSEA Common Stock to VMS or require each of the companies to fund certain liabilities of the other companies for the benefit of creditors. See
" - Fraudulent Transfer Considerations; Legal Dividend Requirements."

Federal Income Tax Considerations

Varian has conditioned the Distribution on the receipt of a favorable Tax Ruling. The Board of Directors of Varian will not waive the requirement of receipt of a favorable Tax Ruling unless Varian receives an opinion of counsel that no gain or loss will be recognized by the holders of Varian Common Stock as a result of the Distribution and no gain or loss will be recognized by Varian upon the Distribution. See "The Distribution - Federal Income Tax Aspects of the Distribution." Such rulings, while generally binding upon the Internal Revenue Service (the "IRS"), are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, such ruling would be jeopardized. VSEA is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. Varian, VSEA and IB have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax-free. See "The Distribution - Relationship Among VMS, IB and VSEA After the Distribution -
 Tax Sharing Agreement."

If one or both of the distributions comprising the Distribution fail to qualify as a tax-free spin-off under Section 355 of the Code, then VMS will recognize gain equal to the difference between the fair market value of the stock of the nonqualifying company or companies and Varian's adjusted tax basis in such stock. If VMS were to recognize gain on one or both of the distributions, such gain and the resulting tax liability likely would be very substantial.

Furthermore, if either distribution were not to qualify as a tax-free spin-off under Section 355 of the Code, each holder of Varian Common Stock who receives shares of VSEA Common Stock and IB Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the VSEA Common Stock or IB Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Varian's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Varian Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of Varian Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such common stock.

Section 355(e), which was added to the Code in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired (a "50% Ownership Shift") by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary that occurs within two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Among the factual representations made by Varian to the IRS in connection with the requested Tax Ruling is the representation that each of the distributions is not part of such a plan or series of related transactions. If VMS, VSEA or IB were to undergo a 50% Ownership Shift, particularly if such 50% Ownership Shift occurred within two years after the Distribution Date, there can be no assurance that the IRS will not assert that such ownership shift occurred pursuant to a plan or series of related transactions and therefore that the Distribution is taxable under
Section 355(e).

If a distribution is taxable solely under Section 355(e), VMS will recognize gain equal to the difference between the fair market value of the stock of IB and VSEA and Varian's adjusted tax basis in such stock. However, holders of Varian Common Stock would not recognize gain or loss as a result of the Distribution. If VMS were to recognize gain on the distributions, such gain and the resulting tax liability likely would be very substantial.

The Tax Sharing Agreement will allocate responsibility for the possible corporate tax burden resulting from the Distribution. Each of VMS, VSEA and IB will be responsible for any corporate taxes resulting from the Distribution attributable to action taken or permitted by that entity or its affiliates after the Distribution. If the Distribution is found to be taxable but none of VMS, VSEA and IB has done anything to cause the Distribution to be taxable, each company generally will be liable for one-third of those taxes. See "The Distribution - Relationship Among VMS, IB and VSEA After the Distribution - Tax Sharing Agreement."

No Current Public Market for VSEA Common Stock

There is not currently a public market for the VSEA Common Stock, although a "when-issued" trading market is expected to develop after the Distribution Record Date. There can be no assurance as to the prices at which trading in VSEA Common Stock will occur after the Distribution. Until the VSEA Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. VSEA has applied for quotation of the VSEA Common Stock on the Nasdaq National Market. Management expects that the market will characterize VSEA Common Stock as a semiconductor equipment stock, which category of stock has historically experienced relatively greater price volatility than broader market indices. See "The Distribution - Listing and Trading of VSEA Common Stock."

No Dividends Anticipated

Following the Distribution, VSEA does not anticipate paying dividends on the VSEA Common Stock. Any credit agreement of VSEA following the Distribution may contain provisions that limit the ability of VSEA (and/or its subsidiaries) to pay cash dividends. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors of VSEA and will be dependent upon VSEA's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by VSEA's Board of Directors. See "Financing."

Certain Anti-takeover Features

The Certificate of Incorporation and By-Laws of VSEA that will be in effect at the time of the Distribution will contain several provisions that may make the acquisition of control of VSEA more difficult or expensive. The Certificate of Incorporation and By-Laws, among other things, will (i) classify the Board of Directors into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of VSEA Common Stock entitled to vote for such directors, (iii) permit the remaining directors (but not VSEA's stockholders) to fill vacancies and newly created directorships on the Board,
(iv) eliminate the ability of stockholders to act by written consent and (v) require the vote of stockholders holding at least 66 2/3% of the outstanding shares of VSEA Common Stock to amend, alter or repeal the By-Laws and certain provisions of the Certificate of Incorporation, including the provisions described in the foregoing clauses (i) through (iv) and this clause (v). Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors. Under the Certificate of Incorporation which will be in effect at the time of the Distribution, the Board of Directors of VSEA also has the authority to issue shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The Board of Directors of VSEA could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of VSEA Common Stock and could make it more difficult for a third party to gain control of VSEA. In addition, VSEA will adopt a stockholder rights plan prior to the Distribution Date, which, under certain circumstances, would significantly dilute the equity interest in VSEA of persons seeking to acquire control of VSEA without the prior approval of VSEA's Board of Directors. See "Description of the Capital Stock - Rights Plan" and "Delaware Law and Certain Charter and By-Law Provisions."

Certain Consent Requirements

Consummation of the Distribution and related transactions could result in a violation of Varian's existing debt and other contractual arrangements or require the consent of a third party to effect the necessary transfers of such arrangements to VSEA and its subsidiaries. In a substantial number of situations, an amendment, consent or waiver from third parties will be required. It is a condition of the Distribution that these amendments, consents or waivers have been obtained, except for those the failure of which to be obtained would not have a material adverse effect on VMS, IB or VSEA. Although Varian believes that no single agreement for which an amendment, consent or waiver is being sought is material, the failure of Varian or VSEA to receive a significant number of such amendments, waivers or consents with respect to contractual arrangements relating to the Semiconductor Equipment Business could have a material adverse effect on the ability of VSEA to continue to conduct its business as currently being conducted.

Fraudulent Transfer Considerations; Legal Dividend Requirements

If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time Varian effected the Distribution, Varian, VMS, IB or VSEA, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which Varian's, VMS's, IB's or VSEA's, as the case may be, remaining assets constituted unreasonably small capital or
(iv) intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return some or all of the shares of IB Common Stock and VSEA Common Stock to Varian, or require VMS, IB or VSEA, as the case may be, to fund certain liabilities of the other companies for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Varian, VMS, IB and VSEA, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. In addition, under Section 170 of the Delaware General Corporation Law (the "DGCL") (which is applicable to Varian in the Distribution), a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital.

Varian's Board of Directors and management believe that (i) Varian, and each of VMS, IB and VSEA, will be solvent before and after the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses and (ii) the Distribution will be made entirely out of surplus, as provided under Section 170 of the DGCL.

Transitioning to New Information Technology Infrastructure

VMS, VSEA and IB currently share a common information technology ("IT") infrastructure. This IT infrastructure is essential to the daily operation of the companies' marketing, manufacturing, distribution, billing and collections and financial reporting processes.

After the Distribution, VSEA will establish a separate IT infrastructure as appropriate for its separate business and will transition to this new IT infrastructure from the currently shared IT infrastructure. During this transition, certain IT services will be provided by Varian pursuant to the Transition Services Agreement described herein. This transition is not unlike transitions carried out previously by Varian in the process of divesting discontinued operations and/or integrating the operations of newly acquired companies. Consequently, management of VSEA believes that Varian possesses the skills and resources to design and implement and assist VSEA in transitioning to the new IT infrastructure. However, these activities are inherently complex and because of their significance to VSEA's business, unforeseen problems or errors in the transition to this new IT infrastructure could adversely affect the business and results of operations of VSEA. Assessment and correction of Year 2000 problems could complicate transition to this new infrastructure. See "Risk Factors - Potential Impact of the Year 2000 Issue."

Volatility in the Semiconductor Equipment Industry

The business of VSEA depends on the capital equipment expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits.

The semiconductor industry has been cyclical in nature and has historically experienced periodic downturns. The semiconductor industry has been experiencing a slowdown of product demand and extreme volatility in product pricing. This slowdown and volatility have caused the semiconductor industry to reduce significantly or delay purchases of semiconductor manufacturing equipment and construction of new fabrication facilities. This slowdown and volatility are expected to continue throughout fiscal year 1999 and will continue to adversely affect VSEA's results of operations. Even during periods of reduced revenues, in order to remain competitive, VSEA will be required to continue to invest in research and development and to maintain extensive ongoing worldwide customer service and support capability, which could adversely affect its financial results. See "Business - Background - The Industry."

Variability of Operating Results

VSEA has experienced and expects to continue to experience significant fluctuations in its quarterly operating results. The timing and amount of revenues are subject to a number of factors that make estimation of revenues and operating results prior to the end of any quarter very uncertain. During each quarter, VSEA customarily sells a relatively small number of ion implantation systems that typically sell for prices ranging from approximately $1.8 million to $4 million. VSEA's backlog at the beginning of each quarter does not necessarily include all systems needed to achieve expected revenue for that quarter. Consequently, VSEA will often be dependent on obtaining orders for shipment in the same quarter that the order is shipped. Because VSEA builds its systems according to forecast, the absence of significant backlog for an extended period of time could hinder VSEA's ability to plan production and inventory levels, which could adversely affect operating results. VSEA's revenue and operating results could also be adversely affected for a particular quarter if anticipated orders from even a few customers are not received in time to permit shipment during that quarter. Moreover, customers may reschedule or cancel shipments, with, in the case of cancellations, little or no penalties, and production difficulties could delay shipments. A delay in a shipment in any quarter due, for example, to an unanticipated shipment rescheduling, to cancellations by customers or to unexpected manufacturing difficulties experienced by VSEA, may cause revenue in such quarter to fall significantly below VSEA's expectations and may have a material adverse effect on VSEA's operating results for such quarter.

The timing of new product announcements and releases by VSEA may also contribute to fluctuations in quarterly operating results, particularly in cases where new product offerings cause customers to defer ordering products from VSEA's existing product lines. VSEA's results of operations also could be affected by new product announcements and releases by VSEA's competitors, the volume, mix and timing of orders received during a period, availability and pricing of key components, fluctuations in foreign exchange rates and conditions in the semiconductor equipment industry. VSEA's operating results also fluctuate based on gross profits realized on system sales. Gross profit as a percentage of revenue may vary based on a variety of factors, including the mix and average selling prices of products sold and costs to manufacture upgrades and to customize systems. Because VSEA's operating expenses are based on anticipated capacity levels, and a high percentage of VSEA's expenses are relatively fixed, a variation in the timing of recognition of revenue and the level of gross profit from a single transaction can cause material variations in operating results from quarter to quarter.

Technological Change and Dependence on New Products

Rapid technological changes in semiconductor manufacturing processes subject the semiconductor equipment industry to increased pressure to maintain technological parity with deep submicron process technology. VSEA believes that its future success will depend in part upon its ability to develop, manufacture and successfully introduce new systems and product lines with improved capabilities and to continue to enhance existing products, in particular, products that respond to the anticipated trend toward single wafer processing and 300mm wafer processing. The success of VSEA in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including new product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing and assembly processes, product performance in the field and effective sales and marketing. There can be no assurance that VSEA will be successful in selecting, developing, manufacturing and marketing new products or in enhancing its existing products. Due to the risks inherent in transitioning to new products, VSEA will be required to accurately forecast demand for new products while managing the transition from older products. VSEA's inability to complete the development or meet the technical specifications of any of its new systems or enhancements or to manufacture and ship these systems or enhancements in volume in a timely manner would materially and adversely affect VSEA's business, financial condition and results of operations. If new products have reliability or quality problems, reduced orders, higher manufacturing costs, delays in acceptance of and payment for new products, and additional service and warranty expenses may result. In the past, VSEA has experienced some delays as well as reliability and quality problems in connection with product introductions, resulting in some of these consequences. There can be no assurance that VSEA will successfully develop and manufacture new products, or that new products introduced by it will be accepted in the marketplace. If VSEA does not successfully introduce new products, VSEA's results of operations will be materially adversely affected. See "Business -
 Competition."

VSEA expects to continue to make significant investments in research and development. VSEA must manage product transitions successfully, as introduction of new products could adversely affect sales of existing products. There can be no assurance that future technologies, processes or product developments (in particular, alternative doping methods) will not render VSEA's current product offerings obsolete or that VSEA will be able to develop and introduce new products or enhancements to existing products which satisfy customer needs in a timely manner or achieve market acceptance. The failure to do so could adversely affect VSEA's business. In particular, the inability of VSEA's next generation VIISta(TM) ion implant system, which relies on single wafer processing for 300mm wafers, to achieve market acceptance could have an adverse effect on VSEA's financial results. If VSEA is not successful in the marketing and selling of advanced processes or equipment to customers with whom it has formed long-term relationships, selling of its products to those customers could be adversely affected. In addition, in connection with the development of VSEA's new products, VSEA will invest in high levels of pre-production inventory, and the failure to complete development and commercialization of these new products in a timely manner could result in inventory obsolescence, which could have an adverse effect on its financial results. See "Business -
 Research and Development."

Product Concentration

VSEA derives virtually all of its revenue from sales of its ion implantation systems and related products, and such systems are expected to continue to account for a substantial percentage of VSEA's revenues. Continued market acceptance of its systems is therefore critical to the future success of VSEA. Any decline in demand for, or failure to achieve continued market acceptance of, such systems or any new version of these systems, if any, as a result of competition, technological change, failure of VSEA to release new versions of these products on time or otherwise, could have a material adverse effect on the business, operating results, financial condition and cash flows of VSEA.

Customer Concentration and Lengthy Sales Cycles

Historically, VSEA has sold close to half of its systems in any particular period to its ten largest customers. Sales to VSEA's ten largest customers in fiscal years 1998, 1997 and 1996 accounted for approximately 47%, 46% and 52% of revenue, respectively. VSEA expects that sales to relatively few customers will continue to account for a high percentage of its revenue in the foreseeable future. During fiscal year 1998, revenue from Intel Corporation accounted for 14% of VSEA's revenue. None of VSEA's customers has entered into a long-term agreement requiring it to purchase VSEA's equipment and other services. VSEA believes that sales to certain of its customers will decrease in the near future as those customers complete current purchasing requirements for new or expanded fabrication facilities. Although the composition of the group comprising VSEA's largest customers has varied from year to year, the loss of a significant customer or any reduction in orders from any significant customer, including reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits, could adversely affect VSEA's business, financial condition and results of operations. The ongoing consolidation of semiconductor manufacturers may increase the adverse affect of losing a significant customer.

Sales of VSEA's systems depend, in significant part, upon the decision of a prospective customer to increase manufacturing capacity in an existing fabrication facility or to transfer a manufacturing process to a new fabrication facility, both of which typically involve a significant capital commitment. In addition, VSEA has from time to time experienced delays in finalizing system sales following the initial system's qualifications. Due to these and other factors, VSEA's systems typically have a lengthy sales cycle during which VSEA may expend substantial funds and management effort. VSEA believes that as a result, once a semiconductor manufacturer has selected a particular supplier's capital equipment, the manufacturer generally relies upon that equipment for the specific production line application and frequently will attempt to consolidate its other capital equipment requirements with the same supplier. Accordingly, VSEA would expect to experience difficulty in selling to a given customer if that customer had initially selected or selects a competitor's capital equipment. VSEA believes that to remain competitive, significant financial resources are required in order to offer a broad range of products, to maintain customer service and support centers worldwide and to invest in product and process research and development. See "Business - Marketing and Sales."

Legal Proceedings

In June 1997, Applied Materials Inc. ("Applied Materials") filed a civil action against Varian in the U.S. District Court for the Northern District of California alleging infringement of four patents relating to sputter coating systems (the "Applied Litigation"). Applied Materials contends that the Applied Materials patents are infringed by the M2i, MB/2/ and Inova systems that were made and sold by Varian's Thin Film Systems ("TFS") business prior to Varian's sale of its TFS business to Novellus Systems, Inc. ("Novellus") effective as of June 13, 1997. The complaint requests unspecified money damages and an injunction preventing further alleged infringement and requests that any damages awarded be increased up to three-fold for Varian's and Novellus' alleged willful infringement. Novellus was subsequently added as a defendant in this action and, as part of the sale of the TFS business, Varian agreed to indemnify Novellus for certain damages it may suffer as a result of such litigation and to reimburse Novellus for up to $7.5 million of its litigation expenses (of which $1.4 million had been reimbursed as of October 2, 1998). Varian's answer denied infringement and asserted that the Applied Materials patents that are the subject of the claims are invalid and that one of the asserted patents is unenforceable. Varian also filed a separate suit seeking damages and injunctive relief against Applied Materials contending that certain of Applied Materials' business practices violated antitrust laws. That action has been procedurally related to the infringement case and is pending before the same judge. Novellus has asserted three of its patents, obtained as part of its purchase of the TFS business, against Applied Materials. Discovery has begun, but no date has been set for completion of discovery. During the fourth quarter of fiscal year 1998, Varian and Applied Materials began informal discussions concerning the possibility of resolving some or all of the issues raised by the Applied Litigation and Varian's antitrust suit through settlement or mediation. Discussions regarding a proposed procedure for non-binding mediation are continuing but have not yet resulted in a definitive mediation arrangement. On December 9 and 10, 1998, Varian held a "Markman" hearing for the purpose of determining how the various claims of the four Applied Materials and three Novellus patents should be interpreted. The parties are awaiting this decision. VSEA has agreed to indemnify VMS and IB for any costs, liabilities or expenses relating to the Semiconductor Equipment Business, including the Applied Litigation. In the event of an outcome unfavorable to VSEA, VSEA might be liable for damages for past sales up to the June 1997 closing date of the sale of the TFS business to Novellus and may have to pay Novellus under the indemnification obligations described above. In connection with the sale of the TFS business, Novellus has submitted to arbitration a claim against Varian arising out of a dispute over the closing date balance sheet, for which VSEA has also agreed to indemnify VMS and IB. See "Business - Legal Proceedings" and
Note 10 to the Notes to Combined Financial Statements of the Semiconductor Equipment Business of Varian Associates, Inc.

Competition

The semiconductor equipment manufacturing market is highly competitive. Significant competitive factors in the ion implantation equipment market include customer relationships, pricing, technological performance and timing, distribution capabilities and financial viability. VSEA's management believes that, to remain competitive, VSEA will require significant financial resources in order to offer a broad range of products, to maintain customer service and support centers worldwide and to invest in product and process research and development. The semiconductor equipment industry is becoming increasingly dominated by large manufacturers who have the resources to support customers on a worldwide basis, and certain of VSEA's competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer service and support. In addition, there are smaller, emerging semiconductor equipment companies that provide innovative technology which may have performance advantages over systems offered by VSEA. Competitors are expected to continue to improve the design and performance of their current products and processes and to introduce new products and processes with improved price and performance characteristics. If competitors enter into strategic relationships with leading semiconductor manufacturers covering products similar to those sold or being developed by VSEA, its ability to sell products to those adversely affected. There can be no assurance that VSEA will continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors. See "Business - Competition."

International Sales and Manufacturing

International sales accounted for 70%, 52% and 64%, respectively, of VSEA's revenue in fiscal years 1998, 1997 and 1996. Historically, sales to Asia have accounted for a substantial portion of international sales. Sales to Asia accounted for 45%, 39% and 50%, respectively, of VSEA's revenue in fiscal years 1998, 1997 and 1996. Recent banking and currency problems in certain Asian countries have had, and will continue to have, a significant adverse impact on VSEA's revenues and operations. Specifically, the decline in value of the Korean won, together with Korean customers' difficulties obtaining credit, have resulted, and may continue to result, in a decline in the purchasing power of VSEA's Korean customers. This in turn has resulted, and may continue to result, in the cancellation or delay of orders for VSEA's products from Korean customers, further adversely affecting VSEA's results of operations. In addition, if Japan's economy weakens further, investments by Japanese customers may be negatively affected, and it is possible that economic conditions in certain Pacific Rim countries, such as Taiwan, may deteriorate and economic recovery in other Pacific Rim countries could be delayed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -
 Results of Operations."

A portion of VSEA's products are manufactured or assembled in Korea and Japan. These foreign operations are subject to the usual risks inherent in situating operations abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign investment and loans and foreign tax laws.

The impact of these and other factors on VSEA's revenues and operating results in any future period is difficult to forecast. There can be no assurance that these and other factors relating to international sales and operations by VSEA will not have a material adverse effect on future business and financial results, or affect future business and financial results in ways not readily foreseeable.

On January 1, 1999, the Euro was adopted as the national currency of certain members of the European Monetary Union. The existing national currencies of the participating countries will continue to be acceptable until January 1, 2002, after which the Euro will be the sole legal tender for the participating countries. Because VSEA sells its products in Europe, the Euro conversion raises several economic and operational issues, such as the modification of information systems to accommodate Euro-denominated transactions, the recalculation of currency risk, the competitive impact of cross-border price transparency, the continuity of material contracts and potential tax and accounting consequences. VSEA has made changes in its information systems to be able to conduct Euro-denominated transactions (although full information system capability for financial reporting in Euro will not be accomplished until October 2001). VSEA does not expect any change in currency risk due to its existing hedging practices. VSEA does not expect any significant competitive impact of price transparency with respect to its systems, due to the fact that most of those systems are sold in customized configurations. Based on its evaluation to date, VSEA does not expect the Euro conversion to have a material adverse effect on its business, results of operations or financial condition.

Foreign Currency Risks

Varian has historically entered into forward exchange contracts in respect of the Semiconductor Equipment Business to mitigate the effects of operational (sales orders and purchase commitments) and balance sheet exposures to fluctuations in foreign currency exchange rates. VSEA's forward exchange contracts generally range from one to three months in original maturity, and no forward exchange contract has an original maturity greater than one year. At October 2, 1998, VSEA had forward exchange contracts to sell foreign currencies totaling $13.8 million and to buy foreign currencies totaling $0.1 million. See "Market Risk."

Uncertain Protection of Patent and Other Proprietary Rights

VSEA places considerable importance on obtaining and maintaining patent, copyright and trade secret protection for significant new technologies, products and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace.

VSEA intends to continue to file applications as appropriate for patents covering new products and manufacturing processes. No assurance can be given that patents now owned or that will issue from any pending or future patent applications owned by, or licensed to, VSEA or that the claims allowed under any issued patents, will be sufficiently broad to protect its technology position against competitors. In addition, no assurance can be given that any issued patents owned by, or licensed to, VSEA will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to it. VSEA could incur substantial costs and diversion of management resources in defending itself in suits brought against it or in suits in which it may assert its patent rights against others. If the outcome of any such litigation is unfavorable to VSEA, its business and results of operations could be materially adversely affected. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

There may also be pending or issued patents of which VSEA is not aware held by parties not affiliated with VSEA that relate to its products or technologies. In the event that a claim relating to proprietary technology or information is asserted against VSEA, it may need to acquire licenses to, or contest the validity of, a competitor's proprietary technology. There can be no assurance that any license required under any such competitor's proprietary technology would be made available on acceptable terms or that VSEA would prevail in any such contest. If the outcome of any such contest is unfavorable to VSEA, its business and results of operations could be materially adversely affected. From time to time, VSEA has received notices from, and has issued notices to, third parties alleging infringement of patent or other intellectual property rights relating to its products. Such claims are often, but not always, settled by mutual agreement on a satisfactory basis without litigation. In June of 1997, Applied Materials filed suit against Varian alleging that several products from its former TFS business infringed upon four of Applied Materials' patents. See "Business - Legal Proceedings." There can be no assurance that VSEA or its licensors or suppliers will not be subject to additional claims of patent infringement or that any such claims will not require that VSEA pay substantial damages or delete certain features from its products or both.

VSEA relies on a combination of copyright, trade secret and other laws, and contractual restrictions on disclosure, copying and transferring title, including confidentiality agreements with its vendors, strategic partners, co-developers, employees, consultants and other third parties, to protect its proprietary rights. There can be no assurance that such protections will prove adequate and that contractual agreements will not be breached, that VSEA will have adequate remedies for any such breaches, or that its trade secrets will not otherwise become known to or independently developed by others. VSEA has trademarks, both registered and unregistered, that are maintained and enforced to provide customer recognition for its products in the marketplace. There can be no assurance that VSEA's trademarks will not be used by unauthorized third parties. VSEA also have agreements with third parties that provide for licensing of patented or proprietary technology. These agreements include royalty-bearing licenses and technology cross-licenses. The loss by VSEA of its license agreements with Applied Materials and Tokyo Electron Limited ("TEL") could have a material adverse effect on VSEA's business. See "Business - Patent and Other Proprietary Rights."

Environmental Liabilities

VSEA's operations are subject to various foreign, federal, state and/or local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. This includes discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous substances. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of a product's useful life. These laws have the effect of increasing costs and potential liabilities associated with the conduct of such operations.

Varian has been named by the U.S. Environmental Protection Agency or third parties as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), at eight sites where Varian is alleged to have shipped manufacturing waste for recycling or disposal. Varian is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, foreign, federal, state and/or local agencies at certain current or former Varian facilities (including facilities disposed of in connection with Varian's sale of its Electron Devices business during fiscal year 1995, and the sale of its TFS business during fiscal year
1997). Expenditures by Varian for environmental investigation and remediation amounted to $5 million in fiscal year 1998, compared with $2 million in fiscal year 1997 and $5 million in fiscal year 1996.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. As of October 2, 1998, Varian nonetheless estimated that the future exposure for environmental investigation and remediation costs for these sites and facilities ranged in the aggregate from $22 million to $49 million. The time frame over which these costs are expected to be incurred varies with each site or facility, ranging up to approximately 30 years as of October 2, 1998. Management of Varian believes that no amount in the foregoing range of estimated future costs is more probable of being incurred than any other amount in such range and therefore Varian accrued $22 million in estimated environmental costs as of October 2, 1998. The amount accrued has not been discounted to present value.

As to other sites and facilities, Varian has gained sufficient knowledge to be able to better estimate the scope and costs of future environmental activities. As of October 2, 1998, Varian estimated that the future exposure for environmental investigation and remediation costs for these sites and facilities ranged in the aggregate from $40 million to $74 million. The time frame over which Varian expects to incur these costs varies with each site and facility, ranging up to approximately 30 years as of October 2, 1998. As to each of these sites and facilities, management of Varian determined that a particular amount within the range of estimated costs was a better estimate of the future environmental liability than any other amount within the range, and that the amount and timing of these future costs were reliably determinable. Together, these amounts totaled $51 million at October 2, 1998. Varian accordingly accrued $22 million, which represents its best estimate of the future costs discounted at 4%, net of inflation. This reserve is in addition to the $22 million described in the preceding paragraph.

The Distribution Agreement provides that each of VMS, VSEA and IB will indemnify the others for one-third of these environmental investigation and remediation costs, as adjusted for any insurance proceeds and tax benefits expected to be realized upon payment of these costs. For a discussion of VSEA's environmental liabilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental Matters."

The foregoing amounts are only estimates of anticipated future environmental related costs, and the amounts actually spent may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites and facilities involved. VSEA believes that most of these cost ranges will narrow as investigation and remediation activities progress.

VSEA's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and VSEA has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future that VSEA cannot now predict.

Reliance on Suppliers

Certain of the components and subassemblies included in VSEA's products are obtained from a limited group of suppliers, or in some cases a single-source supplier, including magnets and high-voltage power supplies/accelerators. The loss of any of these suppliers, including any single-source supplier, would require obtaining one or more replacement suppliers as well as potentially requiring a significant level of product development to incorporate new parts into VSEA's products. VSEA believes that alternative sources for such components may generally be obtained when necessary, although the need to change suppliers or to alternate between suppliers might cause material delays in delivery or significantly increase its costs. Although Varian has historically obtained and VSEA expects to obtain limited insurance to protect against loss due to business interruption from these and other sources, there can be no assurance that such coverage will be adequate or that such coverage will continue to remain available on acceptable terms, if at all. Although VSEA seeks to reduce its dependence on these limited source suppliers, disruptions or loss of certain of these sources, including the ones referenced above, could have a material adverse effect on VSEA's business and results of operations and could result in damage to customer relationships. See "Business -
 Manufacturing."

Dependence on Key Personnel

VSEA's future success depends to a significant extent on the continued service of certain of its key managerial, technical and engineering personnel, and its continuing ability to attract, train and retain highly qualified engineering, technical and managerial personnel. Competition for such personnel is intense, particularly in the labor markets around the VSEA facilities in the Boston, Massachusetts area. The available pool of qualified candidates is limited and there can be no assurance that VSEA can retain its key engineering, technical and managerial personnel or that it can attract, train, assimilate or retain other highly qualified engineering, technical and managerial personnel in the future. The loss of any of VSEA's key personnel or the inability of VSEA to hire, train or retain qualified personnel could have a material adverse effect on VSEA's business, results of operations and financial condition.

Potential Impact of the Year 2000 Issue

The "Year 2000" problem refers to computer programs and other equipment with embedded microprocessors ("non-IT systems") which use only the last two digits to refer to a year, and which therefore might not properly recognize a year that begins with "20" instead of the familiar "19." As a result, those computer programs and non-IT systems might be unable to operate or process accurately certain date-sensitive data before or after January 1, 2000. Because VSEA relies heavily on computer programs and non-IT systems, and on third parties which themselves rely on computer programs and non-IT systems, the Year 2000 problem if not addressed could adversely affect VSEA's business, results of operations or financial condition.

Failure to accurately assess and correct VSEA's Year 2000 problems and/or those of its key suppliers would likely result in interruption of certain of VSEA's normal business operations, which could have a material adverse effect on VSEA's business, results of operations or financial condition. If VSEA does not adequately identify and correct Year 2000 problems in its information systems it could experience interruptions in its operations, including manufacturing, order processing, receivables collection and accounting, such that there would be delays in product shipments, lost data and a consequential impact on revenues, expenditures and financial reporting. If VSEA does not adequately identify and correct Year 2000 problems in its non-IT systems it could experience interruptions in its manufacturing and related operations, such that there would be delays in product shipments and a consequential impact on revenues. If VSEA does not adequately identify and correct Year 2000 problems in its previously-sold products it could experience warranty or product liability claims by users of products which do not function correctly. If VSEA does not adequately identify and correct Year 2000 problems of the significant third parties with which it does business it could experience interruptions in the supply of key components or services from those parties, such that there would be delays in product shipments or service and a consequential impact on revenues. VSEA does not expect to be 100% Year 2000 compliant by the end of 1999 and given the inherent complexity of the Year 2000 problem, there can be no assurance that actual costs will not be higher than currently anticipated or that corrective actions will not take longer than currently anticipated to complete. Risk factors which might result in higher costs or delays include the ability to identify and correct in a timely fashion Year 2000 problems; regulatory or legal obligations to correct Year 2000 problems in previously-sold products; possible liability for personal injury if a safety hazard relating to Year 2000 problems is not identified and corrected; ability to retain and hire qualified personnel to perform assessments and corrective actions; the willingness and ability of critical suppliers to assess and correct their own Year 2000 problems, including the products they supply to VSEA; and the additional complexity which will likely be caused by undertaking during fiscal year 1999 and fiscal year 2000 the separation of currently shared enterprise information systems as a result of the Distribution.

Because of uncertainties as to the extent of Year 2000 problems with VSEA's previously-sold products and the extent of any legal obligation of VSEA to correct Year 2000 problems in those products, VSEA cannot yet assess its risks with respect to those products. Because its assessments are not yet complete, VSEA cannot yet conclude that the failure of critical suppliers to assess and correct Year 2000 problems is not reasonably likely to have a material adverse effect on its results of operations. For a discussion regarding VSEA's state of readiness, costs associated with becoming Year 2000 compliant and contingency plans relating to Year 2000, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000."

                                THE DISTRIBUTION

General

The Board of Directors of Varian has approved (subject to the satisfaction of the conditions to the Distribution discussed under " - Conditions; Termination" and the actual declaration of the special dividend in respect of the Distribution) a plan to distribute the outstanding shares of VSEA Common Stock and the outstanding shares of IB Common Stock to all holders of the outstanding shares of Varian Common Stock. In the Distribution, each stockholder of record of Varian as of the Distribution Record Date will receive as special dividends one share of VSEA Common Stock and one share of IB Common Stock for each share of Varian Common Stock held on the Distribution Record Date and would retain the shares of Varian Common Stock held by such holder immediately prior to the Distribution.

Reasons for the Distribution

The Board of Directors of Varian approved the Distribution for the following principal reasons:

  Management Focus. Varian's three businesses have different dynamics and business cycles, serve different marketplaces and customer bases, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. Varian believes that separating its businesses into independent public companies, each with its own management team and board of directors, is necessary to address current and future management issues and considerations that result from operating these diverse businesses within a single company. The separation will enable the management of each business to manage that business, and to adopt and implement strategies for that business, solely with regard to the needs and objectives of that business. In addition, as a result of the separation, the management of each business will be able to devote its full attention to managing that business.

  Capital Structure. Varian believes that the Distribution will allow each of the companies to organize its capital structure and allocate its resources to support the very different needs and goals of the particular business. The stock buy-back program can be discontinued, or dividends eliminated, freeing cash for acquisition and growth opportunities for IB and VMS and permitting VSEA conserve cash for use in the cyclical downturns in its industry. Capital borrowings can be tailored to the specific needs of the various business units. Each business will be able to allocate its resources without considering the needs of the other businesses.

  Attracting and Retaining Key Employees. Varian's management believes that the ability to attract and retain key personnel is fundamental to its ability to further the technology required to maintain a leadership position in its business. In particular, under the existing corporate structure, Varian has been unable to offer equity-based compensation linked specifically to the performance of each separate business. The Distribution would enable each company to establish focused equity-based compensation programs that should enable each of them to better attract and retain key personnel.

  Acquisition Activities. Varian believes that growth through acquisition is an important ingredient of the future success of IB and VMS. Such acquisitions and growth would be financed in part through the issuance of capital stock. It is expected that the Distribution will increase the availability and decrease the cost of raising equity capital. Varian's management believes that, as a result of the Distribution, each company will have a more attractive currency, its stock, through which to make acquisitions.

  Investor Understanding. Debt and equity investors and securities analysts should be able to better evaluate the financial performance of each company and their respective strategies, thereby enhancing the likelihood that each will achieve appropriate market recognition. The stock of each of the three companies will also appeal to investors with differing investment objectives and risk tolerance, and will allow potential investors to focus their investments more directly to the areas of their primary interest.

  Cost Savings. Each company should be able to rationalize better its organizational structure after the Distribution. Accordingly, the administrative and organizational costs of each company, taken together, should be reduced from the aggregate levels experienced by Varian prior to the Distribution.

Manner of Effecting the Distribution

The distribution of VSEA Common Stock and IB Common Stock will be made on the Distribution Date to stockholders of record as of the Distribution Record Date. Varian will declare a special dividend to stockholders of record of Varian as of the Distribution Record Date of shares of VSEA Common Stock and of shares of IB Common Stock.

On or prior to the Distribution Date, all outstanding shares of VSEA Common Stock and IB Common Stock will be delivered to the Distribution Agent. As soon as practicable after the VSEA Common Stock and IB Common Stock have been distributed, stock distribution statements reflecting ownership of shares of VSEA Common Stock and IB Common Stock will be mailed by the Distribution Agent to holders of record as of the Distribution Record Date to reflect the distribution of one share of VSEA Common Stock and one share of IB Common Stock for each share of Varian Common Stock held on the Distribution Record Date. All such shares will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. The shares of VSEA Common Stock and IB Common Stock to be transferred to Varian's stockholders in the Distribution will be initially issued to Varian as consideration for the transfer of the Semiconductor Equipment Business and the Instruments Business, respectively.

No holder of Varian Common Stock will be required to pay any cash or other consideration for the shares of VSEA Common Stock and IB Common Stock received in the Distribution or to surrender or exchange shares of Varian Common Stock in order to receive shares of VSEA Common Stock or IB Common Stock.

The Board of Directors of VSEA will adopt the Rights Plan before the Distribution. Stock distribution statements evidencing shares of the VSEA Common Stock issued in the Distribution will therefore include the same number of Rights issued under the Rights Plan. See "Description of the Capital Stock -
 Rights Plan."

Federal Income Tax Aspects of the Distribution

Varian has conditioned the Distribution on the receipt of the Tax Ruling from the IRS under Sections 355 and 368 of the Code, in form and substance satisfactory to the Board of Directors of Varian. The Tax Ruling is expected to be substantially to the following effect:

  (1) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) any holder of Varian Common Stock as a result of the Distribution.

  (2) The aggregate basis of the Varian Common Stock, VSEA Common Stock and IB Common Stock in the hands of each holder of Varian Common Stock will be the same as the basis of Varian Common Stock held by the holder immediately before the Distribution, allocated in proportion to the fair market value of each.

  (3) The holding period of the IB Common Stock and VSEA Common Stock received in the Distribution by each holder of Varian Common Stock will include the period during which such holder held Varian Common Stock with respect to which the Distribution is made, provided that such common stock is held as a capital asset by such holder on the Distribution Date.

  (4)  No gain or loss will be recognized by Varian upon the Distribution.

Application has been made to the IRS for the Tax Ruling. As of the date hereof, the IRS has not yet issued the Tax Ruling. Varian believes and has been advised by its outside tax advisors that the positions asserted by Varian in requesting the Tax Ruling are consistent with the Code and the rules and regulations promulgated thereunder. However, there is no certainty that the IRS will issue a favorable ruling. The receipt of the Tax Ruling from the IRS, in form and substance satisfactory to the Board of Directors of Varian, is a condition to the Distribution.

The Tax Ruling, while generally binding upon the IRS, will be based on certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, the holdings of such ruling would be jeopardized. Varian is not aware of any facts or circumstances that would cause such representations and assumptions to be incorrect in any material respect. Each of Varian, VSEA and IB has agreed to certain restrictions on their future actions to provide further assurances that Section 355 of the Code will apply to the Distribution. See " - Relationship Among VMS, IB and VSEA After the Distribution - Tax Sharing Agreement."

The Board of Directors of Varian has reserved the right to waive the receipt of such Tax Ruling as a condition to consummation of the Distribution. The Board of Directors of Varian will not waive the requirement of receipt of a favorable Tax Ruling from the IRS unless Varian receives an opinion of counsel that (1) no gain or loss will be recognized by any holder of Varian Common Stock as a result of the Distribution and (2) no gain or loss will be recognized by Varian upon the Distribution (the "Tax Opinion"). See " - Conditions; Termination." In the event the Board of Directors of Varian waives the receipt of the Tax Ruling and proceeds to consummate the Distribution based on the Tax Opinion, the Tax Opinion would represent that tax counsel's best judgment, but would not be binding on the IRS or any court. Because certain requirements of Section 355 of the Code, including those pertaining to business purpose and absence of a device for distribution of earnings and profits, as well as the requirements of
Section 355(e), discussed below, are dependent on factual interpretations, are to a significant extent subjective in nature and have a relative absence of authority addressing their application to the particular facts presented by the Distribution, there can be no absolute assurance that the IRS or a court would not reach a conclusion different from the conclusion in the Tax Opinion.

If one or both of the distributions comprising the Distribution fail to qualify as a tax-free spin-off under Section 355 of the Code, then VMS will recognize gain equal to the difference between the fair market value of the stock of the nonqualifying company or companies and Varian's adjusted tax basis in such stock. If VMS were to recognize gain on one or more of the distributions, such gain and the resulting tax liability likely would be very substantial.

Furthermore, if either distribution were not to qualify as a tax-free spin-off under Section 355 of the Code, each holder of Varian Common Stock who receives shares of VSEA Common Stock and IB Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the VSEA Common Stock or IB Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Varian's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Varian Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of Varian Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such common stock.

Section 355(e), which was added to the Code in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired (a "50% Ownership Shift") by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary that occurs within two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Among the factual representations made by Varian to the IRS in connection with the requested Tax Ruling is the representation that each of the distributions is not part of such a plan or series of related transactions. If VMS, VSEA or IB were to undergo a 50% Ownership Shift, particularly if such 50% Ownership Shift occurred within two years after the Distribution Date, there can be no assurance that the IRS will not assert that such ownership shift occurred pursuant to a plan or series of related transactions and therefore that the Distribution is taxable under Section 355(e).

If a distribution is taxable solely under Section 355(e), VMS will recognize gain equal to the difference between the fair market value of the stock of IB and VSEA and Varian's adjusted tax basis in such stock. However, holders of Varian Common Stock would not recognize gain or loss as a result of the distributions. If VMS were to recognize gain on the distributions, such gain and the resulting tax liability likely would be very substantial.

VMS, VSEA and IB will enter into the Tax Sharing Agreement to allocate responsibility for the possible corporate tax burden resulting from the Distribution. Neither VMS, VSEA, nor IB has agreed to indemnify holders of Varian Common Stock for any taxes or other losses should either or both of the distributions fail to qualify under Section 355 of the Code. The Tax Sharing Agreement will provide that each of VMS, VSEA and IB will be responsible for any such corporate taxes to the extent that such taxes are attributable to action taken or permitted by that entity or its affiliates after the Distribution that is inconsistent with the tax treatment contemplated in the Tax Ruling. Under the Tax Sharing Agreement, if either distribution is found to be taxable but none of VMS, VSEA and IB has done anything to cause the distribution to be taxable, each company generally will be liable for one-third of those taxes. See " - Relationship Among VMS, IB and VSEA After the Distribution - Tax Sharing Agreement."

Current Treasury regulations require each holder of Varian Common Stock who receives VSEA Common Stock or IB Common Stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Varian will convey the appropriate information to each holder of record of Varian Common Stock as of the Distribution Record Date.

The foregoing summary of federal income tax consequences does not purport to cover all federal income tax consequences of the Distribution. The tax consequences may differ for stockholders that are not U.S. citizens or residents or that are otherwise subject to special treatment under the Code. Each stockholder should consult its own tax advisor regarding the federal, foreign, state and local tax consequences of the Distribution in its particular circumstances, including the application of state, local and foreign tax laws.

Listing and Trading of VSEA Common Stock

There is not currently a public market for VSEA Common Stock. It is presently anticipated that VSEA Common Stock may commence trading on a "when-issued" basis after the Distribution Record Date. The term "when-issued" means that shares can be traded by Varian stockholders prior to the time that they receive the shares of IB Common Stock and VSEA Common Stock in the Distribution. Prices at which VSEA Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the VSEA Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which VSEA Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for such stock, investor perception of VSEA and the industry in which it participates, VSEA's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of the Certificate of Incorporation and By-Laws of VSEA in effect at the time of the Distribution, which will have an anti-takeover effect. See "Delaware Law and Certain Charter and By-Law Provisions."

Shares of VSEA Common Stock distributed to Varian's stockholders will be freely transferable, except for shares of VSEA Common Stock received by persons who may be deemed to be "affiliates" of VSEA under the Securities Act of 1933 (the "Securities Act"). Persons who may be deemed to be affiliates of VSEA after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, VSEA and may include certain officers and directors of VSEA, as well as principal stockholders of VSEA. Persons who are affiliates of VSEA will be permitted to sell their shares of VSEA Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

VSEA has applied for quotation of the VSEA Common Stock on the Nasdaq National Market. VSEA initially will have approximately 5,992 stockholders of record based upon the number of stockholders of record of Varian as of December 15, 1998. For certain information regarding options to purchase VSEA Common Stock that will be outstanding after the Distribution, see "Management," and "The VSEA Omnibus Stock Plan."

Conditions; Termination

Under the terms of the Distribution Agreement, the Distribution is conditioned upon, among other things, (i) the IRS having issued the Tax Ruling in response to Varian's request in form and substance satisfactory to the Varian Board;
(ii) stockholder approval of the Distribution; (iii) the Internal Transfers having been consummated in all material respects; (iv) the VSEA Common Stock having been approved for quotation on the Nasdaq National Market or listing on a national stock exchange; (v) the IB Common Stock having been approved for quotation on the Nasdaq National

Market or listing on a national stock exchange; (vi) the Registration Statements filed by VSEA and IB with the Commission having become effective;
(vii) Varian, VSEA and IB having executed and delivered the Ancillary Agreements and such agreements being in full force and effect; (viii) no governmental authority having issued an injunction or other order, decree or ruling or enacted or promulgated a statute, rule, regulation or executive order that materially restricts, prohibits or prevents consummation of the Distribution and (ix) Warburg Dillon Read LLC having delivered an updated fairness opinion to Varian's Board of Directors. Even if all conditions are satisfied, Varian's Board of Directors has reserved the right to abandon, defer or modify the Distribution at any time prior to the Distribution Date. However, the Varian Board will not waive the requirement of receipt of a favorable Tax Ruling from the IRS unless Varian receives an opinion of counsel substantially to the effect that (1) no gain or loss will be recognized by any holder of Varian Common Stock as a result of the Distribution and (2) no gain or loss will be recognized by Varian upon the Distribution. In addition, Varian's Board of Directors will not waive any other condition to the Distribution or make any changes in the terms of the Distribution after the Distribution is approved by Varian's stockholders unless Varian's Board of Directors determines that such waivers or changes would not be materially adverse to Varian's stockholders. In determining whether any such waivers or changes would be materially adverse to Varian's stockholders, Varian's Board of Directors will consider, as appropriate, advice from its outside financial and legal advisors as well as the recommendation of management as to the potential impact of such waivers or changes on Varian and Varian's stockholders.

Future Management

Following the Distribution it is intended that VSEA will continue to conduct the Semiconductor Equipment Business in substantially the same manner in which it is currently operated. Richard A. Aurelio, who is currently Executive Vice President of Varian, will serve as President and Chief Executive Officer of VSEA following the Distribution. The other executive officers of VSEA following the Distribution will be primarily drawn from the current management of Varian. See "Management - Executive Officers."

Internal Mergers and Transfers

On or prior to the Distribution Date, Varian will effectuate certain transactions intended to allocate assets and liabilities relating to the Health Care Systems Business to VMS, assets and liabilities relating to the Semiconductor Equipment Business to VSEA and assets and liabilities relating to the Instruments Business to IB. See " - Distribution Agreement." On the Distribution Date, following the completion of the foregoing transactions, Varian will distribute the VSEA Common Stock and IB Common Stock to the holders of Varian Common Stock on the Distribution Record Date.

Relationship Among VMS, IB and VSEA After the Distribution

For the purpose of governing certain of the ongoing relationships among VMS, IB and VSEA after the Distribution and to provide mechanisms for an orderly transition, Varian, VSEA and IB have entered or will enter into various agreements, and will adopt policies, as described in this section. Varian, VSEA and IB believe that the agreements are fair to each of the parties. The services to be provided by each of the companies pursuant to the various agreements described below will be billed at their fully burdened cost to the provider and in each case the terms of these agreements have been reviewed by individuals who will have senior management positions at VSEA, VMS or IB after the Distribution.

The Distribution Agreement and the forms of the Ancillary Agreements have been filed as exhibits to the Registration Statement in respect of the registration of the VSEA Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of which this Information Statement is a part. See "Available Information." The following descriptions include a summary of all material terms of these agreements, but do not purport to be complete and are qualified by reference to the texts of such agreements, which are incorporated herein by reference.

Distribution Agreement

The Distribution Agreement provides for the terms of the Distribution, the conditions to the Distribution (see " - Conditions; Termination"), the various actions to be taken prior to the Distribution (see " - Internal Mergers and

Transfers") and the relationships among the parties subsequent to the Distribution. The Distribution Agreement provides that, from and after the Distribution Date, (i) IB shall assume, pay, perform and discharge all Instruments Liabilities (as defined in the Distribution Agreement) in accordance with their terms, (ii) VMS shall assume, pay, perform and discharge all Health Care Systems Liabilities (as defined in the Distribution Agreement) in accordance with their terms and (iii) VSEA shall assume, pay, perform and discharge all Semiconductor Equipment Liabilities (as defined in the Distribution Agreement) in accordance with their terms.

In addition, the Distribution Agreement provides for cross-indemnities that require (i) IB to indemnify VMS and VSEA (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with Instruments Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by IB,
(ii) VMS to indemnify VSEA and IB (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Health Care Systems Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by VMS and (iii) VSEA to indemnify IB and VMS (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Semiconductor Equipment Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by VSEA, and, in each case, for contribution in certain circumstances. Each of VSEA, VMS and IB also agrees to indemnify each other for one-third of the costs and expenses associated with liabilities that are unrelated to their businesses, including certain discontinued operations and environmental liabilities associated with Varian's Palo Alto facilities.

Pursuant to the Distribution Agreement, each of the parties has agreed to use commercially reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary or appropriate to consummate the transactions contemplated by the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Distribution transfers have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as promptly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

The Distribution Agreement (i) requires that Varian contribute cash to VSEA so that at the time of the Distribution VSEA will have $100 million in cash and cash equivalents and a Net Worth (as defined in the Distribution Agreement) of at least $150 million, and its Consolidated Debt (as defined in the Distribution Agreement) will not exceed $5 million, (ii) governs the conduct of the post-Distribution audit to be undertaken to ascertain the Net Worth of VSEA upon consummation of the Distribution, and (iii) requires that post-Distribution payments be made between the parties if, and to the extent that, as of the time of the Distribution (a) VSEA has Consolidated Debt exceeding $5 million, or less than $100 million of cash and cash equivalents or a Net Worth of less than $150 million or (b) VSEA has more than $100 million of cash and cash equivalents and a Net Worth of at least $150 million or VSEA has a Net Worth in excess of $225 million.

The Distribution Agreement also provides for the execution and delivery of certain other agreements governing the relationship among VSEA, VMS and IB at and following the Distribution. See " - Employee Benefits Allocation Agreement," " - Tax Sharing Agreement," " - Transition Services Agreement," and " - Intellectual Property Agreement."

Employee Benefits Allocation Agreement

On or prior to the Distribution Date, Varian, VSEA and IB will enter into an employee benefits allocation agreement (the "Employee Benefits Allocation Agreement") providing for the allocation of certain liabilities and responsibilities with respect to employee compensation, benefits and labor matters. The allocation of responsibility and adjustments to be made pursuant to the Employee Benefits Allocation Agreement are substantially consistent with the existing rights of Varian's employees under Varian's various compensation plans, with the understanding that each party will have sole responsibility for determining the benefits it will provide its employees following the Distribution. The Employee Benefits Allocation Agreement will generally provide that, effective as of the Distribution Date, each of VSEA and IB will, or will cause one or more of its subsidiaries to, assume or retain, as the case may be, all liabilities of Varian, to the extent unpaid as of the Distribution Date, under Varian's employee benefit plans, policies, arrangements, contracts and agreements, including collective bargaining agreements, with respect to employees who on or after the Distribution Date will be employees of VSEA or its subsidiaries or IB or its subsidiaries. The Employee Benefits Allocation Agreement will also provide that VMS generally will, or will cause one of its subsidiaries to, assume or retain, as the case may be, all liabilities under Varian's employee benefit plans, policies, arrangements, contracts and agreements, including collective bargaining agreements, with respect to employees who on or after the Distribution Date will be employees of VMS or its subsidiaries. The Employee Benefits Allocation Agreement will also provide that each of VSEA, IB and VMS will generally indemnify the others for one-third of the administrative costs associated with liabilities to individuals who were former Varian employees as of the Distribution Date.

Defined Contribution Plans

Active participation in the Varian Associates, Inc. Retirement and Profit-Sharing Program (the "Varian Profit-Sharing Plan") by VSEA and IB employees will terminate on the Distribution Date.

Effective as of the Distribution Date, VSEA will establish a defined contribution plan for the benefit of its employees. As promptly as practicable after the Distribution, VMS will cause to be transferred to the VSEA defined contribution plan the account balances in, and the liabilities of, the Varian Profit-Sharing Plan to each employee of VSEA who elects to so transfer. VSEA will assume the administrative costs associated with the Varian Profit-Sharing Plan accounts of VSEA employees who do not elect a transfer. VSEA, IB and VMS will also each indemnify the others for one-third of the administrative costs associated with the accounts of individuals who were former Varian employees as of the Distribution Date or whose employment will terminate pursuant to severance agreements in connection with the Distribution.

Non-U.S. Employee Benefits

Non-U.S. employee benefits will be subject to the general principles of the Employee Benefits Allocation Agreement. To the extent practicable, VSEA or its subsidiaries will each assume or retain, as the case may be, any and all pension liabilities and attendant plans and their assets related to the employees of VSEA or its subsidiaries post-Distribution. If a person is employed by a non-U.S. subsidiary of VSEA but the associated liabilities are held by another of VMS, VSEA or IB, the entity employing the employees will indemnify the entity holding the liabilities. VSEA, IB and VMS will also each indemnify the others for one-third of the employee benefit liabilities associated with former employees of non-U.S. subsidiaries.

Stock Options and Other Awards

Stock options and restricted stock awards (collectively, "stock awards") of Varian are currently outstanding under Varian's 1982 Non-Qualified Stock Option Plan and the Varian Omnibus Stock Plan (collectively, the "Plans"). The treatment after the Distribution of stock awards that are outstanding prior to the Distribution is designed to preserve, as a general matter, the economic value of each stock award. In addition, the treatment of outstanding stock awards of individuals who will continue their employment with VSEA is designed to provide an incentive for such employees to remain employed with VSEA and to benefit by their efforts to increase the market value of the VSEA Common Stock.

Treatment of Awards Held by Employees of VSEA

It is expected that the Varian stock options held by those individuals who will become employees of VSEA will be replaced with substitute stock options to purchase VSEA Common Stock under the VSEA Omnibus Stock Plan discussed below under "The VSEA Omnibus Stock Plan." Although such individuals are not contractually required to surrender their Varian stock options, it is expected that such individuals will do so in order to have their stock options relate to shares of the company with which they are employed after the Distribution, to preserve unvested options and to maintain the ability to exercise stock options that would otherwise expire due to termination of their employment with

Varian. The surrender of such stock options will be encouraged by Varian and VSEA because Varian's and VSEA's management believe the efforts of key employees should be directed toward enhancing the value of their employer's stock.

Such substitute options will be designed to preserve the economic value of the related Varian stock options, and the vesting and expiration dates and other terms of the related awards will remain in effect under the VSEA substitute stock options. In order to obtain such substitute stock options, the employees will be required to surrender their unexercised Varian stock options. Replacement of surrendered Varian stock options is believed to be beneficial to VSEA and its stockholders because it will allow VSEA to provide meaningful compensation incentives to its key employees. Since, except for option price and number of shares, all terms and conditions of Varian stock options will apply to the substitute stock options, the vesting provisions of the substitute options are expected to provide a continuing incentive for key employees to remain in the employ of VSEA after the Distribution. If an VSEA employee does not elect to receive a substitute option, the unvested portion of the employee's Varian option will expire upon the Distribution Date and the employee will generally have three months to exercise the vested portion for VMS Common Stock.

The option exercise price of substitute VSEA stock options will be determined by multiplying the exercise price of the Varian stock option by a fraction, the numerator of which will be the closing price of VSEA Common Stock on the Distribution Date and the denominator of which will be the closing price of Varian Common Stock on the Distribution Date. The number of shares of VSEA Common Stock subject to substitute options will be determined by multiplying the number of shares of Varian Common Stock covered by the Varian stock option by a fraction, the numerator of which will be the closing price of Varian Common Stock on the Distribution Date and the denominator of which will be the closing price of VSEA Common Stock on the Distribution Date. If the Distribution Date is not a trading day for the New York Stock Exchange or the Nasdaq National Market, the foregoing prices will be calculated based on the closing price for the trading day immediately preceding the Distribution Date.

Unvested Varian restricted stock held by continuing employees of VSEA will vest immediately prior to the Distribution.

As of December 15, 1998, there were approximately 846,603 shares of Varian Common Stock subject to outstanding stock options held by individuals who will be employees of VSEA. It is impossible to predict with certainty how many shares of VSEA Common Stock will be subject to substitute VSEA stock options after the Distribution Date, since it is expected that some Varian stock options held by individuals who will become employees of VSEA will be exercised prior to the Distribution Date. The balance of unexercised Varian stock options will be adjusted according to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of VSEA are, however, likely to experience some dilutive impact from the above-described adjustments.

Treatment of Awards Held by Employees Whose Employment will Terminate in Connection with the Distribution

Employees of Varian whose employment will terminate in connection with the Distribution (other than seven employees whose employment will terminate pursuant to severance agreements) will be permitted to elect to exchange their Varian stock options for stock options with respect to VMS Common Stock, IB Common Stock and VSEA Common Stock. Individuals who so elect will have one-third of the unexercised portion of their Varian stock options exchanged for each of VMS stock options, IB stock options and VSEA stock options. The seven employees whose employment will terminate pursuant to severance agreements will receive this exchange on a mandatory basis. Employees whose options are exchanged in this manner will have the unvested portion of their Varian options as of the Distribution Date vested immediately prior to the Distribution or, if later, immediately prior to termination of the employment of such employees.

As of December 15, 1998, there were approximately 521,145 shares of Varian Common Stock subject to outstanding stock options held by employees whose employment will terminate in connection with the Distribution (excluding stock options held by Mr. O'Rourke, a current director of Varian who is expected to serve as a director of VSEA following the Distribution). It is impossible to predict with certainty how many shares of VSEA Common Stock will be subject to these stock options after the Distribution Date, since it is expected that some Varian stock options held by these individuals will be exercised prior to the Distribution Date. In addition, the balance of unexercised Varian stock options will be adjusted according to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of VSEA are, however, likely to experience some dilutive impact from the above-described adjustments.

Treatment of Awards Held by Directors

Varian stock options held by directors of Varian will be adjusted in the same manner as Varian stock options held by employees whose employment will terminate in connection with the Distribution; provided that the unvested portion of their Varian options will not vest immediately prior to the Distribution. Accordingly, these individuals will be permitted to exchange their Varian stock options for stock options with respect to VMS Common Stock, IB Common Stock and VSEA Common Stock.

As of December 15, 1998, there were approximately 791,000 shares of Varian Common Stock subject to outstanding stock options held by current directors (including Mr. O'Rourke). It is impossible to predict with certainty how many shares of VSEA Common Stock will subject to these stock options after the Distribution Date, since it is expected that some Varian stock options held by these individuals will be exercised prior to the Distribution Date. In addition, the balance of unexercised Varian stock options will be adjusted pursuant to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of VSEA are, however, likely to experience some dilutive impact from the above-described adjustments.

Tax Sharing Agreement

Varian, VSEA and IB will enter into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to federal, state, foreign and other income or franchise taxes relating to Varian's businesses for tax periods prior to, including and following the Distribution and with respect to certain other tax matters. In general, VMS will be responsible for consolidated federal income taxes, consolidated or combined state income taxes and separate state income taxes of Varian and its subsidiaries through the Distribution Date. Liability through the Distribution Date will be determined based on a closing of the books. Liability for foreign income taxes and non-income taxes will generally be allocated to the legal entity on which such taxes are imposed, except for taxes transferred on the closing balance sheets. Adjustments to the reported tax liability for tax periods through the Distribution Date will be shared equally by the three companies.

In general, and except as provided below, taxes resulting from the Distribution will be the responsibility of the legal entity on which such taxes are imposed. However, each of IB and VSEA will be responsible for any such taxes resulting from income or gain from the Distribution to the extent that such taxes are attributable to action taken or permitted by that entity or its affiliates after the Distribution that is inconsistent with the tax treatment contemplated in the Tax Ruling requested from the IRS. Each of VMS, VSEA and IB will covenant and agree not to take or permit certain actions inconsistent or potentially inconsistent with the requested Tax Ruling before January 1, 2002, unless such action has been consented to by the other companies or approved by a supplemental ruling from the IRS or an unqualified opinion of independent nationally recognized tax counsel acceptable to each of the companies. These agreements could restrict the ability of VMS, VSEA or IB to engage in certain corporate transactions, redeem stock, dispose of assets except in the ordinary course of business, or be the target of an acquisition transaction, during that period. Adjustments to the anticipated income taxes resulting from the Distribution that are not attributable to action inconsistent with the Tax Ruling will be shared equally by the three companies. Furthermore, if with respect to VMS, VSEA or IB, the aggregate taxes shown on the initial tax returns filed after the Distribution (or the amounts paid with respect to such taxes) relating to periods prior to the Distribution Date exceed the aggregate amounts accrued with respect thereto on the closing balance sheets, by more than $1,000,000, the company with the unanticipated tax burden may propose a sharing of such amounts among the three companies. If the three companies cannot agree to a fair and equitable sharing of the excess taxes, the matter will be submitted to a mutually acceptable nationally recognized accounting firm for resolution. See " - Federal Income Tax Aspects of the Distribution."

Transition Services Agreement

On or prior to the Distribution Date, Varian, VSEA and IB will enter into a Transition Services Agreement providing for (i) the sharing of facilities and equipment for a temporary period not to exceed one year, (ii) the provision of employees and sharing of certain third-party services to provide treasury, tax, accounting, payroll, human resources and similar and related functions for a temporary period not to exceed one year and (iii) the provision of information services personnel for a period extending until June 30, 2000. Compensation for all services and facilities provided under the Transition Services Agreement will be on a fully burdened cost reimbursement basis. The management of each of VMS, IB and VSEA presently expects that its company will be able to provide these services for itself after the applicable transition period without additional material expense, although no assurance can be given that this will be the case. Each party has the right to terminate certain transition services arrangements upon a material breach by the other party thereto.

Intellectual Property Agreement

On or prior to the Distribution Date, Varian, VSEA and IB will enter into an Intellectual Property Agreement providing for allocation among these companies and their respective subsidiaries and associated companies of rights in the Intellectual Property (as defined in the Distribution Agreement), including patents, copyrights, trademarks, software and trade secrets, owned by Varian prior to the Distribution and for the licensing of certain of such Intellectual Property thereafter. The Intellectual Property Agreement is to provide VMS, VSEA and IB, and their respective subsidiaries and associated companies, with those continuing rights and licenses in such Intellectual Property following the Distribution Date necessary for the continued conduct of their respective businesses.

Under the terms of the Intellectual Property Agreement, the Intellectual Property that relates primarily to the Semiconductor Equipment Business and the Instruments Business will be transferred to VSEA and IB, respectively, with VMS retaining the Intellectual Property that relates primarily to the Health Care Systems Business. Each company will grant a non-exclusive, perpetual, royalty-free license under the Intellectual Property that it owns to the other two companies for use in their respective fields. More specifically, as of the Distribution Date, each of VMS, VSEA and IB will hold certain rights in the mark "VARIAN," the "VA" logo and other rights to various trademarks, service marks, and trade names containing the word "VARIAN."

                            SELECTED FINANCIAL DATA

The following table presents selected historical financial data of the Semiconductor Equipment Business. The information set forth below should be read in conjunction with "Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations " and the historical financial statements and notes thereto of the Semiconductor Equipment Business included elsewhere in this Information Statement. The statement of earnings data set forth below for the fiscal years ended October 2, 1998, September 26, 1997 and September 27, 1996 and the balance sheet data at October 2, 1998 and September 26, 1997 are derived from, and are qualified by reference to, the audited financial statements of the Semiconductor Equipment Business included elsewhere in this Information Statement. The statement of earnings data for the fiscal years 1995 and 1994 and the balance sheet data at fiscal year end 1996, 1995 and 1994 are derived from unaudited financial data of the Semiconductor Equipment Business not included in this Information Statement.

The historical financial information may not be indicative of the Semiconductor Equipment Business' future performance and does not necessarily reflect what the financial position and results of operations of the Semiconductor Equipment Business would have been had the Semiconductor Equipment Business operated as a separate, stand-alone entity during the periods presented.

                                              Fiscal
                                               Years
                           ----------------------------------------------------
                               1998    1997(/1/)      1996      1995      1994
                           --------- ---------------------- --------- ---------
                          (Dollars in millions, except per share amounts)
Statement of Earnings
 Data
Revenue..................  $   342.9    $   448.3 $   667.2 $   660.7 $   476.6
Operating Earnings before
 Taxes...................       16.3        105.9     122.3      92.5      39.2
Taxes on earnings........        4.9         34.9      43.0      33.8      12.8
Net Earnings.............       11.4         71.0      79.3      58.7      26.4
Pro Forma Net Earnings
 Per Share(/2/)..........  $    0.38    $    2.33 $    2.56 $    1.74 $    0.77
Balance Sheet Data at
 Year End
Total assets.............  $   224.6    $   233.3 $   312.1 $   275.8 $   242.2

-------
(1) Fiscal year 1997 results include a $51.0 million pre-tax gain ($33.2 million after-tax or $1.09 pro forma per share) on the sale of the Thin Film Systems business.
(2) The computation of pro forma net earnings per share is based on the weighted average number of shares of Varian Common Stock outstanding during the respective periods, reflecting the anticipated ratio of one share of VSEA Common Stock for each share of Varian Common Stock outstanding at the time of the Distribution.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of financial condition and results of operations is based upon and should be read in conjunction with the combined financial statements of the Semiconductor Equipment Business and notes thereto included elsewhere in this Information Statement, as well as the information contained under "Business" and "Risk Factors." The combined financial statements of the Semiconductor Equipment Business generally reflect the results of operations, financial position and cash flows of the operations expected to be transferred to VSEA in connection with the Internal Transfers and Distribution. Accordingly, the Semiconductor Equipment Business' combined financial statements have been carved out from the consolidated financial statements of Varian using the historical results of operations and historical basis of the assets and liabilities of the Semiconductor Equipment Business. The combined financial statements include, among other things, allocations of certain Varian corporate assets (including pension assets), liabilities (including profit-sharing and pension benefits) and expenses (including legal, accounting, employee benefits, insurance services, information technology services, treasury and other Varian corporate overhead) to the Semiconductor Equipment Business using the allocation methodology described in Note 1 of the Notes to the Semiconductor Equipment Business Combined Financial Statements. The combined financial statements do not reflect any changes that may occur in the financing and operations of VSEA as a result of the Distribution.

Results of Operations

Fiscal Year

VSEA's fiscal years reported are the 52- or 53-week periods which ended on the Friday nearest September 30. Fiscal year 1998 comprises the 53-week period ended on October 2, 1998. Fiscal years 1997 and 1996 comprise the 52-week periods ended on September 26, 1997 and September 27, 1996, respectively.

Fiscal Year 1998 Compared to Fiscal Year 1997

Revenue. VSEA's revenue of $343 million in fiscal year 1998 was 24% lower than its revenue of $448 million in fiscal year 1997. Adjusted for revenue attributable to the former Thin Films Systems ("TFS") business sold in June 1997, VSEA's revenue was 10% lower in fiscal year 1998 than in fiscal year 1997. Starting in the first half of fiscal year 1998, the semiconductor industry began to experience a significant worldwide slowdown in equipment demand, brought about by depressed device pricing, excess capacity and the Asian financial crisis, all of which contributed to the lower revenue. Fourth quarter revenue of $42 million in fiscal year 1998 was 63% lower than the $115 million of fourth quarter revenue in fiscal year 1997.

International revenue was $239 million, or 70% of VSEA's revenue, in fiscal year 1998, compared to $231 million, or 52% of revenue, in fiscal year 1997. When adjusted for revenue attributable to the TFS business, international revenue was $208 million, or 55% of revenue, in fiscal year 1997. VSEA's North American (primarily United States) revenue dropped from 45% of revenue in fiscal year 1997 to 30% of revenue in fiscal year 1998, while its Europe region revenue rose from 11% of revenue in fiscal year 1997 to 19% of revenue in fiscal year 1998. The aggregate of Taiwan, Japan and Korea revenue increased as a percentage of revenue, representing 39% of revenue in fiscal year 1997 and 45% of revenue in fiscal year 1998, with Taiwan accounting for most of the percentage increase in revenue.

The semiconductor industry has been experiencing a slowdown of product demand and extreme volatility in product pricing. This slowdown and volatility have caused the semiconductor industry to reduce significantly or delay purchases of semiconductor manufacturing equipment and construction of new fabrication facilities. This slowdown and volatility are expected to continue throughout fiscal year 1999. These conditions have adversely affected and will continue to adversely affect VSEA's results of operations.

Royalty income decreased by $20 million or 65% in fiscal year 1998, compared to fiscal year 1997. Royalty income in fiscal year 1998 was primarily attributable to royalty bearing license agreements with Applied Materials and TEL for gas-assisted wafer heat transfer patents, and a royalty bearing license agreement with TEL for the use of MB/2/ technology, co-developed by Varian and TEL. The decrease in royalty income between 1997 and 1998 resulted primarily from the cessation of contractual obligations for TEL to pay royalties in connection with termination of a distribution agreement between TEL and Varian in the first quarter of fiscal year 1998, with the effect that royalties therefrom amounted to $3 million in fiscal year 1998 compared to $19 million in fiscal year 1997. Fiscal year 1999 royalty income is also anticipated to be lower than fiscal year 1998 royalty income.

Gross Profit. VSEA's gross profit of $118 million in fiscal year 1998 was 34% of revenue, compared to $185 million, or 41% of revenue, in fiscal year 1997. Adjusted for the gross profit attributable to the TFS business, VSEA's gross profit in fiscal year 1997 was 43% of TFS-adjusted revenue. The decrease in gross profit as a percentage of revenue from fiscal year 1997 to fiscal year 1998 was primarily attributable to competitive pricing pressures encountered during the industry slowdown in the second half of fiscal year 1998, costs associated with excess capacity and the 65% decrease in royalty income.

Research and Development. Research and development expenses of $41 million in fiscal year 1998 were 12% of revenue compared to $47 million, or 11% of revenue, in fiscal year 1997. After adjusting for research and development expenses attributable to the TFS business in fiscal year 1997, research and development expenses were $30 million, or 8% of TFS-adjusted revenue, in fiscal year 1997. The increase in research and development expense, on a TFS-adjusted basis, reflects VSEA's increasing commitment to the development of new systems and processes and improving existing system capabilities. VSEA's future operating results depend on its ability to maintain a competitive advantage in the products and services it provides.

Marketing. Marketing expenses of $35 million in fiscal year 1998, down from $51 million in fiscal year 1997, were 10% of revenue in fiscal year 1998 and 11% in fiscal year 1997. Adjusted for marketing expenses attributable to the TFS business, VSEA's marketing expenses were $40 million or 11% of TFS-adjusted revenue in fiscal year 1997. The balance of the decrease was attributable to decreased volume-related expenses.

General and Administrative. General and administrative expenses of $25 million were 7% of revenue in fiscal year 1998, compared to $32 million, or 7% of revenue, in fiscal year 1997. Adjusted for general and administrative expenses attributable to the TFS business, VSEA's general and administrative expenses were $25 million, or 7% of TFS-adjusted revenue in fiscal year 1997.

Sale of Business. In June 1997, VSEA completed the sale of its TFS business. Total proceeds received from the sale of the TFS business were $146 million in cash. The gain on the sale was $33 million, net of income taxes of $18 million. A $52 million reserve was recorded to cover, among other items, purchase price disputes, retained liabilities, transaction costs, employee terminations, facilities separation costs, indemnification obligations, litigation expense and other contingencies (See Note 5 of the Notes to the Semiconductor Equipment Business Combined Financial Statements). During the remainder of fiscal year 1997, $10.3 million of this reserve was used (primarily for the cash settlement of transaction and legal indemnification and defense costs). During fiscal year 1998, an additional $7.2 million of this reserve was used (primarily for the cash settlement of transaction, employee termination, facilities separation and legal indemnification and defense costs). The reserve as of October 2, 1998 was $34 million and related to costs associated with pending litigation and indemnity obligations relating to certain patent infringement claims by Applied Materials as well as purchase price disputes with Novellus arising out of the sale of the TFS business. See "Business - Legal Proceedings."

Other Charges. In the fourth quarter of fiscal year 1998, VSEA recorded a charge of approximately $6 million, relating primarily to inventory write-downs of approximately $4 million and to termination benefits of approximately
$2 million for approximately 240 employees at its Massachusetts facilities. Inventory write-downs were charged to cost of revenue. At October 2, 1998, VSEA had paid approximately $1 million of these termination benefits. The remaining $1 million in termination benefits is expected to be paid by the end of the third quarter of fiscal year 1999.

Taxes on Earnings. VSEA's effective income tax rate was 30.1% in fiscal year 1998, compared to 32.9% in fiscal year 1997. These rates are lower than the U.S. federal statutory rate principally due to the tax benefits arising from the use of a foreign sales corporation, tax credits and joint venture income. The fiscal year 1998 rate was less than the fiscal year 1997 rate as the tax credits in 1998 produced a higher tax benefit. Future tax rates may vary from the historic rates depending on the worldwide allocations of earnings and tax planning strategies.

Net Earnings. Net earnings were $11 million ($0.38 pro forma per share) or 3% of revenue in fiscal year 1998. This represented an 84% reduction from the $71 million of net earnings ($2.33 pro forma per share) or 16% of revenue in fiscal year 1997. The decrease in net earnings primarily reflects the sale of the TFS business, which provided an after-tax gain of $33 million ($1.09 pro forma per share) in fiscal year 1997, and the other factors described above.

Fiscal Year 1997 Compared to Fiscal Year 1996

Revenue. VSEA's revenue of $448 million in fiscal year 1997 was 33% lower than its revenue of $667 million in fiscal year 1996. Adjusted for revenue attributable to the TFS business, VSEA's revenue was 26% lower in fiscal year 1997 than in fiscal year 1996. Beginning in the later half of fiscal year 1996, the semiconductor equipment industry began to experience a slowdown. The slowdown was a product of excess capacity and sharply decreasing device prices within the DRAM market segment. This slowdown lasted through the first half of fiscal year 1997, when industry conditions began to improve slightly as a result of strengthening demand from logic and microprocessor device manufacturers, primarily located in Taiwan.

International revenue was $231 million, or 52% of VSEA's revenue in fiscal year 1997, compared to $430 million, or 64% of revenue, in fiscal year 1996. VSEA's North American (primarily United States) and Europe region revenue were 45% and 11% of revenue, respectively, in fiscal year 1997 compared to 34% and 12% of revenue, respectively, in fiscal year 1996. The aggregate of Taiwan, Japan and Korea revenue as a percentage of revenue was 39% in fiscal year 1997, compared to 50% in fiscal year 1996. Adjusted for revenue attributable to the TFS business, international revenue was $208 million, or 55% of VSEA's revenue in fiscal year 1997, compared to $342 million, or 67% of revenue, in fiscal year 1996.

Royalty income increased 8% in fiscal year 1997, compared to fiscal year 1996, primarily because of increased royalties for the license agreement with TEL for the use of MB/2/ technology.

Gross Profit. VSEA's gross profit of $185 million in fiscal year 1997, and $267 million in fiscal year 1996, represented 41% and 40% of revenue in fiscal year 1997 and fiscal year 1996, respectively. Adjusted for gross profit attributable to the TFS business, VSEA's gross profit in fiscal year 1997 was 43% of TFS-adjusted revenue compared to 42% of TFS-adjusted revenue in fiscal year 1996. The slight increase in gross profit as a percentage of revenue was due to changes in product and territory mix, particularly the increase in higher-margin medium-current system sales.

Research and Development. Research and development expenses of $47 million in fiscal year 1997 were 11% of revenue compared to $56 million, or 8% of revenue, in fiscal year 1996. Adjusted for research and development expenses attributable to the TFS business, research and development expenses represented 8% and 6% of TFS-adjusted revenue in fiscal year 1997 and fiscal year 1996, respectively. The $8 million reduction in research and development expenses from fiscal year 1996 to 1997 was primarily due to the sale of the TFS business in fiscal year 1997.

Marketing. Marketing expenses of $51 million in fiscal year 1997 were 11% of revenue compared to $53 million, or 8% of revenue in fiscal year 1996. Adjusted for marketing expenses attributable to the TFS business, VSEA's marketing expenses were $40 million or 11% of TFS-adjusted revenue in fiscal year 1997, compared to $35 million or 7% of TFS-adjusted revenue in fiscal year 1996. The increase on a TFS-adjusted basis between the fiscal years was a result of VSEA's increased investment in process support, such as the Introduction Support Teams and Productivity Transfer Teams.

General and Administrative. General and administrative expenses of $32 million were 7% of revenue in fiscal year 1997, compared to $36 million, or 5% of revenue, in fiscal year 1996. Adjusted for general and administrative expenses attributable to the TFS business, VSEA's general and administrative expenses were 7% of TFS-adjusted revenue in fiscal year 1997 compared to 6% of TFS-adjusted revenue in fiscal year 1996. The reduction in general and administrative expenses between fiscal year 1996 and fiscal year 1997 was primarily due to the sale of the TFS business and decreased volume-related expenses.

Taxes on Earnings. VSEA's effective income tax rate was 32.9% in fiscal year 1997, compared to 35.1% in fiscal year 1996. The fiscal year 1997 rate was lower than the U.S. federal statutory rate principally due to the tax benefits arising from the use of a foreign sales corporation, tax credits and joint venture income. The fiscal year 1997 rate was less than the fiscal year 1996 tax rate as the fiscal year 1997 rate included a larger benefit from joint venture income.

Net Earnings. Net earnings were $71 million ($2.33 pro forma per share) or 16% of revenue in fiscal year 1997. This was 11% lower than the $79 million in net earnings ($2.56 pro forma per share) or 12% of revenue in fiscal year 1996. The decline in earnings resulting from the reduction of revenue between fiscal year 1996 and fiscal year 1997 was significantly offset by the $33 million after-tax gain ($1.09 pro forma per share) in fiscal year 1997 from the sale of the TFS business.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It is effective for VSEA's 1999 fiscal year. The impact of the implementation of SFAS No. 130 on the combined financial statements of VSEA has not yet been determined.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting (referred to as the "management" approach) and also requires interim reporting of segment information. It is effective for VSEA's 1999 fiscal year. The impact of the implementation of SFAS No. 131 on the reporting of VSEA's segment information has not yet been determined.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and is effective for VSEA's 2000 fiscal year. The impact of the implementation of SFAS No. 133 on the combined financial statements of VSEA has not yet been determined.

Liquidity and Capital Resources

VSEA's debt has historically been incurred or managed at the parent level. In connection with the Distribution, it is anticipated that VSEA will assume approximately $5 million of Varian's Notes Payable. VSEA will not be able to rely on the earnings, assets or cash flows of VMS or IB after the Distribution nor, however, will its earnings, assets or cash flows be used to contribute to the capital requirements of those entities.

Varian has used a centralized cash management system to finance its operations. Cash deposits from most of the businesses are transferred to Varian on a daily basis, and Varian funds its required disbursements. As the result, VSEA reported no cash and cash equivalents at October 2, 1998 and September 26, 1997. Pursuant to the Distribution Agreement, VSEA will receive a cash contribution from Varian such that VSEA's cash and cash equivalents equal
$100 million and its Consolidated Debt, expected to consist of Notes Payable, will not exceed $5 million. Such cash and cash equivalents are expected to represent VSEA's principal source of liquidity for the foreseeable future. See "Forecasted Capitalization." As of October 2, 1998, interest rates on Varian's outstanding Notes Payable ranged from 1.50% to 49.00%, and the weighted average interest rate on these Notes Payable was 1.96%. The specific Notes Payable that VSEA will assume in connection with the Distribution will be determined in accordance with the Distribution Agreement. See "The Distribution -
 Distribution Agreement." In addition, VSEA may enter into one or more credit facilities for working capital and other general corporate purposes after the Distribution. Any such credit facility may contain certain representations and warranties, conditions, affirmative, negative and financial covenants and events of default customary for such facilities. VSEA does not expect that it will have any outstanding borrowings under any such credit facility as of the Distribution.

VSEA generated $40 million of cash from operations in fiscal year 1998, compared to $72 million in fiscal year 1996. VSEA used $3 million of cash for operations in fiscal year 1997. Fiscal year 1998 net income (plus non-cash charges for depreciation) was $19 million. Another major source of cash was the $38 million decrease in accounts receivable, partially offset by a $26 million decrease in accounts payable and accrued liabilities, all of which were attributable to reduced volume.

VSEA used $38 million for investing activities in fiscal year 1998. Cash used for investing activities in fiscal year 1998 was primarily for the acquisitions of a product line of Genus, Inc. and the remaining minority interest in Varian Korea Ltd. This compares to $141 million generated by investing activities, primarily the sale of the TFS business, in fiscal year 1997, which was partially offset by $11 million in capital expenditures. VSEA used $22 million for investing activities in fiscal year 1996 primarily for capital expenditures.

As a consequence of the industry slowdown, VSEA currently has no plans to materially modify or expand its facilities or to make other material capital expenditures. Restructuring plans associated with the Distribution are currently being developed and may result in additional costs and expenditures. The Distribution Agreement provides that VSEA is responsible for certain litigation described under "Business - Legal Proceedings" and further provides that VSEA will indemnify IB and VMS for one-third of the costs, expenses and other liabilities of Varian relating to certain discontinued operations of Varian, including certain environmental liabilities. See "- Environmental Matters."

VSEA's liquidity is affected by many factors, some based on the normal operations of the business and others related to the uncertainties of the industry and global economies. Although VSEA's cash requirements will fluctuate based on the timing and extent of these factors, VSEA's management believes that cash generated from operations, together with the cash contribution to be made by Varian to VSEA at the time of the Distribution and VSEA's borrowing capability, will be sufficient to satisfy commitments for capital expenditures and other cash requirements for the current fiscal year and fiscal year 2000.

Environmental Matters

VSEA's operations are subject to various foreign, federal, state and/or local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. This includes discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous substances. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of a product's useful life. These laws have the effect of increasing costs and potential liabilities associated with the conduct of such operations.

Varian has been named by the U.S. Environmental Protection Agency or third parties as a potentially responsible party under CERCLA at eight sites where Varian is alleged to have shipped manufacturing waste for recycling or disposal. Varian is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, foreign, federal, state and/or local agencies at certain current or former Varian facilities (including facilities disposed of in connection with Varian's sale of its Electron Devices business during fiscal year 1995 and the sale of its TFS business during fiscal year 1997). Expenditures by Varian for environmental investigation and remediation amounted to $5 million in fiscal year 1998, compared with $2 million in fiscal year 1997 and $5 million in fiscal year 1996.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. As of October 2, 1998, Varian nonetheless estimated that the future exposure for environmental related investigation and remediation costs for these sites and facilities ranged in the aggregate from $22 million to $49 million. The time frame over which these costs are expected to be incurred varies with each site and facility, ranging up to approximately 30 years as of October 2, 1998. Management of Varian believes that no amount in the foregoing range of estimated future costs is more probable of being incurred than any other amount in such range and therefore Varian had accrued $22 million in estimated environmental costs as of October 2, 1998. The amount accrued has not been discounted to present value.

As to other sites and facilities, Varian has gained sufficient knowledge to be able to better estimate the scope and costs of future environmental activities. As of October 2, 1998, Varian estimated that the future exposure for environmental-related investigation and remediation costs for these sites and facilities ranged in the aggregate from $40 million to $74 million. The time frame over which these costs are expected to be incurred varies with each site and facility, ranging up to approximately 30 years as of October 2, 1998. As to each of these sites and facilities, management of Varian determined that a particular amount within the range of estimated costs was a better estimate of the future environmental liability than any other amount within the range, and that the amount and timing of these future costs were reliably determinable. Together, these amounts totaled $51 million at October 2, 1998. Accordingly, Varian had accrued $22 million as of October 2, 1998, which represents its best estimate of the future costs discounted at 4%, net of inflation. This accrual is in addition to the $22 million described in the preceding paragraph.

Under the Distribution Agreement, VSEA has agreed to indemnify VMS and IB for one-third of these environmental investigation and remediation costs, as adjusted for any insurance proceeds and tax benefits expected to be realized upon the payment of these costs. Accordingly, VSEA had recorded $8 million as its portion of these estimated future costs for environmental liabilities as of October 2, 1998.

The foregoing amounts are only estimates of anticipated future environmental related costs, and the amounts actually spent may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites and facilities involved. VSEA believes that most of these cost ranges will narrow as investigation and remediation activities progress.

VSEA believes that its reserves are adequate, but as the scope of its obligation becomes more clearly defined, these reserves may be modified and related charges against earnings may be made. Although any ultimate liability arising from environmental related matters described herein could result in significant expenditures that, if aggregated and assumed to occur within a single fiscal year, would be material to VSEA's financial statements, the likelihood of such occurrence is considered remote. Based on information currently available to VSEA's management and its best assessment of the ultimate amount and timing of environmental related events, management believes that the costs of these environmental related matters are not reasonably likely to have a material adverse effect on the consolidated financial statements of VSEA.

Year 2000

General. The "Year 2000" problem refers to computer programs and other equipment with embedded microprocessors ("non-IT systems") which use only the last two digits to refer to a year, and which therefore might not properly recognize a year that begins with "20" instead of the familiar "19." As a result, those computer programs and non-IT systems might be unable to operate or process accurately certain date-sensitive data before or after January 1, 2000. Because VSEA relies heavily on computer programs and non-IT systems, and relies on third parties which themselves rely on computer programs and non-IT systems, the Year 2000 problem if not addressed could adversely effect VSEA's business, results of operations or financial condition.

State of Readiness. VSEA has initiated a comprehensive assessment of potential Year 2000 problems with respect to (1) internal systems, (2) products and (3) significant third parties with which VSEA does business.

VSEA has substantially completed its assessment of potential Year 2000 problems in internal systems, which systems have been categorized as follows, in order of importance: (a) enterprise information systems; (b) enterprise networking and telecommunications; (c) factory-specific information systems; (d) non-IT systems; (e) computers and packaged software; and (f) facilities systems. With respect to enterprise information systems, Varian in 1994 initiated replacement of its existing systems with a single company-wide system supplied by SAP America, Inc., which system is designed and tested by SAP for Year 2000 capability. Installation of that system has been staged to replace first those existing systems that are not Year 2000 capable. Installation of the new SAP system is approximately 70% complete, with 90% completion expected by July 1999 and full completion expected by the end of 1999. Upgrade of enterprise information systems is approximately 77% complete, with 96% completion expected by July 1999 and 100% completion expected by December 1999; upgrade of networking and telecommunications systems is approximately 95% complete, with 100% completion expected by July 1999; upgrade of factory-specific information systems is approximately 42% complete, with 67% completion expected by July 1999 and 84% completion expected by December 1999; and upgrade of non-IT systems, computers and packaged software is approximately 85% complete, with 100% completion expected by July 1999 (except in the case of some computers and packaged software, which might not be completed until December 1999) and upgrade of facilities systems is approximately 75% complete, with 100% completion expected by July 1999.

VSEA has initiated an assessment of potential Year 2000 problems in its current and previously-sold products. With respect to current products, that assessment and corrective actions are complete, and VSEA believes that all of its current products are Year 2000 capable; however, that conclusion is based in part on Year 2000 assurances or warranties from suppliers of computer programs and non-IT systems which are integrated into or sold with VSEA's current products.

With respect to previously-sold products, VSEA does not intend to assess Year 2000 preparedness of every product it has ever sold, but rather is focusing its assessments on products that will be under written warranties or are still relatively early in their useful life, are more likely to be dependent on non-IT systems that are not Year 2000 capable and cannot be easily upgraded with readily available externally-utilized computers and packaged software or with internally developed software. These assessments are expected to be substantially completed by April 1999. Where VSEA identifies previously-sold products that are not Year 2000 capable, VSEA intends in some cases to develop and offer to sell upgrades or retrofits, identify corrective measures which the customer could itself undertake or identify for the customer other suppliers of upgrades or retrofits. There may be instances where VSEA will be required to repair and/or upgrade such products at its own expense. Schedules for completing those corrective actions vary considerably among VSEA's businesses and products, but are generally expected to be substantially completed by July 1999.

VSEA is still assessing potential Year 2000 problems of third parties with which VSEA has material relationships, which are primarily suppliers of products or services. These assessments will identify and prioritize critical suppliers, review those suppliers' written assurances on their own assessments and correction of Year 2000 problems, and develop appropriate contingency plans for those suppliers which might not be adequately prepared for Year 2000 problems. In this respect, VSEA is requiring its suppliers to complete a questionnaire that was prepared and recommended by SEMATECH, an industry group comprised of U.S. semiconductor manufacturers and designed to assess each supplier's Year 2000 readiness. Additionally, officials of VSEA plan to visit and audit the Year 2000 compliance efforts of all sole source suppliers, or those having a software content in their products. These assessments are expected to be substantially completed by August 1999.

Costs. As of October 2, 1998, VSEA estimates that it had incurred less than $1 million to assess and correct Year 2000 problems. Although difficult to assess, based on its assessment to date, VSEA estimates that it will incur less than $1 million in additional costs to assess and correct Year 2000 problems, which costs are expected to be incurred throughout fiscal year 1999 and the first half of fiscal year 2000. All of these costs have been and will continue to be expensed as incurred.

This estimate of future costs has not been reduced by expected recoveries from certain third parties, which are subject to indemnity, reimbursement or warranty obligations for Year 2000 problems. In addition, VSEA expects that certain costs will be offset by revenue generated by the sale of upgrades and retrofits and other customer support services relating to Year 2000 problems. However, there can be no assurance that VSEA's actual costs to assess and correct Year 2000 problems will not be higher than the foregoing estimate.

Risks. Failure of VSEA and its key suppliers to accurately assess and correct Year 2000 problems, would likely result in interruption of certain of VSEA's normal business operations, which could have a material adverse effect on VSEA's business, results of operations or financial condition. If VSEA does not adequately identify and correct Year 2000 problems in its information systems it could experience an interruption in its operations, including manufacturing, order processing, receivables collection and accounting, such that there would be delays in product shipments, lost data and a consequential impact on revenues, expenditures and financial reporting. If VSEA does not adequately identify and correct Year 2000 problems in its non-IT systems it could experience an interruption in its manufacturing and related operations, such that there would be delays in product shipments and a consequential impact on revenues. If VSEA does not adequately identify and correct Year 2000 problems in previously-sold products it could experience warranty or product liability claims by users of products which do not function correctly. If VSEA does not adequately identify and correct Year 2000 problems of the significant third parties with which it does business it could experience an interruption in the supply of key components or services from those parties, such that there would be delays in product shipments or services and a consequential impact on revenues.

Management believes that appropriate corrective actions have been or will be accomplished within the cost and time estimates stated above. Although VSEA does not expect to be 100% Year 2000 compliant by the end of 1999, VSEA does not currently believe that any Year 2000 non-compliance in VSEA's information systems will have a material adverse effect on VSEA's business, results of operations or financial condition. However, given the inherent complexity of the Year 2000 problem, there can be no assurance that actual costs will not be higher than currently anticipated or that corrective actions will not take longer than currently anticipated to complete. Risk factors which might result in higher costs or delays include the ability to identify and correct in a timely fashion Year 2000 problems; regulatory or legal obligations to correct Year 2000 problems in previously-sold products; ability to retain and hire qualified personnel to perform assessments and corrective actions; the willingness and ability of critical suppliers to assess and correct their own Year 2000 problems, including the products they supply to VSEA; and the additional complexity which will likely be caused by undertaking during fiscal year 1999 and fiscal year 2000 the separation of currently shared enterprise information systems as a result of the Distribution. See "Risk Factors -
 Transitioning to New Information Technology Infrastructure."

Because of uncertainties as to the extent of Year 2000 problems with VSEA's previously-sold products and the extent of any legal obligation of VSEA to correct Year 2000 problems in those products, VSEA cannot yet assess risks to VSEA with respect to those products. Because its assessments are not yet complete, VSEA also cannot yet conclude that the failure of critical suppliers to assess and correct Year 2000 problems is not reasonably likely to have a material adverse effect on VSEA's results of operations.

Contingency Plans. With respect to VSEA's enterprise information systems, VSEA has a contingency plan if the SAP system is not fully installed before December 31, 1999. That plan primarily involves installation where necessary of a Year 2000 capable upgrade of existing information systems pending complete installation of the SAP system. That upgrade is currently in acceptance testing, and if functional will be held for contingency purposes.

With respect to products and significant third parties, VSEA intends, as part of its on-going assessment of potential Year 2000 problems, to develop contingency plans for more critical problems that might not have been corrected by December 31, 1999. It is currently anticipated that the focus of these contingency plans will be the possible interruption of supply of key components or services from third parties.

                                  MARKET RISK

Foreign Currency Exchange Risk

As a global concern, VSEA faces exposure to adverse movements in foreign currency exchange rates. This exposure may change over time as VSEA's business practices evolve and could have a material adverse impact on VSEA's financial results. Historically, VSEA's primary exposures have related to non-U.S. dollar denominated sales and purchases throughout Europe and Asia. The Euro was adopted as a common currency for members of the European Monetary Union on January 1, 1999. VSEA is evaluating, among other issues, the impact of the Euro conversion on its foreign currency exposure. Based on its evaluation to date, VSEA does not expect the Euro conversion to create any change in its currency exposure due to VSEA's existing hedging practices.

At the present time, Varian hedges its currency exposures in respect of the Semiconductor Equipment Business that are associated with certain assets and liabilities denominated in non-functional currencies and with anticipated foreign currency cash flows. Varian does not enter into forward exchange contracts for trading purposes. VSEA's forward exchange contracts generally range from one to three months in original maturity, and no forward exchange contract has an original maturity greater than one year.

Forward exchange contracts outstanding as of October 2, 1998 are summarized as follows:

                                                        Notional Notional
                                                           Value    Value  Fair
                                                       Purchased     Sold Value
                                                       --------- -------- -----
                                                       (Dollars in thousands)
Japanese yen..........................................      $ --  $   231 $   7
French francs.........................................        --    2,884  (117)
British pounds........................................        --       55    --
Italian lira..........................................        90       --    (5)
German marks..........................................        --    2,011  (108)
Taiwan dollars........................................        --      910   (25)
Korean won............................................        --    7,738    18
Swiss francs..........................................         6       --    --
                                                            ----  ------- -----
  Total...............................................      $ 96  $13,829 $(230)
                                                            ====  ======= =====

There were no unrealized gains or losses for the forward exchange contracts as of fiscal year-end 1998. The fair value of forward exchange contracts generally reflects the estimated amounts that VSEA would receive or pay to terminate the contracts at the reporting date, thereby taking into account and approximating the current unrealized and realized gains or losses of open contracts. The notional amounts of forward exchange contracts are not a measure of VSEA's exposure.

Interest Rate Risk

Although payments under certain of the operating leases for VSEA's facilities are tied to market indices, VSEA is not exposed to material interest rate risk associated with its operating leases.

                 SUMMARY OF SIGNIFICANT CAPITALIZATION FORECAST
                                  ASSUMPTIONS

The following financial forecast of the capitalization of VSEA is based on forecasts and assumptions by Varian's management concerning events and circumstances that are expected to occur subsequent to the latest historical balance sheet date but prior to and including April 1, 1999 (the anticipated Distribution Date), including future results of operations and other events. For purposes of the forecasted capitalization at April 1, 1999, VSEA's net earnings in the first six months of fiscal year 1999 are assumed to approximate the same level as in the last six months of fiscal year 1998, exclusive of approximately $5 million of restructuring costs to write down impaired assets and cover effects of workforce reductions at VSEA's Massachusetts facilities. In addition, restructuring plans associated with the Distribution are currently being developed and may result in additional charges to VSEA's equity. Assumptions with respect to events that will occur between October 3, 1998 and April 1, 1999, include the following:

 . Receipt of a cash contribution from Varian of $100 million and the assumption of Notes Payable of $5 million from Varian.

 . Amendment of VSEA's Certificate of Incorporation to give VSEA authorized capital stock of (i) 150,000,000 shares of VSEA Common Stock of which approximately 29,909,061 shares will be issued and outstanding upon the Distribution (based upon the number of shares of Varian Common Stock outstanding as of December 15, 1998) and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which will be issued and outstanding upon the Distribution.

In Varian's management's judgment, the listed assumptions and forecasts reflect those material events or transactions that occurred since October 3, 1998 or are expected to occur prior to the anticipated Distribution Date, other than the potential restructuring charges discussed in the first paragraph above. There have been no changes in accounting principles anticipated in this capitalization forecast nor are any such changes currently contemplated.

Limitations on Projections and Forecasts

The assumptions and estimates underlying the projected and forecasted data and information in this Information Statement are inherently uncertain and, although considered reasonable by management of Varian, are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of Varian and its subsidiaries. Accordingly, there can be no assurance that the projected and forecasted financial results will be realized. In fact, actual results in the future usually will differ from the forecasted financial results and the differences may be material.

Neither Varian nor any of its subsidiaries intends after the date of this Information Statement to update any forecasted or projected financial data or information contained in this Information Statement and the absence of such an update should not be construed as any indication regarding the views or beliefs of management of Varian (or of VSEA after the Distribution) concerning the forecasted or projected data or information contained in this Information Statement.

                           FORECASTED CAPITALIZATION

The following table sets forth the combined capitalization of VSEA as of October 2, 1998 on a historical basis, forecasted at April 1, 1999 (the anticipated Distribution Date), and as adjusted to give effect to the Distribution and the other transactions contemplated by the Distribution Agreement. The significant assumptions used below have been described in "Summary of Significant Capitalization Forecast Assumptions" on the preceding page. The following data is qualified in its entirety by the financial statements of the Semiconductor Equipment Business and other information contained elsewhere in this Information Statement.

                                     October 2, Forecasted At         Pro Forma
                                           1998      April 1,             After
                                     Historical     1999(/1/) Distribution(/1/)
                                     ---------- ------------- -----------------
Cash and cash equivalents...........     $   --         $  --            $100.0
                                         ======         =====            ======
Notes payable.......................     $   --         $  --            $  5.0
                                         ------         -----            ------
Equity:
  Divisional Equity.................     $103.2         $  --            $   --
  Common stock, par value $.01 per
   share:
   authorized - 150,000,000 shares
   issued and outstanding - none
   historical and 29,909,061
   pro forma........................         --           0.3               0.3
  Preferred stock, par value $.01
   per share:
   authorized - 5,000,000 shares
   issued and outstanding - none
   historical or pro forma..........         --            --                --
    Capital in Excess of Par Value..         --          94.9             189.9
                                         ------         -----            ------
      Total Equity..................      103.2          95.2             190.2
                                         ------         -----            ------
        Total Capitalization........     $103.2         $95.2            $190.2
                                         ======         =====            ======

-------
(1) See "Summary of Significant Capitalization Forecast Assumptions" on the preceding page.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements of the Semiconductor Equipment Business, which will become VSEA following the Distribution, set forth below consist of a pro forma balance sheet as of October 2, 1998 and a pro forma statement of earnings for the year ended October 2, 1998. The pro forma balance sheet was prepared to give effect to the Distribution as if it had occurred on October 2, 1998 and the pro forma statement of earnings was prepared to give effect to the Distribution as if it had occurred on September 27, 1997. The unaudited pro forma balance sheet set forth below does not purport to represent what the Semiconductor Equipment Business' financial position actually would have been had the Distribution occurred on the date indicated or to project the Semiconductor Equipment Business' financial position for any future date. The unaudited pro forma statement of earnings set forth below does not purport to represent what the Semiconductor Equipment Business' operations actually would have been or to project the Semiconductor Equipment Business' operating results for any future period. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the Semiconductor Equipment Business' management believes are reasonable. The unaudited pro forma statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Semiconductor Equipment Business and the notes thereto appearing elsewhere in this Information Statement.

              Unaudited Pro Forma Condensed Combined Balance Sheet

                                October 2, 1998

                                                VSEA        Pro Forma      VSEA
                                          Historical Adjustments(/1/) Pro Forma
                                          ---------- ---------------- ---------
                                                  (Dollars in millions)
Assets
Current Assets
Cash and cash equivalents................     $   --           $100.0    $100.0
Other current assets.....................      162.1               --     162.1
                                              ------           ------    ------
Total current assets.....................      162.1            100.0     262.1
Property, Plant and Equipment, net.......       38.8               --      38.8
Other Assets.............................       23.7               --      23.7
                                              ------           ------    ------
Total Assets.............................     $224.6           $100.0    $324.6
                                              ======           ======    ======
Liabilities and Equity
Current Liabilities
Notes payable............................     $   --           $  5.0    $  5.0
Other current liabilities................      112.6               --     112.6
                                              ------           ------    ------
Total Current Liabilities................      112.6              5.0     117.6
Long-Term Debt...........................         --               --        --
Other Liabilities........................        8.8               --       8.8
                                              ------           ------    ------
Total Liabilities........................      121.4              5.0     126.4
Equity...................................      103.2             95.0     198.2
                                              ------           ------    ------
Total Liabilities and Equity.............     $224.6           $100.0    $324.6
                                              ======           ======    ======

         Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1) Assumes a cash contribution by Varian to VSEA of $100.0 million and the transfer to VSEA of $5.0 million in Notes Payable from Varian in connection with the Distribution.

          Unaudited Pro Forma Condensed Combined Statement of Earnings

                                Fiscal Year 1998

                               VSEA        Pro Forma       VSEA
                         Historical Adjustments(/1/)  Pro Forma
                         ---------- ----------------  ---------
                                 (Dollars in millions,
                               except per share amounts)
Revenue.................     $342.9            $  --     $342.9
                             ------            -----     ------
Operating Costs and
 Expenses
Cost of revenue.........      225.2               --      225.2
Research and
 development............       40.8               --       40.8
Marketing...............       35.2               --       35.2
General and
 administrative.........       25.3               --       25.3
                             ------            -----     ------
Total operating costs
 and expenses...........      326.6               --      326.6
                             ------            -----     ------
Operating Earnings......       16.3               --       16.3
Interest expense........         --             (0.2)      (0.2)
                             ------            -----     ------
Operating Earnings
 before Taxes...........       16.3             (0.2)      16.1
Taxes on earnings.......        4.9             (0.1)       4.8
                             ------            -----     ------
Net Earnings............     $ 11.4            $(0.1)    $ 11.3
                             ======            =====     ======
Pro Forma Net Earnings
 Per Share(/2/).........     $ 0.38                      $ 0.38
                             ======                      ======

     Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings

(1) Reflects pro forma adjustment for interest expense on $5.0 million of Notes Payable at an estimated annual rate of interest of 3.6%. A change of 25 basis points in this estimated annual rate of interest would impact pro forma interest expense by $13,000. The pro forma adjustment for income taxes is based upon statutory income tax rates.
(2) The computation of pro forma net earnings per share is based on the weighted average number of shares of Varian Common Stock outstanding during fiscal year 1998, reflecting the anticipated ratio of one share of VSEA Common Stock for each share of Varian Common Stock outstanding at the time of the Distribution.

                                    BUSINESS

General

VSEA, a newly-formed, wholly-owned subsidiary of Varian, will own and operate the Semiconductor Equipment Business after the Distribution. References in this section to "VSEA" refer to VSEA and its subsidiaries after giving effect to the Internal Transfers and the Distribution. References in this section to the Semiconductor Equipment Business refer to the historical business and operations of the Semiconductor Equipment Business conducted by Varian prior to the Distribution.

Overview

VSEA designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits. VSEA is a leading supplier of ion implantation systems, key pieces of capital equipment used to manufacture semiconductor chips. VSEA has shipped more than 2,500 systems worldwide, and more VSEA ion implanters are at work than those from all other manufacturers combined.

VSEA provides customers with world-class products and support. VSEA achieved the number one ranking for the second consecutive year in VLSI Research Inc.'s 1998 customer satisfaction survey. The annual study surveys semiconductor manufacturing customers worldwide. VSEA was ranked as the industry's top large supplier of wafer processing capital equipment and received the highest overall point total ever achieved by a large equipment supplier.

VSEA equipment is used by virtually every major semiconductor manufacturer in the U.S., Europe, Japan, Korea and throughout the Asia Pacific region. Its award-winning support network offers chip producers around-the-clock, worldwide service, training and process support. VSEA has become an industry leader in providing after-market products and services which reduce operating costs and extend the cost-effective life of its products.

VSEA's business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. The semiconductor industry has been experiencing a slowdown resulting from depressed DRAM pricing, manufacturing over-capacity and the economic difficulties affecting many Asian countries. This has caused semiconductor manufacturers to reduce their capital equipment investments, and in certain cases customers have either rescheduled or canceled capital equipment purchases.

Background

VSEA

VSEA's role in the semiconductor fabrication market can be traced to Varian's pioneering work in ultra-high vacuum technology. In the 1960s, this ability to create ultra-high vacuum environments was applied to physics and space research projects. Since chip fabrication must also be performed in ultra-clean environments, Varian's vacuum expertise proved critical to the development of many of today's sophisticated systems. As the needs of the burgeoning semiconductor industry grew, the Semiconductor Equipment Business developed methods for controlling electron beams and ions in ultra-clean environments. It also conducted research into methods of manipulating and depositing new materials onto silicon wafers.

The Semiconductor Equipment Business entered the ion implantation business in 1975 through the acquisition of Extrion Corporation, in Gloucester, Massachusetts. Since then, the Semiconductor Equipment Business has produced a complete line of medium and high current implanters. These systems introduce precise quantities of dopant materials into the wafers, creating desired electrical characteristics. In June 1997, the Semiconductor Equipment Business sold its TFS business, which made physical vapor deposition equipment, also known as sputtering systems, to Novellus. In July 1998, the Semiconductor Equipment Business acquired the high-energy ion implantation equipment product line of Genus, Inc. ("Genus").

The Industry

The semiconductor industry has experienced significant growth in recent years due to the continued increase of the personal computer market, the expansion of the telecommunications industry, the emergence of new applications such as consumer electronics products, wireless communications devices and portable computers and the increased semiconductor content in these electronics systems. Significant performance advantages and lower prices for integrated circuits have contributed to the growth and expansion of the semiconductor industry. In response to the growth in demand for integrated circuits, the semiconductor industry has significantly increased its manufacturing capacity through the expansion of existing facilities and construction of new facilities.

The fabrication of integrated circuits requires a number of complex and repetitive processing steps, including deposition, photolithography, etch and ion implantation. Deposition is a process in which a film of either electrically insulating, or electrically conductive, material is deposited on the surface of a wafer. Photolithography is used to transfer a device or circuit pattern into a light-sensitive, resistant layer which, after development, can be used in turn to transfer the pattern onto the silicon surface. The etch process completes the transfer of the pattern into the various thin films used to make the integrated circuit. Finally, ion implantation provides a means for introducing dopant material into the silicon surface, typically into selected areas defined by the photolithographic process. These selectively doped areas become the electrical components of the integrated circuits.

Semiconductor manufacturers generally measure the cost performance of their production equipment in terms of "cost per wafer," which is determined by factoring in the fixed costs for acquisition and installation of the system, its variable operating costs and its net throughput rate. A system with higher throughput allows the semiconductor manufacturer to recover the purchase price of the system over a greater number of wafers and thereby reduce the cost of ownership of the system on a per wafer basis. Throughput is most accurately measured on a net or overall basis, which takes into account the processing speed of the system and any non-operational downtime for cleaning, maintenance or other repairs. The increased costs of larger and more complex semiconductor wafers have made high yields extremely important in selecting processing equipment. To achieve higher yields and better film quality, implant systems must be capable of repeating the original process on a consistent basis without a disqualifying level of defects. This characteristic, known in the industry as "repeatability," is extremely important in achieving commercially acceptable yields. Repeatability is more easily achieved in those systems that can operate at desired throughput rates without requiring the system to approach its critical tolerance limits.

The continuing evolution of semiconductor devices to smaller geometries and more complex multi-level circuitry has significantly increased the cost and performance requirements of the capital equipment used to manufacture these devices. Many of the advanced 200mm fabrication lines that are currently planned, or in construction, will cost over $1 billion each, representing a substantial increase over the costs of prior generation fabrication facilities. Increased capital depreciation costs will continue to become a much larger percentage of the aggregate production costs for semiconductor manufacturers relative to labor, materials and other variable manufacturing costs. As a result, there has been an increasing focus by the semiconductor industry on obtaining increased productivity and higher returns from its semiconductor manufacturing equipment, thereby reducing the effective cost of ownership of such systems.

Products

VSEA designs and manufactures a broad range of implant tools, using data-driven quality processes to produce reliable systems and provide total support to its customers. VSEA's products are used for ion implantation in semiconductor manufacturing. During ion implantation, silicon wafers are bombarded by a high-velocity beam of electrically charged ions. These ions penetrate film materials at selected sites, changing their electrical properties.

VSEA entered the medium current portion of the implantation market in 1971. Its medium current ion implanters include the VIISta(TM) 810 (a 300mm-compatible product), the EHP-220, and the EHP-500. The EHP-220 and EHP-500 are the third evolutionary generations of the E-series, the world's most widely accepted medium current machines.

VSEA entered the high-current portion of the implant market in 1981. Its high current ion implanters include the VIISta(TM) 80 and the SHC-80 (both 300mm-compatible products), the VIISion(TM) 80 LE and the VIISion(TM) 200 LE.

VIISion(TM) LE is acknowledged as the most economical batch system available today. It offers tripled low-energy boron beam currents, increased mechanical throughput, and an improved particle specification. The SHC-80 is the world's first, serial-process, high current implanter. It is compatible with both 200mm wafers and 300mm wafers for advanced processes. The SHC-80 promises throughput improvements up to 30 percent greater than the same process on batch machines. The VIISta(TM) 80 extends the SHC-80's performance to sub-KeV energy levels.

VSEA's high-energy (MeV) ion implantation equipment product line, purchased from Genus in fiscal year 1998, represents an excellent fit with VSEA's existing medium and high current product lines, and offers a rapid entry to the fast growing, high-energy sector of the industry.

Over 85% of the VSEA implanters shipped since 1975 are still in use through a comprehensive upgrade and refurbishment program and world-class support network that continually improves the capability of older systems.

Customer Support and Services

VSEA provides a range of innovative customer support products designed to improve the productivity of its worldwide customers as well as to provide a direct link to VSEA factories and research centers.

Remote Assist(TM) is a completely new semiconductor equipment service capability that quickly puts product experts "virtually' into customer fabrication facilities. This offering uses advanced video conferencing capabilities and a new video helmet for linking on-site engineers with VSEA support offices and factories.

The Introduction Support Teams and Productivity Transfer Teams assist the customer in bringing VSEA implanters up, and in making them productive as quickly as possible. These teams speed process qualification and smooth integration into the production environment, often reducing installation time by anywhere from two to more than five weeks.

FAB Care Plus(TM) is a unique program which encourages customers to tailor an overall support program that meets a company's specific needs - whether it be for a research facility or an offshore production facility. FAB Care Plus(TM) solutions can be implemented around the world to provide consistent and reliable support.

For parts management, VSEA has strategically placed Parts Banks throughout the world to provide carefully regulated inventory, global delivery and logistics services. VSEA also offers a comprehensive consumable parts program that can be tailored to the individual fabrication facility.

Through VEDoc(TM), an electronic documentation system, customers can easily access information about its implanters. All assembly drawings, schematics, parts lists, maintenance and operation manuals, and video-illustrated maintenance procedures are available in this easy-to-follow CD-ROM format. VSEA's commitment to customer service extends to training and support. It operates applications laboratories on three continents that contain not only the latest equipment, but also the latest technology. For instance, VSEA's Ion Implant Systems VIP facility, with a class 1/10 cleanroom, a post-implant process laboratory, process training and applications support is available to handle customer wafers for process evaluation and to assist with new process requirements.

Marketing and Sales

Historically, VSEA has sold close to one-half of its systems in any particular period to its top ten customers. Revenue from VSEA's ten largest customers in fiscal years 1998, 1997 and 1996 accounted for 47%, 46% and 52% of revenue, respectively. VSEA expects that sales of its products to relatively few customers will continue to account for a high percentage of its revenue in the foreseeable future. During fiscal year 1998, revenue from Intel Corporation ("Intel") accounted for 14% of VSEA's revenue, and Intel was the only customer that accounted for 10% or more of VSEA's revenue during that period.

VSEA has sold one or more ion implantation product to each of the 20 largest semiconductor manufacturers in the world. VSEA's sales objective is to work closely with customers to secure purchase orders for multiple systems as such customers expand existing facilities and build next-generation, wafer facilities. VSEA seeks to build customer loyalty and to achieve a high level of repeat business by offering highly reliable products, comprehensive field support and a responsive parts replacement and service program.

None of VSEA's customers has entered into a long-term agreement requiring it to purchase VSEA's products. VSEA believes that sales to certain of its customers will decrease in the near future as those customers complete current purchasing requirements for new or expanded fabrication facilities. Although the composition of the group comprising VSEA's largest customers has varied from year to year, the loss of a significant customer or any reduction in orders from any significant customer, including reductions due to customer departures from recent buying patterns, market, economic or competitive conditions in the semiconductor industry or in the industries that manufacture products utilizing integrated circuits, could adversely affect VSEA's business, financial condition and results of operations. In addition, sales of VSEA's systems depend, in significant part, upon the decision of a prospective customer to increase manufacturing capacity in an existing fabrication facility or to transfer a manufacturing process to a new fabrication facility, both of which typically involve a significant capital commitment. In addition, VSEA has from time to time experienced delays in finalizing system sales following initial system's qualification. Due to these and other factors, VSEA's systems typically have a lengthy sales cycle during which VSEA may expend substantial funds and management effort. See "Risk Factors - Variability of Operating Results."

The ability to provide prompt and effective field support is critical to VSEA's sales efforts, due to the substantial operational and financial commitments made by customers which purchase ion implantation systems. VSEA's strategy of supporting its installed base through both its customer support and research and development groups has served to encourage use of VSEA's systems in production applications and has accelerated penetration of certain key accounts. VSEA believes that its marketing efforts are enhanced by the technical expertise of its research and development personnel, who provide customer process support and participate in a number of industry forums such as conferences and technical publications.

VSEA has 6 sales and service offices located in the United States and 11 in Western Europe and Asia for a total of 17 worldwide. VSEA has a global infrastructure of sales, marketing and service engineers linked through VSEA's Knowledge Network(TM), Lotus Notes(R) and SAP(R) operating systems, allowing VSEA to globally review bookings and sales forecasts against detailed account management plans. VSEA's spare parts distribution capability has been benchmarked by Intel as the best in the industry. Through modeling of parts usage by equipment type, installed base distribution, freight, routes and specific customs regulations, VSEA has developed an infrastructure of parts distribution and warehousing through partnering with Federal Express.

The Semiconductor Equipment Business has a long and direct presence in Europe. From 1978 to 1996, Varian's semiconductor equipment was sold and serviced in Japan by TEL. During much of the 18-year relationship, a joint venture, TEL-Varian Ltd., manufactured or customized equipment in Japan for the Semiconductor Equipment Business. In December 1996, Varian and TEL revised their relationship to enable Japanese customers to have more direct access to the Semiconductor Equipment Business' product, engineering and support organizations worldwide. Shortly thereafter, Varian formed a wholly-owned subsidiary, Varian Japan, K. K., that today provides direct support of VSEA's growing Japanese customer base.

Using the original TEL joint venture relationship as a model, Varian formed Varian Korea Ltd. ("VKL") in 1985 with its distributor in Korea. What started as a venture for handling sales and service of semiconductor equipment and vacuum products in Korea was expanded to include manufacturing in 1989. Its 63,000-square-foot factory in Songtan City includes a Class 10,000 manufacturing area. In January 1998, the Company purchased the remaining 39% of the VKL joint venture held by the original joint venture partner.

Managing global operations and sites located throughout the world presents challenges associated with cultural diversities and organizational alignment. Moreover, each region in the global semiconductor equipment market exhibits unique characteristics that can cause capital equipment investment patterns to vary significantly from period to period. Although international markets provide VSEA with significant growth opportunities, periodic economic downturns, trade balance issues, political instability and fluctuations in interest and foreign currency exchange rates are all risks that could affect global product and service demand. Many Pacific Rim countries are currently experiencing a significant economic downturn and are continuing to experience further banking and currency difficulties that could lead to a deepening of the economic recession in those countries. Specifically, the decline in value of the Korean currency, together with difficulties obtaining credit, have resulted in a decline in the purchasing power of VSEA's Korean customers. This in turn has resulted in the cancellation or delay of orders for VSEA's products from Korean customers, thus adversely affecting VSEA's results of operations. In addition, if Japan's economy weakens further, investments by Japanese customers may be negatively affected, and it is possible that economic recovery in other Pacific Rim countries could be delayed. VSEA actively manages its exposure to changes in foreign currency exchange rates, but there can be no assurance that future changes in foreign currency exchange rates will not have a material adverse effect on its results of operations or financial condition.

International revenue of VSEA for the year ended October 2, 1998 was approximately $239 million, or 70% of revenue. For fiscal years 1997 and 1996, international revenue of VSEA was approximately $231 million and $430 million, respectively, or 52% and 64% of revenue, respectively. For the fiscal year ended October 2, 1998, revenue of VSEA from customers in North America (primarily the United States), Taiwan, Europe, Japan and Korea were approximately 30%, 24%, 19%, 11% and 9%, respectively, of VSEA's total revenue. For the fiscal year ended September 26, 1997, revenue of VSEA from customers in North America (primarily the United States), Taiwan, Europe, Japan and Korea were approximately 45%, 19%, 11%, 9% and 11%, respectively, of VSEA's total revenue. VSEA's business is not seasonal in nature, but it is cyclical based on the capital equipment investment expenditures of major semiconductor manufacturers. These expenditure patterns are based on many factors, including anticipated market demand for integrated circuits, the development of new technologies and global economic conditions. The cyclicality in the semiconductor equipment market over the last several years has resulted in a decline in sales since 1996, with orders and backlog under continuous pressure. This situation is the combined result of an oversupply in memory chips, a decline in PC demand and the rippling of the Asian financial crises through the Korean, Taiwanese and Japanese markets. See "Risk Factors - International Sales and Manufacturing."

Backlog

As of October 2, 1998, VSEA's backlog was $80 million, as compared to a backlog of $151 million at September 26, 1997. VSEA includes in its backlog only those orders for which it has accepted purchase orders and assigned shipment dates within twelve months. All orders are subject to cancellations or rescheduling by customers with limited or no penalties. Due to possible changes in system delivery schedules, cancellations of orders and delays in systems shipments, VSEA's backlog at any particular date is not necessarily indicative of actual sales for any succeeding period.

Manufacturing

VSEA manufactures its products at its production facilities in Gloucester, Massachusetts; Newburyport, Massachusetts (recently acquired); Songtan, Korea; and Yamanashi, Japan. VSEA's Gloucester facility has become the low-cost manufacturer of ion implanters through the use of advanced manufacturing methods and technologies, including, just-in-time, demand flow technology, statistical process control and solids modeling. Despite operating in a cyclical and competitive market, VSEA has strengthened its profitability by steadily increasing efficiency and reducing operating expenses. VSEA has also significantly reduced its costs through a reduction in rework, scrap, warranty and testing costs. See "Risk Factors - International Sales and Manufacturing."

VSEA's manufacturing activities consist primarily of assembling and testing components and subassemblies, which are acquired from third-party suppliers and then integrated into a finished system by VSEA. VSEA utilizes an outsourcing strategy for the manufacture of major subassemblies and performs system design, assembly and testing in-house. VSEA believes that outsourcing enables it to minimize its fixed costs and capital expenditures while also providing the flexibility to increase production capacity. This strategy also allows VSEA to focus on product differentiation through system design and quality control. Through the use of manufacturing specialists, VSEA believes that its subsystems incorporate advanced technologies in robotics, vacuum and microcomputers. VSEA works closely with its suppliers on achieving mutual cost reduction through joint design efforts.

VSEA manufactures its systems in clean-room environments which are similar to the clean rooms used by semiconductor manufacturers for wafer fabrication. This procedure is intended to reduce installation and production qualification times and the amount of particulates and other contaminants in the assembled system, which in turn improves yield and reduces downtime for the customer. Following disassembly, the tested system is packaged in multiple layers of plastic shrink-wrap to maintain cleanroom standards during shipment.

VSEA uses outsourcing to take advantage of economies of scale at outside manufacturing facilities and to alleviate manufacturing bottlenecks. VSEA purchases material and components from various suppliers that are either standard products or built to VSEA specifications. Some of the components and subassemblies included in VSEA's products are obtained from a limited group of suppliers. Although VSEA seeks to reduce its dependence on these limited sources, disruption or termination of certain of these sources could occur and such disruptions could have at least a temporary adverse effect on VSEA's operations. Moreover, a prolonged inability to obtain certain components could have a material adverse effect on VSEA's business, financial condition and results of operations and could result in damage to customer relationships.

Quality efforts at VSEA begin with product development. VSEA uses 3D, computer-aided design, finite element analysis and other computer-based modeling methods to prove new designs. A VSEA implanter design is thoroughly tested and proven throughout all stages of development before the first production system is built. Concurrent engineering programs ensure that new designs are quickly and successfully integrated into manufacturing.

Competition

The semiconductor manufacturing equipment market is highly competitive and is characterized by a small number of large players and over 250 small domestic and foreign participants. The larger companies include Applied Materials, Lam Research, Eaton, Novellus, TEL, Nikon, Canon and ASML. VSEA faces significant competitive factors in the ion implantation market. Within this segment, as reported for calendar 1997 by Dataquest, VSEA, Eaton, Applied Materials, Nissin and Ulvac had 35%, 45%, 13%, 4% and 3%, respectively, of the market share for ion implantation equipment.

Significant competitive factors in the ion implantation market include relationships, price/cost of ownership, technological performance, distribution and financial viability. Other significant competitive factors in the semiconductor equipment market include system performance and flexibility, cost, the size of each manufacturer, its installed customer base, capability for customer support and breadth of product line. VSEA believes it competes favorably in each of these categories. For example, its gradual transition from joint ventures and distributor agreements to direct selling and service has given VSEA the ability to serve customers on a global basis through the management of information critical to consistent, timely delivery of services and products. Management believes that to remain competitive it will require significant financial resources to offer a broad range of products, to maintain customer service and support centers worldwide and to invest in product and process research and development.

Certain of VSEA's existing and potential competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer service and support organizations. VSEA expects its competitors to continue to improve the design and performance of their current products and processes and to introduce new products and processes with enhanced price and performance characteristics. If VSEA's competitors enter into strategic relationships with leading semiconductor manufacturers covering ion implantation products similar to those sold by VSEA, its ability to sell its products to those manufacturers could be adversely affected.

In addition, a substantial investment is required by customers to install and integrate capital equipment into a semiconductor production line. As a result, once a semiconductor manufacturer has selected a particular vendor's capital equipment, VSEA believes that the manufacturer will be generally reliant upon that equipment for the specific production line application. Accordingly, VSEA may experience difficulty in selling a product line to a particular customer for a significant period of time if that customer selects a competitor's product. Increased competitive pressure could lead to lower prices for VSEA's products, thereby materially and adversely affecting VSEA's business, financial condition and results of operations. There can be no assurance that VSEA will be able to compete successfully in the future. See "Risk Factors -
 Competition."

Research and Development

The semiconductor manufacturing industry is subject to rapid technological change requiring new product introductions and enhancements. VSEA's ability to remain competitive in this market will depend in part upon its ability to develop new and enhanced systems and to introduce these systems at competitive prices and on a timely and cost-effective basis. Accordingly, VSEA devotes a significant portion of its personnel and financial resources to research and development programs and seeks to maintain close relationships with its customers to remain responsive to their product needs.

VSEA's current research and development efforts are directed at development of new systems and processes and improving existing system capabilities. VSEA is focusing its research and development efforts on the completion of the VIISta(TM) platform, the next generation ion implant system. VIISta(TM) is designed to cover the complete range of implants required for the next several generations of integrated circuits and extend production capability to 0.10 micron geometries. VIISta(TM) medium and high current systems were introduced in mid-1998 and are expected to achieve production implementation by mid-1999. VSEA is currently developing the next generation VIISta(TM) high-energy system with the goal of demonstrating advanced capabilities of serial implantation to this market segment in 1999.

Worldwide expenditures by VSEA (net of customer funding) for research and development during fiscal years 1998, 1997 and 1996 were $41 million, $47 million and $56 million, respectively, or approximately 12%, 11% and 8% of revenue, respectively. VSEA expects in future years that research and development expenditures will continue to represent a substantial percentage of revenue.

The success of VSEA in developing, introducing and selling new and enhanced systems depends upon a variety of factors, including new product selection, timely and efficient completion of product design and development, timely and efficient implementation of manufacturing and assembly processes, product performance in the field and effective sales and marketing. There can be no assurance that VSEA will be successful in selecting, developing, manufacturing and marketing new products or in enhancing its existing products. VSEA's inability to complete the development or meet the technical specifications of any of its new systems or enhancements or to manufacture and ship these systems or enhancements in volume in a timely manner would materially and adversely affect VSEA's business, financial condition and results of operations. See "Risk Factors - Technological Change and Dependence on New Products."

Patent and Other Proprietary Rights

As a leader in the manufacture and sale of ion implantation equipment, VSEA has pursued a policy of seeking patent, copyright, trademark and trade secret protection in the United States and other countries for developments, improvements and inventions originating within its organization that are incorporated in VSEA's products or that fall within its fields of interest. As of October 2, 1998, VSEA owned approximately 119 patents in the United States and approximately 219 patents throughout the world, and had approximately 84 patent applications on file with various patent agencies worldwide. VSEA intends to file additional patent applications as appropriate.

VSEA relies on a combination of copyright, trade secret and other laws, and contractual restrictions on disclosure, copying and transferring title to protect its rights. VSEA has trademarks, both registered and unregistered, that are maintained and enforced to provide customer recognition for its products in the marketplace. VSEA also has agreements with third parties that provide for licensing of patented or proprietary technology. These agreements include royalty-bearing licenses and technology cross-licenses. The loss of certain of such licenses could have a material adverse effect on VSEA's business. In particular, the current royalty bearing license agreements with Applied Materials and TEL for gas-assisted wafer heat transfer patents produced approximately $5.9 million in royalties in fiscal year 1998 and over $40 million in royalties since 1992. The principal patent covered by these licenses will expire on July 14, 2004.

VSEA's competitors, like companies in many high-technology businesses, routinely review the products of others for possible conflict with their own patent rights. There has also been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. As set forth in " - Legal Proceedings" below, VSEA is currently involved in such litigation and there can be no assurances as to the results of such litigation. There can be no assurance that VSEA or its licensors or suppliers will not be subject to additional claims of patent infringement or that any claim will not require that VSEA pay substantial damages or delete certain features from its products or both. See "Risk Factors - Uncertain Protection of Patent and Other Proprietary Rights."

Sale of Business

Effective as of June 13, 1997, the Semiconductor Equipment Business completed the sale of its TFS business. Total proceeds received from the sale were $145.5 million in cash. A $51.5 million reserve was recorded to cover, among other items, purchase price disputes, retained liabilities, transaction costs, employee terminations, facilities separation costs, indemnification obligations, litigation expense and other contingencies. The gain on the sale was $33.2 million (net of income taxes of $17.8 million).

Environmental Matters

For a discussion of environmental matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental Matters."

Employees

At October 2, 1998, VSEA had a total of approximately 1,232 full-time and temporary employees worldwide - 864 in North America, 292 in Asia and 76 in Western Europe. None of VSEA's employees based in the United States is subject to collective bargaining agreements and VSEA has never experienced a work stoppage, slowdown, or strike. VSEA's employees based in certain foreign countries may, from time to time, be subject to collective bargaining agreements. VSEA currently considers its employee relations to be good.

VSEA's success depends to a significant extent upon a limited number of key employees and other members of senior management of VSEA. The loss of the services of one or more of these key employees could have a material adverse effect on VSEA. The success of VSEA's future operations depends in large part on VSEA's ability to recruit and retain engineers and technicians, as well as marketing, sales, service and other key personnel, who are in competitive demand and limited supply because of the unique skill sets required. VSEA's inability to attract and retain the personnel it requires could have a material adverse effect on VSEA's results of operations.

Properties

VSEA has 6 sales and service offices located in the United States and 11 located outside of the United States, including offices in France, Germany, Hong Kong, Japan, Korea, Singapore, Taiwan, and the United Kingdom. VSEA has two manufacturing facilities located in Massachusetts, one in Korea and one in Japan, in addition to its headquarters facility in Gloucester, Massachusetts and its research center located in Palo Alto, California. These offices and facilities aggregate more than 562,000 square feet of which 209,000 square feet is leased. Since 1994, the manufacturing facilities have been registered to the internationally recognized ISO 9001 quality standard. Field support operations in the U.S., Korea, France and Taiwan have been registered to the ISO 9002 standard.

VSEA's management does not believe there is any material, long-term, excess capacity in VSEA's facilities, although utilization is subject to change based on customer demand. Furthermore, VSEA's management believes that VSEA's facilities and equipment generally are well-maintained, in good operating condition, suitable for VSEA's purposes, and adequate for its present operations.

Legal Proceedings

In June 1997, Applied Materials filed a civil action against Varian in the U.S. District Court for the Northern District of California alleging infringement of four patents relating to sputter coating systems (the "Applied Litigation"). Applied Materials contends that the Applied Materials patents are infringed by the M2i, MB/2/ (TM) and Inova(TM) systems that were made and sold by Varian's TFS business prior to Varian's sale of its TFS business to Novellus effective as of June 13, 1997. The complaint requests unspecified money damages and an injunction preventing further alleged infringement and requests that any damages awarded be increased up to three-fold for Varian's and Novellus' alleged willful infringement. Novellus was subsequently added as a defendant in this action and, as part of the sale of the TFS business, Varian agreed to indemnify Novellus for certain damages it may suffer as a result of such litigation and to reimburse Novellus for up to $7.5 million of its litigation expenses (of which $1.4 million had been reimbursed as of October 2, 1998). Varian's answer denied infringement and asserted that Applied Materials' patents are invalid and that one of the asserted patents is unenforceable. Varian also filed a separate suit seeking damages and injunctive relief against Applied Materials contending that certain of Applied Materials' business practices violated antitrust laws. That action has been procedurally related to the infringement case and is pending before the same judge. Novellus has asserted three of its patents, obtained as part of its purchase of the TFS business, against Applied Materials. Discovery has begun but no date has been set for completion of discovery. During the fourth quarter of fiscal year 1998, Varian and Applied Materials began informal discussions concerning the possibility of resolving some or all of the issues raised by the Applied Litigation and Varian's antitrust suit through settlement or mediation. Discussions regarding a proposed procedure for non-binding mediation are continuing but have not yet resulted in a definitive mediation arrangement. On December 9 and 10, 1998, the Court held a "Markman" hearing for the purpose of determining how the various claims of the four Applied Materials and the three Novellus patents should be interpreted. The parties are awaiting this decision. Pursuant to the Distribution Agreement, VSEA has agreed to indemnify IB and VMS for any costs, liabilities or expenses with respect to any legal proceedings relating to the Semiconductor Equipment Business, including the Applied Litigation. In the event of an outcome unfavorable to VSEA, VSEA might be liable for damages for past sales up to the June 1997 closing date of the sale of the TFS business to Novellus and may have to pay Novellus under the indemnification obligations described above. See Note 10 to the Notes to Combined Financial Statements of the Semiconductor Equipment Business of Varian Associates, Inc.

In connection with the sale of the TFS business, Novellus has submitted to arbitration a claim against Varian arising out of a dispute over the closing date balance sheet, for which VSEA has also agreed to indemnify VMS and IB. In addition, VSEA has agreed to pay for one-third of the costs, liabilities and expenses of VSEA and VMS with respect to certain legal proceedings relating to discontinued operations of Varian. See "The Distribution - Distribution Agreement."

VSEA is also involved in certain other legal proceedings arising in the ordinary course of its business. While there can be no assurances as to the ultimate outcome of any litigation involving VSEA, VSEA's management does not believe any pending legal proceeding will result in a judgment or settlement that will have a material adverse effect on VSEA's financial position, results of operations or cash flows. See "Risk Factors - Legal Proceedings."

                                   MANAGEMENT

Board of Directors

As of the Distribution Date, the five persons identified below are expected to constitute the board of directors of VSEA (the "VSEA Board"). Each individual listed below (other than Richard A. Aurelio) is currently a director of Varian and will resign from the Board of Directors of Varian effective as of the Distribution Date. The VSEA Board will be divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

The following table sets forth names, in alphabetical order, and information about the five persons who are expected to serve as directors of VSEA after the Distribution.

                                               Initial
 Name, Age and Current                            Term
 Principal Occupation                          Expires Information
 ---------------------                         ------- -----------
 Richard A. Aurelio 54........................  2002   Mr. Aurelio is the
  Executive Vice President of Varian                   Executive Vice President
                                                       of Varian responsible
                                                       for the Semiconductor
                                                       Equipment Business.
                                                       Mr. Aurelio joined
                                                       Varian in 1991 from a
                                                       position President of
                                                       the as Executive Vice
                                                       President of Holland's
                                                       ASM Lithography, where
                                                       he was also President of
                                                       its U.S. affiliate. He
                                                       was hired as President
                                                       of the Semiconductor
                                                       Equipment Business in
                                                       1991 and was elevated to
                                                       Executive Vice President
                                                       of Varian in 1992.
 Ruth M. Davis, 70............................  2000   Dr. Davis is President
  President and Chief Executive Officer                and Chief Executive
  of the Pymaturing Group, Inc.                        Officer of the
                                                       Pymaturing Group, Inc.
                                                       (a technology management
                                                       company), positions she
                                                       has held since 1981. She
                                                       is a director of Air
                                                       Products and Chemicals,
                                                       Inc., BTG, Inc., Inc.
                                                       Ceridian Corporation,
                                                       Consolidated Edison
                                                       Company of New York,
                                                       Inc., Premark
                                                       International, Inc., The
                                                       Principal Mutual Life
                                                       Insurance Company, and
                                                       Tupperware Corporation.
                                                       Dr. Davis is also
                                                       Chairman of the Board of
                                                       The Aerospace
                                                       Corporation. She has
                                                       been a director of
                                                       Varian since 1981.
 Robert W. Dutton, 54.........................  2001   Dr. Dutton is Director
  Director of Research at the Center                   of Research at the
  for Integrated Systems and Professor of              Center for Integrated
  Electrical Engineering at Stanford                   Systems and Professor of
  University                                           Electrical Engineering
                                                       at Stanford University,
                                                       positions he has held
                                                       since 1991 and 1971,
                                                       respectively. Dr. Dutton
                                                       has been a director of
                                                       Varian since 1996.
 Angus A. MacNaughton, 67.....................  2002   Mr. MacNaughton is
  President of Genstar Investment                      President of Genstar
  Corporation                                          Investment Corporation
                                                       (a private investment
                                                       company), a position he
                                                       has held since 1987. He
                                                       is a director of
                                                       Canadian Pacific
                                                       Limited, Sun Life
                                                       Assurance Company of
                                                       Canada, Sun Life
                                                       Insurance & Annuity
                                                       Company of Canada (NY)
                                                       and DCS Business
                                                       Services, Inc. Mr.
                                                       MacNaughton is also
                                                       Vice-Chairman of the
                                                       Board of Barrick Gold
                                                       Corporation. He has been
                                                       a director of Varian
                                                       since 1986.
 J. Tracy O'Rourke 63.........................  2001   Mr. O'Rourke is Chairman
  Chairman of the Board and                            of the Board and Chief
  Chief Executive Officer of Varian                    Executive
                                                       Officer of Varian,
                                                       positions he has held
                                                       since 1990.
                                                       Mr. O'Rourke has been a
                                                       director of Varian since
                                                       1990.

Compensation of Directors

The non-employee Chairman of the VSEA Board will receive a retainer fee of $120,000. Under the VSEA Omnibus Stock Plan, each director who is not an VSEA employee will also receive upon initial appointment or election to the VSEA Board a non-qualified stock option to acquire 50,000 shares of VSEA Common Stock, and will receive annually beginning with the second annual meeting following his or her election or appointment a non-qualified stock option to acquire 5,000 shares of VSEA Common Stock. In lieu of these grants, any non-employee Chairman will receive upon initial appointment a non-qualified stock option to acquire 200,000 shares of VSEA Common Stock. Such stock options will be granted with an exercise price equal to the fair market value of VSEA Common Stock on the date of grant, becoming exercisable after one year from the date of grant and having a ten-year term. Directors who are VSEA employees will receive no compensation for their services as directors.

Committees of the VSEA Board of Directors

The business of VSEA will be managed under the direction of the VSEA Board. VSEA will have Audit and Compensation Committees of the VSEA Board. Members of the Audit and Compensation Committees will not be employees of VSEA.

Audit Committee

The Audit Committee's principal functions will be to review the scope of the annual audit of VSEA by its independent auditors, review the annual financial statements of VSEA and the related audit report as prepared by the independent auditors, recommend the selection of independent auditors each year and review any non-audit fees paid to the independent auditors. The members of the Audit Committee on the Distribution Date are expected to be the following non-employee directors: Ruth M. Davis, Robert W. Dutton, Angus A. MacNaughton (Chairman) and J. Tracy O'Rourke.

Compensation Committee

The Compensation Committee will administer the stock and cash incentive plans of VSEA, and in this capacity it will make option grants or awards under these plans. In addition, the Compensation Committee will determine the compensation of the President and Chief Executive Officer and the other senior executives. The Compensation Committee will also recommend the establishment of policies dealing with various compensation and employee benefit plans for VSEA. The members of the Compensation Committee on the Distribution Date are expected to be the following non-employee directors: Ruth M. Davis, Robert W. Dutton, Angus A. MacNaughton and J. Tracy O'Rourke (Chairman).

Executive Officers

Set forth below is certain information with respect to the persons who are expected to serve as executive officers of VSEA immediately following the Distribution. Those persons listed below who are currently officers of Varian will relinquish their positions with Varian effective as of the Distribution Date.

                                                 Business Experience Prior to
                                                 Becoming
 Name and Title                              Age an Executive Officer of VSEA
 --------------                              --- ----------------------------------
 Richard A. Aurelio.........................  54 Mr. Aurelio is the Executive Vice
  President and                                  President of Varian responsible
  Chief Executive Officer                        for the Semiconductor Equipment
                                                 Business. Mr. Aurelio joined
                                                 Varian in 1991 from a position as
                                                 Executive Vice President of
                                                 Holland's ASM Lithography, where
                                                 he was also President of its U.S.
                                                 affiliate. Mr. Aurelio was hired
                                                 as President of the Semiconductor
                                                 Equipment Business in 1991 and was
                                                 elevated to Executive Vice
                                                 President of Varian in 1992.
 Charles M. McKenna.........................  53 Dr. McKenna is Vice President and
  Chief Operating and                            General Manager of Varian's Ion
  Technology Officer                             Implant Systems business,
                                                 positions he has held since 1989.
                                                 Dr. McKenna has held various other
                                                 positions in the Semiconductor
                                                 Equipment Business during his 15
                                                 years with Varian. He is a
                                                 director of Micrion Corporation.
 G.Dennis Key...............................  56 Mr. Key is Vice President, Sales
  Vice President,                                and Marketing of the Semiconductor
  Sales and Marketing                            Equipment Business, a position he
                                                 has held since joining Varian in
                                                 1998. Prior to joining Varian, he
                                                 was an independent consultant in
                                                 the semiconductor industry from
                                                 1996 to 1998. Mr. Key was Vice
                                                 President of Worldwide Sales and
                                                 Field Operations at Lam Research
                                                 Corporation (a semiconductor
                                                 equipment manufacturer) from 1988
                                                 to 1996.
 Walter F. Sullivan.........................  47 Mr. Sullivan is Vice President,
  Vice President,                                Customer Support, of the
  Customer Support                               Semiconductor Equipment Business,
                                                 a position he has held since 1995.
                                                 Prior to joining Varian in 1995,
                                                 he was Group Director, Worldwide
                                                 Customer Support Operations for
                                                 PictureTel Corporation (a
                                                 telecommunications equipment
                                                 company), a position he held from
                                                 1993 to 1995.
 Ernest L. Godshalk, III....................  53 Mr. Godshalk is Vice President,
  Vice President and Chief Financial Officer     Finance of the Semiconductor
                                                 Equipment Business, a position he
                                                 has held since joining Varian in
                                                 November 1998. Prior to joining
                                                 Varian, he was Managing Director
                                                 of Elgin Management Group (an
                                                 investment company), a position he
                                                 held from 1993 to 1996 and again
                                                 in 1998. Mr. Godshalk was Chief
                                                 Financial Officer and Secretary of
                                                 Prodigy, Inc. (an internet
                                                 company) from 1996 to 1998.
 J. Michael Spelman.........................  53 Mr. Spelman is Controller of the
  Controller                                     Semiconductor Equipment Business,
                                                 a position he has held since 1997.
                                                 Mr. Spelman was Controller of
                                                 Varian's Ion Implant Systems
                                                 business from 1983 to 1997. Mr.
                                                 Spelman has held various other
                                                 accounting and finance positions
                                                 in the Ion Implant Systems
                                                 business during his 29 years with
                                                 Varian.

Executive Officer Compensation

Summary of Compensation

Table I below sets forth a summary of the compensation paid by Varian for the last three fiscal years to the individual expected to be the chief executive officer of VSEA and the four additional most highly compensated individuals (based on their fiscal year 1998 compensation from Varian) who are expected to be executive officers of VSEA immediately after the Distribution.

Table I

                           Summary Compensation Table

                                                                          Long-Term
                                                                         Compensation
                                                            ----------------------------------
                                                                       Awards          Payout
                                                            ------------------------- --------
                      Annual Compensation                                  Securities
                         ----------------------------------                Underlying
                                               Other Annual     Restricted   Options/     LTIP    All Other
Name and                       Salary    Bonus Compensation          Stock       SARs  Payouts Compensation
Principal Position       Year     ($) ($)(/1/)     ($)(/2/) Awards($)(/3/)   (#)(/4/) ($)(/5/)     ($)(/6/)
------------------       ---- ------- -------- ------------ -------------- ---------- -------- ------------
Richard A. Aurelio       1998 338,910   80,995       34,319              0     36,000  463,501      110,864
President and            1997 323,148  533,492       20,602        244,388     36,000  653,016      122,904
Chief Executive Officer  1996 310,990  645,915       21,258        204,225     36,000  628,056      105,818
Charles M. McKenna       1998 198,304   22,499        5,439              0     17,000  158,917       24,530
Chief Operating and      1997 180,504  159,559        8,089         52,369     20,000  182,520       25,452
Technology Officer       1996 171,658  184,890        4,069         43,763     15,000  175,032       20,787
G. Dennis Key            1998 121,156   10,653            0         65,625     20,000   34,781          888
Vice President,          1997     N/A      N/A          N/A            N/A        N/A      N/A          N/A
Sales and Marketing      1996     N/A      N/A          N/A            N/A        N/A      N/A          N/A
Walter F. Sullivan       1998 153,139   26,825        3,935              0     10,000  110,340       15,815
Vice President,          1997 145,128  141,473        4,322         52,369     12,000   80,852        1,963
Customer Support         1996 137,240  234,470        2,122         43,763     10,000        0          650
J. Michael Spelman       1998 127,282    7,270          975              0      2,250        0       14,456
Controller               1997 118,036   56,721        1,196              0      2,400        0       15,577
                         1996 112,332   63,347            0              0      2,400        0       12,836

-------
(1) Consists of Varian Management Incentive Plan awards, Cash Profit-Sharing Plan allocations and (in some cases) special cash bonuses.
(2) Consists of amounts reimbursed for the payment of taxes on certain perquisites and personal benefits and (in some cases) cash payments for unused accrued vacation time.
(3) Consists of restricted shares of the Varian Common Stock (valued at the closing market price on the date of grant), which shares are released from restrictions in three equal installments over a three-year period (the principal restriction being continued employment until the respective release dates), during which dividends, if any, are paid on such shares. The number and value (at $34.375 per share) of aggregate restricted stock holdings at the end of fiscal year 1998 were as follows: Mr. Aurelio, 8,400 shares, $288,750; Dr. McKenna, 1,800 shares, $61,875; Mr. Key, 2,000 shares, $68,750; Mr. Sullivan, 1,800 shares, $61,875; and Mr. Spelman, 0 shares, $0. Shares of restricted stock awarded for fiscal years 1998, 1997 and 1996, respectively, which partially vest in under three years were as follows: Mr. Aurelio, 0 shares, 4,200 shares and 4,200 shares; Dr. McKenna, 0 shares, 900 shares and 900 shares; Mr. Key, 2,000 shares, 0 shares and 0 shares; Mr. Sullivan, 0 shares, 900 shares and 900 shares; and Mr. Spelman, 0 shares, 0 shares and 0 shares.
(4) Consists of shares of Varian Common Stock that may be acquired under stock options granted pursuant to the Varian Omnibus Stock Plan (no stock appreciation rights have been granted).
(5) Consists of cash payouts in fiscal years 1999, 1998 and 1997 under the long-term incentive feature of the Varian Omnibus Stock Plan for three-year cycles ended with fiscal years 1998, 1997 and 1996, respectively.
(6) Consists of (a) Varian contributions (including interest) to Retirement and Profit-Sharing Program and Supplemental Retirement Plan accounts for fiscal years 1998, 1997 and 1996, respectively (Mr. Aurelio, $110,847, $121,103 and $104,378; Dr. McKenna, $23,561, $24,766 and $20,243; Mr. Key, $0, $0
    and $0; Mr. Sullivan, $14,205, $11,140 and $0; and Mr. Spelman, $13,635,
    $14,903 and $12,302); and (b) Varian-paid premiums for group term life insurance in fiscal years 1998, 1997 and 1996, respectively (Mr. Aurelio, $17, $1,801 and $1,440; Dr. McKenna, $969, $686 and $544; Mr. Key, $888, $0
    and $0; Mr. Sullivan, $980, $823 and $650; and Mr. Spelman, $821, $674 and $534).

Stock Options

Grant of Options

Table II below sets forth information with respect to grants of options to purchase Varian Common Stock during the year ended October 2, 1998 to the individuals listed in Table I. These grants were made pursuant to the Varian Omnibus Stock Plan and are reflected in Table I.

Table II

                     Option/SAR Grants In Last Fiscal Year

                                      Individual Grants
                         ------------------------------------------
                                       Percent
                                       of Total
                                       Options/                     Potential Realizable
                            Number of      SARs                       Value at Assumed
                           Securities   Granted                     Annual Rates of Stock
                           Underlying        to Exercise             Price Appreciation
                         Options/SARs Employees  or Base            for Option Term(/2/)
                              Granted in Fiscal     PriceExpiration ----------------------
Name                         (#)(/1/)      Year    ($/Sh)      Date     5% ($)    10% ($)
----                     ------------ --------- -------- ---------- ---------- -----------
Richard A. Aurelio......       36,000      3.55  58.1563   11/20/07  1,316,671  3,336,702
Charles M. McKenna......       17,000      1.68  58.1563   11/20/07    621,761  1,575,665
G. Dennis Key...........       20,000      1.97  33.0313   09/11/08    415,464  1,052,868
Walter F. Sullivan......       10,000      0.99  58.1563   11/20/07    365,742    926,862
J. Michael Spelman......        2,250      0.22  58.1563   11/20/07     82,292    208,544

-------
(1) Consists of stock options, which were granted at an exercise price of 100% of the market price of the underlying shares on the date of grant, become exercisable over three years at the rate of approximately one-third each year and expire ten years from the date of grant. Payment of the exercise price may be made under a promissory note or by delivery of already-owned shares.
(2) The 5% and 10% assumed annual rates of stock price appreciation would result from per share prices of $94.73 and $150.84, respectively ($53.80 and $85.67 for Mr. Key). Such assumed rates are not intended to represent a forecast of possible future appreciation of Varian Common Stock or total stockholder return.

Aggregated Option Exercises and Year-End Value

Table III sets forth as of October 2, 1998, for each of the individuals listed in Table I (i) the total number of shares of Varian Common Stock received upon exercise of options during 1998, (ii) the value realized upon such exercise (based on the fair market value of the underlying shares of Varian Common Stock on the exercise date), (iii) the total number of unexercised options to purchase Varian Common Stock (exercisable and unexercisable) and (iv) the value of such options which were in-the-money at October 2, 1998 (based on the closing price of Varian Common Stock at October 2, 1998, $34.375).

Table III

    Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End
                               Option/SAR Values

                                                                        Value of Unexercised
                                              Number of Securities          In-the-Money
                           Shares            Underlying Unexercised         Options/SARs
                         Acquired            Options/SARs at Fiscal          at Fiscal
                               on    Value        Year-End (#)              Year-End ($)
                         Exercise Realized ------------------------- -------------------------
Name                          (#)      ($) Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Richard A. Aurelio......   10,000  387,488      66,000        72,000           0             0
Charles M. McKenna......        0        0      33,166        35,334      36,120             0
G. Dennis Key...........        0        0           0        20,000           0        26,874
Walter F. Sullivan......        0        0      13,666        21,334           0             0
J. Michael Spelman......    6,000  204,870       4,200         4,650           0             0

           Long-Term Incentive Plans--Awards In Last Fiscal Year(/1/)

                         Number of
                           Shares, Performance or Estimated Future Payouts under
                          Units or   Other Period  Non-Stock Price-Based Plans
                             Other          Until ----------------------------------------
                            Rights  Maturation or  Threshold         Target        Maximum
Name                           (#)         Payout   ($)(/2/)       ($)(/3/)       ($)(/4/)
----                     --------- -------------- ------------    ---------      ---------
Richard A. Aurelio......       N/A      1998-2000       25,604            0             --
Charles M. McKenna......       N/A      1998-2000        6,177            0             --
G. Dennis Key...........       N/A      1998-2000        6,953            0             --
Walter F. Sullivan......       N/A      1998-2000        4,679            0             --
J. Michael Spelman......       N/A            N/A          N/A          N/A             --

-------
(1) Determinations by Varian's Organization and Compensation Committee (the "Varian Committee") that a named executive officer may participate in the long-term incentive feature of the Varian Omnibus Stock Plan ("LTI") and might receive a payout for a specified period is an award for purposes of this table. Awards (i. e., the determination of participation in the LTI) for the 1998-2000 cycle were made in fiscal year 1998. Under the LTI, each named executive officer is eligible to receive compensation payable in cash or in Varian Common Stock, or a combination thereof, based upon Varian achievement of objectives for average annual return on net assets ("RONA") and revenue growth ("RG") over a three-year cycle. No estimate or assumption made in connection with this table is intended to represent a forecast of possible future performance of Varian.
(2) If the minimum level of RONA or RG established by the Varian Committee at the beginning of the three-year cycle is achieved, the minimum amount payable ranges from 3% to 7.5% of annual base salary as of the end of the last fiscal year of the cycle. If neither RONA nor RG for the three-year cycle equals the applicable minimum level, no amount will be paid. The minimum amount payable, if any amount is paid at all, depends on each named executive's base salary in the last year of the cycle, and the amounts set forth above assume that each named executive officer's annual base salary at the end of fiscal year 2000 will be identical to the executive officer's 1999 annual base salary.
(3) A "Target" award is not determinable under the LTI. The amounts shown are estimates of the payout for the three-year cycle assuming (a) that the RONA and revenues for the remaining years of the cycle are the same as RONA and revenues for fiscal year 1998 and (b) that each named executive officer's annual base salary at the end of fiscal year 2000 will be identical to his 1999 annual base salary. The actual payment for the three-year cycle may be greater or less than the estimates shown in this column, depending upon the actual RONA and revenues for fiscal years 1998, 1999 and 2000, the actual base salary of the named executive officer at the end of fiscal year 2000, and the aggregate payout to all participants (see footnote 4 below).
(4) The maximum amount payable is not determinable or estimable prior to the end of the three-year cycle for the following reason: If the maximum levels of RONA and RG established by the Varian Committee at the beginning of the three-year cycle are achieved or exceeded, the maximum amount payable ranges from 100% to 200% of annual base salary as of the end of the last fiscal year of the cycle. The maximum amount payable is reduced, however, if the aggregate LTI payout to all participants (including the named executive officers) would exceed 5% (before such payouts) of Varian's pre-tax operating earnings in the last fiscal year of the three-year cycle. This variable makes the maximum amount not determinable or estimable.

Certain Relationships and Related Transactions

In connection with the March 1991 recruitment and subsequent relocation of Mr. Aurelio, Varian provided to Mr. Aurelio financing in the amount of $500,000 to purchase a residence in California. The financing is evidenced by a promissory note secured by a deed of trust on the property. The note bears an interest rate based on the appreciation of the property, and no interest is payable under the note (nor can the actual interest rate be determined) until the note becomes due. Periodic payments of principal are not required and the note becomes due (a) upon sale of the property, (b) either one year or three years after Mr. Aurelio's employment by Varian terminates (depending on the circumstances of that termination) or (c) 30 years after the date of the note, whichever occurs first. In connection with Mr. Aurelio's employment by VSEA after the Distribution, Mr. Aurelio will exchange the existing note for a comparable promissory note secured by a deed of trust on the property for the benefit of VSEA.

Change In Control Agreements

Certain VSEA executive officers are already parties to change in control agreements (the "Agreements") with Varian which provide for the payment of specified compensation and benefits upon certain terminations of their employment following a change in control of Varian. These change in control agreements will be assumed by VSEA pursuant to the terms of such Agreements. Some of these Agreements are expected to be amended to reflect the executive officers' new and increased responsibilities with VSEA. In addition, VSEA executive officers not already parties to Agreements with Varian may be offered similar change in control agreements with VSEA.

Under the current Agreements, a change in control of the company is defined to occur (a) if any individual or group becomes the beneficial owner of 30% or more of the combined voting power of the company's outstanding securities,
(b) if "continuing directors" (defined as the directors of the company as of the date of the Agreement and any successor to any such directors who was nominated or selected by a majority of the directors in office at the time of his nomination or selection and who is not affiliated or associated in any way with an individual or group who is a beneficial owner of more than 10% of the combined voting power of the company's outstanding securities) cease to constitute at least a majority of the board of directors, or (c) if there occurs a reorganization, merger, consolidation or other corporate transaction involving the company in which the stockholders of the company do not own more than 50% of the combined voting power of the company or other corporation resulting from such transaction, or (d) if all or substantially all of the company's assets are sold, liquidated or distributed. The Distribution will not be deemed a change in control under the Agreements.

In the Agreements, the affected executive officers have agreed that they will not voluntarily leave the company's employ during a tender or exchange offer, proxy solicitation in opposition to the board of directors or other effort by any party to effect a change in control of the company. This is intended to assure that management will continue to act in the interest of the stockholders rather than be affected by personal uncertainties during any attempts to effect a change in control of the company, and to enhance the company's ability to attract and to retain executives.

Each Agreement provides that if within 18 months of a change in control (i) the company terminates the employee's employment other than by reason of his death, disability, retirement or for cause (as defined in the Agreement) or (ii) the employee terminates his employment for "good reason," the employee will receive a lump sum severance payment equal to 2.50 (in the case of the senior executives) times the sum of the employee's annual base salary plus the highest annual bonus paid to the employee in any of the three years ending prior to the date of termination. "Good reason" is defined as the following after a change in control of the company: certain material changes in assignment of duties; certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; the company's failure to obtain the written assumption by its successor of the obligations contained in the Agreement; attempted termination of employment for cause on grounds insufficient to constitute a basis of termination for cause under the terms of the Agreement; or the company's failure to promptly make any payment required under the terms of the Agreement in the event of a dispute relating to employment termination.

Each Agreement provides that upon termination or resignation occurring under the circumstances described above, the employee will receive a continuation of all insurance and other benefits on the same terms as if he remained an employee or equivalent benefits will be provided until the earlier to occur of commencement of substantially equivalent full-time employment with a new employer or 24 months after the date of termination of employment with the company. Each Agreement also provides that all stock options granted become exercisable in full according to their terms, and that any unreleased restricted stock be released from restrictions. Each Agreement also provides that all outstanding long-term incentive award cycles under the Varian Omnibus Stock Plan shall be paid out at the "target" level without pro-rating for remaining periods under these cycles. Each Agreement further provides that in the event that any payments and benefits received by the employee from the company would subject that person to the excise tax contained in Section 280G of the Code the employee will be entitled to receive an additional payment that will place the employee in the same after-tax economic position that the employee would have enjoyed if such excise tax had not applied.

                          THE VSEA OMNIBUS STOCK PLAN

The VSEA Omnibus Stock Plan is expected to be adopted by the VSEA Board effective as of the Distribution.

Purpose of the VSEA Omnibus Stock Plan

The VSEA Omnibus Stock Plan is intended to promote the success of VSEA by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees and consultants and to directors of VSEA who are not employees of VSEA or any affiliate ("non-employee directors").

Description of the VSEA Omnibus Stock Plan

The following paragraphs provide a summary of the principal features of the VSEA Omnibus Stock Plan and its operation.The VSEA Omnibus Stock Plan has been filed as an exhibit to the Registration Statement of which this Information Statement is a part. See "Available Information."

General

The VSEA Omnibus Stock Plan provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock, performance units and performance shares (collectively, "VSEA Awards") to eligible VSEA Omnibus Stock Plan participants. The maximum number of shares of VSEA Common Stock available for VSEA Awards under the VSEA Omnibus Stock Plan will be 6,000,000, plus such number of shares as may be granted in substitution of other options in connection with the Distribution.

Administration of the VSEA Omnibus Stock Plan

The VSEA Omnibus Stock Plan will be administered by the Compensation Committee of the VSEA Board. The members of the Compensation Committee must qualify as "non-employee directors" under Rule 16b-3 under the Exchange Act, and as "outside directors" under Section 162(m) of the Code ("Section 162(m)") (for purposes of qualifying the VSEA Omnibus Stock Plan as performance-based compensation under Section 162(m)).

Subject to the terms of the VSEA Omnibus Stock Plan, the VSEA Committee has the sole discretion to determine the employees and consultants who will be granted VSEA Awards, the size and types of such VSEA Awards, and the terms and conditions of such VSEA Awards. The Compensation Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Compensation Committee, but only the Compensation Committee can make awards to participants who are subject to Section 16 of the Exchange Act.

Eligibility to Receive Awards

Employees and consultants of VSEA and its affiliates are eligible to be selected to receive one or more VSEA Awards. The actual number of individuals who will receive VSEA Awards under the VSEA Omnibus Stock Plan cannot be determined because eligibility for participation in the VSEA Omnibus Stock Plan is at the discretion of the Compensation Committee. The VSEA Omnibus Stock Plan also provides for the grant of non-qualified stock options to VSEA's non-employee directors. Such options will be granted pursuant to an automatic, non-discretionary formula.

Options

The Compensation Committee may grant non-qualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. The number of shares covered by each option will be determined by the Compensation Committee, but during any fiscal year of VSEA, no participant may be granted options for more than 1,000,000 shares.

The price of the shares of VSEA Common Stock subject to each stock option is set by the Compensation Committee but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of VSEA or any of its subsidiaries. Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive such options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Compensation Committee also may permit payment through the tender of shares of VSEA Common Stock that are already owned by the participant, or by any other means which the Compensation Committee determines to be consistent with the VSEA Omnibus Stock Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee but not later than 10 years after the date of grant (except in certain cases involving the death of the optionee). The Compensation Committee may extend the maximum term of any option granted under the VSEA Omnibus Stock Plan, subject to the preceding limits.

Non-Employee Director Options

Under the VSEA Omnibus Stock Plan, each non-employee director automatically will receive, as of the later of (a) the non-employee director's appointment or election to the VSEA Board or (b) the effective date of the VSEA Omnibus Stock Plan, a non-qualified stock option to purchase 50,000 shares. Each non-employee director will also automatically receive a non-qualified stock option to purchase 5,000 shares coincident with each subsequent annual meeting of VSEA beginning with the second annual meeting following his or her appointment or election, provided the non-employee director serves continuously as a director through the next grant date. In lieu of the above grants, any non-employee Chairman of the VSEA Board automatically will receive, as of the later of (a) the date he or she becomes Chairman or (b) the effective date of the VSEA Omnibus Stock Plan, a non-qualified stock option to purchase 200,000 shares.

The exercise price of each non-employee director and Chairman option will be 100% of the fair market value (on the date of grant) of the shares covered by the option. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive such options in connection with a corporate reorganization. Each option will become exercisable on the first anniversary of the grant date (assuming the participant remains on the VSEA Board or Chairman, as the case may be, on such anniversary date). All options granted to non-employee directors generally will have a term of ten years from the date of grant. If a director terminates service on the VSEA Board prior to an option's normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

Stock Appreciation Rights

The Compensation Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Compensation Committee, but during any fiscal year of VSEA, no participant may be granted SARs for more than 1,000,000 shares. Upon exercise of an SAR, the participant will receive payment from VSEA in an amount determined by multiplying: (1) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the grant date), times (2) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of Common Stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

Restricted Stock Awards

Restricted stock awards are shares of VSEA Common Stock that vest in accordance with terms and conditions established by the Compensation Committee. The number of shares of restricted stock granted to a participant (if any) will be determined by the Compensation Committee, but during any fiscal year of VSEA, no participant may be granted more than 100,000 shares.

In determining whether an award of restricted stock should be made and/or the vesting schedule for an award, the Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Compensation Committee may determine to grant restricted stock only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Compensation Committee. See " - Performance Goals."

Performance Units and Performance Shares

Performance Units and Performance Shares are VSEA Awards which will result in a payment to a participant only if performance goals established by the Compensation Committee are satisfied. The initial value of each Performance Unit and each Performance Share shall not exceed the fair market value (on the date of grant) of a share of VSEA Common Stock. The applicable performance goals will be determined by the Compensation Committee, and may be applied on a company-wide or an individual business unit basis, as deemed appropriate in light of the participant's specific responsibilities. See " - Performance Goals."

In addition to the performance requirements discussed above, Performance Units and Performance Shares are subject to additional limits set forth in the VSEA Omnibus Stock Plan. During any fiscal year of VSEA, no participant shall receive more than 100,000 Performance Units or Performance Shares.

Performance Goals

The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to an VSEA Award. At the Compensation Committee's discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return. The Compensation Committee may also use other performance goals.

EBIT means VSEA's or a business unit's income before reductions for interest and taxes. EBITDA means VSEA's or a business unit's income before reductions for interest, taxes, depreciation and amortization. Earnings per share means VSEA's or a business unit's net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means VSEA's or a business unit's income after taxes. Operating cash flow means VSEA's or a business unit's sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to VSEA's or a business unit's EBIT (before incentive compensation), divided by VSEA's or a business unit's, as applicable, average net assets. Return on equity means the percentage equal to VSEA's net income, divided by average stockholders' equity. Return on sales means the percentage equal to VSEA's or a business unit's EBIT (before incentive compensation), divided by VSEA's or the business unit's, as applicable, revenue. Revenue means VSEA's or a business unit's net sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share of the VSEA Common Stock.

Nontransferability of VSEA Awards

VSEA Awards granted under the VSEA Omnibus Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Tax Aspects

A recipient of a stock option or SAR will not have taxable income upon the grant of the option. For options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price (the "appreciation value") on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale exceeds the option price.

Unless the participant elects to be taxed at the time of receipt of restricted stock, Performance Units or Performance Shares, the participant will not have taxable income upon the receipt of the VSEA Award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash at the time of vesting.

At the discretion of the Compensation Committee, the VSEA Omnibus Stock Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an VSEA Award by electing to have shares of VSEA Common Stock withheld, or by delivering to VSEA already-owned shares, having a value equal to the amount required to be withheld.

VSEA generally will be entitled to a tax deduction in connection with an VSEA Award under the VSEA Omnibus Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income. However, VSEA may not be entitled to a deduction in connection with certain substitute stock options issued in connection with the Distribution. In addition, Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to VSEA's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, VSEA can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by
Section 162(m), including the establishment of a maximum number of shares with respect to which VSEA Awards may be granted to any one employee during one year, and if for VSEA Awards other than options and SARs, the VSEA Omnibus Stock Plan sets forth performance goals which must be achieved prior to payment of the VSEA Awards. The VSEA Omnibus Stock Plan has been designed to permit the Compensation Committee to grant VSEA Awards which satisfy the requirements of
Section 162(m), thereby permitting VSEA to continue to receive a federal income tax deduction in connection with such VSEA Awards.

Amendment and Termination of the VSEA Omnibus Stock Plan

The VSEA Board generally may amend or terminate the VSEA Omnibus Stock Plan at any time and for any reason.

                       THE VSEA MANAGEMENT INCENTIVE PLAN

The VSEA Management Incentive Plan is expected to be adopted by the VSEA Board effective as of the Distribution.

Background and Reasons for Adoption

Under Section 162(m), the federal income tax deductibility of compensation paid to VSEA's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1million in any one year. VSEA can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m). The VSEA Management Incentive Plan is intended to permit VSEA to pay incentive compensation which qualifies as performance-based compensation, thereby permitting VSEA to receive a federal income tax deduction for the payment of such incentive compensation.

Description of the VSEA Management Incentive Plan

The following paragraphs provide a summary of the principal features of the VSEA Management Incentive Plan and its operation. The VSEA Management Incentive Plan has been filed as an exhibit to the Registration Statement of which this Information Statement is a part.

Purpose of the VSEA Management Incentive Plan

The VSEA Management Incentive Plan is intended to motivate VSEA's key employees to increase stockholder value by (1) linking a portion of their cash compensation to VSEA's financial performance, (2) providing rewards for improving VSEA's financial performance and (3) helping to attract and retain key employees.

Administration of the VSEA Management Incentive Plan

The VSEA Management Incentive Plan will be administered by the Compensation Committee. The members of the Compensation Committee must qualify as "outside directors" under Section 162(m) (for purposes of qualifying the VSEA Management Incentive Plan as performance-based compensation under such section). Subject to the terms of the VSEA Management Incentive Plan, the Compensation Committee has the sole discretion to determine the key employees who will be granted awards, and the amounts, terms and conditions of each award. The Compensation Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Compensation Committee, but only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m).

Eligibility to Receive Awards

Eligibility for the VSEA Management Incentive Plan is determined in the discretion of the Compensation Committee. In selecting participants for the VSEA Management Incentive Plan, the Compensation Committee will choose key employees of VSEA and its affiliates who are likely to have a significant impact on VSEA performance.

Awards and Performance Goals

Under the VSEA Management Incentive Plan, the Compensation Committee will establish (1) the performance goals which must be achieved in order for the participant to actually be paid an award and (2) a formula or table for calculating a participant's award, depending upon how actual performance compares to the preestablished performance goals. A participant's award will increase or decrease as actual performance increases or decreases. The Compensation Committee also will determine the period for measuring actual performance (the "performance period"). Performance periods may last as long as three fiscal years of VSEA.

The Compensation Committee may set performance periods and performance goals which differ from participant to participant. For example, the Compensation Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant's specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Compensation Committee will specify performance goals from the following list: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return.

EBIT means VSEA's or a business unit's income before reductions for interest and taxes. EBITDA means VSEA's or a business unit's income before reductions for interest, taxes, depreciation and amortization. Earnings per share means VSEA's or a business unit's net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means VSEA's or a business unit's income after taxes. Operating cash flow means VSEA's or a business unit's sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to VSEA's or a business unit's EBIT (before incentive compensation), divided by VSEA's or a business unit's, as applicable, average net assets. Return on equity means the percentage equal to VSEA's net income, divided by average stockholders' equity. Return on sales means the percentage equal to VSEA's or a business unit's EBIT (before incentive compensation), divided by VSEA's or the business unit's, as applicable, revenue. Revenue means VSEA's or a business unit's net sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share of the VSEA Common Stock.

For any performance period, no participant may receive an award of more than the lesser of (1) 400% of the Participant's annualized salary rate on the last day of the performance period or (2) $4 million. Also, the total of all awards for any performance period cannot exceed 8% of VSEA's EBIT before incentive compensation for the most recently completed fiscal year of VSEA. Awards which exceed this overall limit will be pro-rated so that the total does not exceed such limit.

Determination of Actual Awards

After the end of each performance period, a determination will be made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which was achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the VSEA Management Incentive Plan generally will be payable in cash or VSEA Common Stock within 120 days after the performance period during which the award was earned.


Amendment and Termination of the VSEA Management Incentive Plan

The VSEA Board may amend or terminate the VSEA Management Incentive Plan at any time and for any reason.

                         OWNERSHIP OF VSEA COMMON STOCK

VSEA is currently a wholly owned subsidiary of Varian. Table IV sets forth information as to the beneficial ownership of VSEA Common Stock, as of the Distribution Date (and following the Distribution) as if the Distribution took place on December 15, 1998, by (a) each expected officer named in Table I, (b) each expected director of VSEA, (c) all expected directors and executive officers of VSEA as a group and (d) each person who, to VSEA's knowledge, beneficially owned more than 5% of the outstanding shares. The information in Table IV is based on the ownership of Varian Common Stock as of December 15, 1998 and the number of shares of VSEA Common Stock expected to be distributed to each existing stockholder of Varian in the Distribution.

Table IV

Directors and Officers

                                                                         Percent of
                          Shares of VSEA Common Stock            Outstanding Shares
                                       expected to be                expected to be
Name                     Beneficially Owned(/1/)(/2/)       Beneficially Owned(/1/)
----                     ----------------------------       -----------------------
Ruth M. Davis...........                       10,451(/3/)                        *
Robert W. Dutton........                        4,600(/4/)                        *
Angus A. MacNaughton....                       26,800(/5/)                        *
J. Tracy O'Rourke.......                      654,500(/6/)                      2.2
Richard A. Aurelio......                      125,564(/7/)                        *
Charles M. McKenna......                       62,964(/8/)                        *
G. Dennis Key...........                        2,364(/9/)                        *
Walter F. Sullivan......                       26,133(/10/)                       *
J. Michael Spelman......                        6,550(/11/)                       *
All Expected Directors
 and Executive Officers
 of VSEA
 VSEA a Group (10
 persons)...............                      920,826(/12/)                     3.1

Principal Stockholders

Name and Address of
Beneficial Owner
-------------------
FMR Corp./Edward C.
 Johnson 3d/Abigail P.
 Johnson................                    3,051,000(/13/)                    10.2
 82 Devonshire Street
 Boston, Massachusetts
  02109

Neuberger & Berman,
 LLC....................                    2,389,150(/14/)                     8.0
 605 Third Avenue
 New York, New York
  10158

State Treasurer.........                    2,075,760(/15/)                     6.9
 State of Michigan
 c/o Director of
  Investments
 P.O. Box 1128
 Lansing, Michigan 48901

Oppenheimer Capital.....                    1,908,400(/16/)                     6.4
 World Financial Center
 New York, New York
  10281

Princeton Services,
 Inc./Merrill Lynch
 Asset Management,
 Inc....................                    1,840,000(/17/)                     6.2

Merrill Lynch Capital
 Fund, Inc..............                    1,750,000(/17/)                     5.9
 800 Scudders Mill Road
 Plainsboro, New Jersey
  08536

Sound Shore Management,
 Inc....................                    1,649,000(/18/)                     5.5
 8 Sound Shore Drive
 Greenwich, Connecticut
 06836

-------
 * The percentage of shares of VSEA Common Stock expected to be beneficially owned does not exceed one percent of the shares of VSEA Common Stock expected to be outstanding.
 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of VSEA Common Stock which such person has the right to acquire within 60 days following December 15, 1998. For purposes of computing the percentage of outstanding shares of VSEA Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following December 15, 1998 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Fractional shares are rounded down to the nearest whole share.
 (2) To VSEA's knowledge, unless otherwise indicated, the person named in the table has sole voting and investment power with respect to the shares or shares such voting and investment power with such person's spouse or children.
 (3) Includes 8,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan.
 (4) Includes 4,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan.
 (5) Includes (a) 16,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan and (b) 5,000 shares held in a trust of which Mr. MacNaughton is sole trustee.
 (6) Includes (a) 8,001 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan and (b) 564,000 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian 1982 Non-Qualified Stock Option Plan and the Varian Omnibus Stock Plan.
 (7) Includes (a) 4,200 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan, (b) 102,000 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan and (c) 217 shares held by Mr. Aurelio's daughter.
 (8) Includes (a) 900 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan and (b) 50,499 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan.
 (9) Includes (a) 2,000 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan.
(10) Includes (a) 900 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan and (b) 24,333 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan.
(11) Includes 6,550 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan.
(12) Includes (a) 16,901 shares of restricted stock granted to executive officers pursuant to the Varian Omnibus Stock Plan, (b) 775,382 shares which may be acquired on or within 60 days of December 15, 1998 by executive officers and directors under stock options granted pursuant to the Varian 1982 Non-Qualified Stock Option Plan and the Varian Omnibus Stock Plan, (c) 5,217 shares as to which voting and/or investment power is shared (see certain of the foregoing footnotes) and (d) 900 shares of restricted stock granted to Ernest L. Godshalk III (expected to be an executive officer of VSEA pursuant to the Varian Omnibus Stock Plan.
(13) According to an amendment to a Schedule 13G dated January 10, 1998, FMR Corp. has sole voting power over 163,100 of these shares and sole dispositive power over all 3,051,000 shares. Fidelity Management Trust Varian ("FMTC"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 293,000 of these shares in its capacity as investment manager of certain institutional accounts. Edward C. Johnson 3d and Abigail P. Johnson own 12.0% and 24.5%, respectively, of the voting stock of FMR Corp. and therefore may be deemed to have beneficial ownership of the shares referenced.
(14) According to an amendment to a Schedule 13G dated February 9, 1998, Neuberger & Berman, LLC has sole voting power over 1,367,524 of these shares and shared dispositive power over all 2,389,150 shares. Also according to that amendment to Schedule 13G, Newberger & Berman Management, Inc. shares the voting and dispositive power with Neuberger & Berman, LLC with respect to 774,800 of such shares.
(15) Based on a Schedule 13D dated August 12, 1997.
(16) According to a Schedule 13G dated February 27, 1998, Oppenheimer Capital has shared voting and shared dispositive power over all these shares.
(17) According to a Schedule 13G dated January 29, 1998, Princeton Services, Inc. and Merrill Lynch Asset Management, L.P. have shared voting power and shared dispositive power over all 1,840,000 shares. Also according to that
     Schedule 13G, Merrill Lynch Capital Fund, Inc. has shared voting power and shared dispositive power over 1,750,000 of such shares.
(18) According to a Schedule 13G dated January 15, 1998, Sound Shore Management, Inc. has sole voting power over 1,505,800 of such shares, shared voting power over 32,200 of such shares and sole dispositive power over all 1,649,00 shares.

                                   FINANCING

On an historical basis, Varian incurred or managed indebtedness at the parent level, and VSEA was not allocated any of Varian's debt as Varian used a centralized approach to cash management and the financing of its operations. The amount of debt to be retained by VMS and assumed by or transferred to VSEA and IB and the determination of the initial capital structures of VSEA, IB and VMS as of the Distribution Date are based upon the goals of maximizing combined stockholder value for Varian's present stockholders while enabling VSEA to maintain sufficient cash flow to cover anticipated operating deficits caused by the current downturn in the semiconductor equipment market.

The Notes Payable may, as a result of the Internal Transfers and debt allocation provisions of the Distribution Agreement, remain outstanding as direct and indirect obligations of VSEA as of the Distribution Date. In connection with the Distribution, Varian will contribute cash to VSEA so that at the time of the Distribution, VSEA will have approximately $100 million in cash and cash equivalents and its Consolidated Debt, expected to be comprised of Notes Payable, will not exceed $5 million. Based on the assumptions stated therein, the allocation of indebtedness to VSEA at the Distribution Date should approximate the amounts reflected in "Forecasted Capitalization." Management of VSEA believes that there is sufficient financing capability in respect of VSEA to accomplish the contemplated allocation of indebtedness. See "Forecasted Capitalization."

VSEA may enter into a credit facility for working capital and other general corporate purposes. The credit facility may contain certain customary financial and operating covenants, including restrictions upon incurring indebtedness and liens, making certain fundamental changes, selling assets and paying dividends. It is not expected that VSEA will have any outstanding borrowings under its credit facility as of the Distribution.

                        DESCRIPTION OF THE CAPITAL STOCK

General

Pursuant to VSEA's Certificate of Incorporation which will be in effect at the time of the Distribution, the authorized capital stock of VSEA will consist of
(i) 150,000,000 shares of VSEA Common Stock of which approximately 29,909,061 million shares will be issued and outstanding upon consummation of the Distribution (based on the number of shares of Varian Common Stock outstanding as of December 15, 1998) and (ii) 5,000,000 shares of preferred stock, $.01 par value per share ("VSEA Preferred Stock"), none of which will be issued and outstanding upon consummation of the Distribution.

All outstanding shares of VSEA Common Stock are, and the shares to be issued in the Distribution will be, validly issued, fully paid and nonassessable.

Common Stock

Each holder of VSEA Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of VSEA Preferred Stock to elect directors. Subject to the preferential rights of any outstanding series of VSEA Preferred Stock, and to the restrictions on payment of dividends imposed by any credit facilities that may be entered into by VSEA, the holders of VSEA Common Stock will be entitled to such dividends as may be declared from time to time by the VSEA Board from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of VSEA upon the liquidation, dissolution or winding up of VSEA. Holders of VSEA Common Stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of VSEA. Certain provisions of the Certificate of Incorporation and By-Laws of VSEA that will be in effect at the time of the Distribution may have the effect of making more difficult an acquisition of control of VSEA in a transaction not approved by the VSEA Board. See "Delaware Law and Certain Charter and By-Law Provisions."

VSEA has applied for quotation of the VSEA Common Stock on the Nasdaq National Market under the symbol "VSEA."

Preferred Stock

The authorized capital stock of VSEA includes shares of Preferred Stock, none of which are currently issued or outstanding. The VSEA Board is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The VSEA Board could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of VSEA Common Stock and which could have certain anti-takeover effects.

If, as anticipated, the VSEA Board adopts a rights plan, it will authorize shares of Participating Preferred (the "Participating Preferred"). For a description of the rights, powers and preferences of the Participating Preferred for VSEA, see " - Rights Plan."

Rights Plan

It is anticipated that the VSEA Board will adopt the Rights Plan pursuant to which one right (a "Right") to purchase one one-thousandth of a share of Participating Preferred at a purchase price (substantially above the expected current trading value for VSEA) to be determined, subject to adjustment, would be distributed with the VSEA Common Stock in the Distribution. The Rights will be issuable on the terms and subject to the conditions set forth in the Rights Plan. The Rights will expire no later than on the tenth anniversary of the record date for the dividend in 2009. The Rights will be exercisable on the earlier to occur of (i) the first date of public announcement (or such earlier or later date as the

VSEA Board may determine) that a person or "group" has acquired beneficial ownership of 15% or more of the outstanding VSEA Common Stock (an "Acquiring Person") and (ii) ten business days (or such later date as the VSEA Board may determine) following the commencement of a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person.

If any person or group becomes an Acquiring Person or commences a tender or exchange offer upon consummation of which such person or group would become an Acquiring Person, each Right not owned by such Acquiring Person or certain related parties would entitle its holder to purchase, at the Right's then current exercise price, shares of VSEA Common Stock, or, in the discretion of the VSEA Board, shares of Participating Preferred, having a value equal to twice the Right's then current exercise price. The effect would be to significantly dilute the equity interest of the Acquiring Person. In addition, if, after a person or group becomes an Acquiring Person, VSEA is involved in a merger or other business combination transaction in which (i) the holders of all of the outstanding VSEA Common Stock immediately prior to the consummation of the transaction are not the holders of the surviving corporation's voting power or (ii) more than 50% of VSEA's assets or earning power is sold or transferred, each Right will entitle its holder to purchase, at the Right's then current exercise price, common shares of the acquiring company having a value equal to twice the Right's then current exercise price.

The purchase price payable, and the shares issuable, upon exercise of the Rights will be subject to adjustment from time to time as specified in the Rights Plan. VSEA will generally be entitled to redeem the Rights in whole, but not in part, at $0.001 per Right at any time prior to the earlier to occur of
(i) a person becoming an Acquiring Person or (ii) expiration of the Rights.

Shares of Participating Preferred purchasable upon exercise of the Rights will not be redeemable and will be designed so that each one one-thousandth of a share has economic and voting terms similar to one share of VSEA Common Stock. Each share of Participating Preferred will be entitled to a minimum preferential quarterly dividend payment of $2.50 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of VSEA Common Stock. In the event of liquidation of VSEA, the holders of Participating Preferred will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per share of VSEA Common Stock. Each share of Participating Preferred will have one thousand votes, voting together with the VSEA Common Stock. These rights are protected by customary anti-dilution provisions.

Transfer Agent and Rights Agent

The transfer agent for the VSEA Common Stock is First Chicago Trust Company of New York. It is expected that First Chicago Trust Company of New York will also be the Rights Agent under the Rights Plan.

              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Certificate of Incorporation of VSEA that will be in effect at the time of the Distribution (the "VSEA Charter") will provide that a director will not be personally liable to VSEA or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The VSEA Charter and/or By-Laws of VSEA that will be in effect as of the Distribution also provide for indemnification, to the fullest extent permitted by law, of any person who is or was involved in any manner in any pending, threatened or completed investigation, claim or other proceeding by reason of the fact that such person is or was a director, officer, employee or agent of VSEA, or, at the request of VSEA, is or was serving as a director, officer, employee or agent of another entity, against all expenses, liabilities, losses and claims incurred or suffered by such person in connection with the investigation, claim or other proceeding. VSEA has entered into, or intends to enter into, agreements to provide indemnification for directors and certain officers in addition to the indemnification provided for in the VSEA Charter and By-Laws. These agreements, among other things, will indemnify directors and certain officers to the fullest extent permitted by law for certain expenses (including attorneys' fees) and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of VSEA or another entity for which such person was serving as an officer or director at the request of VSEA. Other than as described herein, there is no pending litigation or proceeding involving a director, officer, employee or other agent of VSEA or any other entity as to which indemnification is being sought under these provisions from VSEA, and VSEA is not aware of any pending or threatened litigation that may result in claims for indemnification under these provisions by a director, officer, employee or other agent.

             DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

Delaware Law

VSEA is subject to the provisions of Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
(i) the board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or (ii) on consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances); or (iii) the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certain Charter and By-Law Provisions

The VSEA Charter will contain provisions that will make more difficult the acquisition of control of VSEA by means of a tender offer, open market purchases, a proxy fight or otherwise that are not approved by the VSEA Board. The VSEA By-Laws will also contain provisions that could have an anti-takeover effect.

The purposes of such provisions of the VSEA Charter and By-Laws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of VSEA and to encourage persons seeking to acquire control of VSEA to negotiate the terms of any proposed business combination or offer with the VSEA Board. The provisions are designed to reduce the vulnerability of VSEA to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders of VSEA, or an unsolicited proposal for the restructuring or sale of all or part of VSEA. VSEA believes that, as a general rule, such proposals would not be in the best interests of VSEA or its stockholders. These provisions will help ensure that the VSEA Board, if confronted by a surprise proposal from a third party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

There has been a marked increase in hostile takeover activity during the last several years. VSEA believes that the provisions discussed herein may provide some measure of protection for stockholders against certain potentially coercive takeover tactics. Such takeover tactics include the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover, a restructuring or sale of all or part of the company or another similar extraordinary corporate action. Such actions are often undertaken by a third party without advance notice to, or consultation with, the management or board of directors of a company. In many cases, the purchaser seeks representation on a company's board of directors in order to increase the likelihood that its proposal will be implemented by a company. If a company resists the efforts of the purchaser to obtain representation on the company's board, a purchaser may commence a proxy contest to have its nominees elected to the board of directors in place of certain directors or in place of the entire board of directors. In some cases, a purchaser may not truly be interested in taking over a company, but may use the threat of a proxy fight and/or a bid to take over a company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

VSEA believes that the threat of imminent removal of the VSEA management or VSEA Board in such situations would severely curtail the ability of management or the VSEA Board to negotiate effectively with such purchasers. Management or the VSEA Board would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving VSEA that may ultimately be undertaken. If the real purpose of a takeover bid were to force VSEA to repurchase an accumulated stock interest at a premium price, management or the VSEA Board would face the risk that, if it did not repurchase the purchaser's stock interest, VSEA's business and management would be disrupted, perhaps irreparably.

These provisions, individually and collectively, may impede or discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of VSEA Common Stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. Furthermore, these provisions may deter or could be used to frustrate a future takeover attempt which is not approved by the incumbent board of directors, but which the holders of a majority of the shares may deem to be in their best interests or in which stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual and rumored takeover attempts.

Set forth below is a description of such provisions in the VSEA Charter and By-Laws. Such description is intended as a summary only and is qualified in its entirety by reference to the VSEA Charter and By-Laws, which have been filed as exhibits to the Registration Statement. Capitalized terms used and not defined herein are defined in the VSEA Charter or By-Laws.

Classified Boards of Directors

The VSEA Charter provides for the VSEA Board to be divided into three classes serving staggered terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board of directors. Such a delay may help ensure that the VSEA Board, if confronted by a stockholder's attempt to force a stock repurchase at a premium above market price, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what they believe are the best interests of the stockholders. VSEA also believes that a classified board of directors will help to assure the continuity and stability of the VSEA Board and the business strategies and policies of VSEA as determined by the VSEA Board, because generally a majority of the directors at any given time will have had prior experience as directors of VSEA.

  The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of VSEA as the case may be, even though such an attempt might be beneficial to VSEA and its stockholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors; Removal; Filling Vacancies

The VSEA Charter will provide that the specific number of directors (which must be at least three) shall be fixed by resolution of the VSEA Board. In addition, the VSEA Charter will provide that, subject to any rights of the holders of preferred stock, only a majority of the directors then in office shall have the authority to fill any vacancies on the VSEA Board. Accordingly, the existing board members could prevent any stockholder from obtaining majority representation on the VSEA Board by enlarging the VSEA Board and filling the new directorships with its own nominees.

Moreover, the VSEA Charter will provide that directors may be removed only for cause by the affirmative vote of holders of at least a majority of the voting power of all of the then-outstanding shares of VSEA Common Stock. This provision, when coupled with the provisions of the VSEA Charter authorizing only the VSEA Board to fill vacant directorships, would preclude stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees. These provisions reflect existing Delaware law absent a contrary provision in a company's charter.

Limitations on Stockholder Action by Written Consent; Special Meetings

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by the stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having the requisite number of shares that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The VSEA Charter will provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting. The VSEA By-Laws will provide that, subject to the rights of holders of any series of the Preferred Stock, special meetings of stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the Vice Chairman of the Board (if any), the President or the VSEA Board. Stockholders are not permitted to call a special meeting or to require that the VSEA Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders will be limited to the purpose or purposes of the meeting as stated in the notice of the meeting.

The provisions of the VSEA Charter restricting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of the Board, the Chief Executive Officer, the Vice Chairman of the Board (if any), the President or pursuant to a board resolution. These provisions would also prevent the holders of a majority of the voting power of VSEA Common Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the VSEA Board by calling a special meeting of stockholders prior to the time the VSEA Board believed such consideration to be appropriate.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The VSEA By-Laws will establish an advance notice procedure with regard to the nomination, other than by or at the direction of the VSEA Board, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders (the "Business Procedure").

Pursuant to the VSEA By-Laws, the Nomination Procedure provides that only persons who are nominated by, or at the direction of, the VSEA Board or by a stockholder of record who has given timely prior written notice to the Secretary prior to the meeting at which directors are to be elected will be eligible for election as directors. The Business Procedure provides that at an annual meeting only such business can be conducted as has been brought before the meeting pursuant to the notice of the meeting, by, or at the direction of, the VSEA Board or by a stockholder of record who has given timely prior written notice to the Secretary of such stockholder's intention to bring such business before the meeting. To be timely, notice must generally be received by not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the proxy statement in connection with the previous year's annual meeting. For notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received not earlier than the 90th day before such meeting and not later than the later of (1) the 60th day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made.

Under the Nomination Procedure, notice from a stockholder who proposes to nominate a person at a meeting for election as director must contain certain information about that person, including such person's consent to be nominated and such information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person or the beneficial owner, if any, on whose behalf the nomination is made. Under the Business Procedure, notice relating to the conduct of business must contain certain information about such business and about the stockholder who proposes to bring the business before the meeting including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the class and number of shares of stock beneficially owned by such stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made, and any material interest of such stockholder, and such beneficial owner in the business so proposed. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he or she determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

The purpose of the Nomination Procedure is, by requiring advance notice of nominations by stockholders, to afford the VSEA Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the VSEA Boards, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of proposed business, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the VSEA Board to provide the VSEA Board with a meaningful opportunity to inform stockholders, prior to such meeting, of any business proposed to be conducted at such meetings, together with any recommendation as to the VSEA Board's position or belief as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the VSEA Board as to the disposition of any such business. Although the VSEA By-Laws will not give the VSEA Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by a stockholder to be conducted at an annual meeting, the By-Laws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular annual meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of VSEA, even if the conduct of such solicitation or such attempt might be beneficial to VSEA and its stockholders.

Amendment of Certain Charter and By-Law Provisions

The VSEA Charter will contain provisions requiring the affirmative vote of the holders of at least 66 2/3% of the outstanding VSEA Common Stock to amend the provisions of such charter pertaining to classification of the VSEA Board, filling vacancies in the VSEA Board, removal of directors and the requirement that stockholders can act only at annual or special meetings and not by written consent. The VSEA Charter and By-Laws will also require the vote of at least 66 2/3% of the outstanding VSEA Common Stock for stockholders to adopt, amend or repeal any provision of the VSEA By-Laws. These provisions will make it more difficult for stockholders to change the VSEA Charter and By-Laws, including changes designed to facilitate the exercise of control over VSEA. In addition, the requirement for approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of VSEA's capital stock to prevent holders of a less than 66 2/3% majority from amending the indicated provisions of the VSEA Charter and By-Laws.

Preferred Stock

The VSEA Charter will authorize the VSEA Board to establish series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the board resolutions providing for such series. The number of authorized shares of VSEA Preferred Stock will be 5,000,000.

VSEA believes that the availability of such Preferred Stock will provide VSEA with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow VSEA to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of VSEA Common Stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the securities may be listed. Although the VSEA Board does not have any intention at the present time of doing so, it could issue a series of Preferred Stock that could, subject to certain limitations imposed by the securities laws and stock exchange rules, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, such series of preferred stock might impede a business combination by including class-voting rights that would enable the holder to block such a transaction. The VSEA Board will make any determination to issue such shares based on its judgment as to the best interests of VSEA and its then existing stockholders. The board, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The authorized and unissued Preferred Stock of VSEA as well as the authorized and unissued VSEA Common Stock would be available, and the VSEA Charter explicitly authorizes use of capital stock, for the above purposes.

In connection with the Rights Plan, the VSEA Board will authorize shares of Participating Preferred. No such shares of Participating Preferred are currently outstanding. For a description of the rights, powers and preferences of the Participating Preferred, see "Description of the Capital Stock - Rights Plan."

Common Stock

The VSEA Charter will authorize the VSEA Board to issue up to 150,000,000 shares of VSEA Common Stock.

The authorized but unissued VSEA Common Stock will provide VSEA with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits. The VSEA Board would have the ability, in the event of a proposed merger, tender offer or other attempt to gain control of VSEA that was not approved by such board, to issue additional common stock that would dilute the stock ownership of the acquiror.

Rights Plan

VSEA will enter into the Rights Plan. The Rights to be distributed in accordance with the Rights Plan will have certain anti-takeover effects. Each of the Rights will cause substantial dilution to a person or group that attempts to acquire VSEA and thereby effect a change in the composition of the VSEA Board on terms not approved by the VSEA Board, including by means of a tender offer at a premium to the market price. The Rights should not interfere with any merger or business combination approved by the VSEA Board, since the Rights may be redeemed by VSEA, at the applicable redemption price, prior to the time that a person or group has become an Acquiring Person. See "Description of the Capital Stock - Rights Plan."

                             AVAILABLE INFORMATION

VSEA has filed with the Commission a Registration Statement under the Exchange Act with respect to the VSEA Common Stock being received by the stockholders of Varian Common Stock in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.

Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by VSEA with the Commission may be inspected at the public reference facilities of the Commission listed below.

After the Distribution, VSEA will be subject to the information requirement of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material maybe obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

VSEA intends to furnish its stockholders with annual reports containing consolidated financial statements (beginning with fiscal year 1999) audited by independent accountants.

No person is authorized by Varian or VSEA to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Semiconductor Equipment Business of Varian Associates, Inc.
-----------------------------------------------------------
Report of Independent Accountants........................................   F-2
Combined Statements of Earnings for the three fiscal years ended October
 2, 1998.................................................................   F-3
Combined Balance Sheets at October 2, 1998 and September 26, 1997........   F-4
Combined Statements of Divisional Equity for the three fiscal years ended
 October 2, 1998.........................................................   F-5
Combined Statements of Cash Flows for the three fiscal years ended
 October 2, 1998.........................................................   F-6
Notes to Combined Financial Statements...................................   F-7
Report of Independent Accountants on Financial Statement Schedule........   S-I
Schedule II - Valuation and Qualifying Accounts..........................  S-II

                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders of Varian Associates, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of earnings, divisional equity, and cash flows present fairly, in all material respects, the financial position of the Semiconductor Equipment Business of Varian Associates, Inc. (the "Company") at October 2, 1998 and September 26, 1997, and the results of its operations and its cash flows for each of the three years in the period ended October 2, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                         /s/ PricewaterhouseCoopers LLP
                                        -------------------------------
                                          PricewaterhouseCoopers LLP
San Jose, California
October 31, 1998

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

                        Combined Statements of Earnings

                                                           Fiscal Years
                                                    ---------------------------
                                                        1998     1997      1996
                                                    -------- --------  --------
                                                      (In thousands, except
                                                        per share amounts)
Revenue............................................ $342,944 $448,322  $667,246
                                                    -------- --------  --------
Operating Costs and Expenses
Cost of revenue....................................  225,237  263,639   400,117
Research and development...........................   40,823   47,195    55,642
Marketing..........................................   35,211   50,783    52,721
General and administrative.........................   25,363   31,893    36,419
Gain on sale of Thin Film Systems business.........       --  (51,039)       --
                                                    -------- --------  --------
Total operating costs and expenses.................  326,634  342,471   544,899
                                                    -------- --------  --------
Operating Earnings before Taxes....................   16,310  105,851   122,347
Taxes on earnings..................................    4,913   34,855    43,004
                                                    -------- --------  --------
Net Earnings....................................... $ 11,397 $ 70,996  $ 79,343
                                                    ======== ========  ========
Pro Forma Net Earnings Per Share................... $   0.38 $   2.33  $   2.56
                                                    ======== ========  ========
Shares used in pro forma per share computations....   29,910   30,451    31,024
                                                    ======== ========  ========


See accompanying Notes to the Combined Financial Statements.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

                            Combined Balance Sheets

                                                             Fiscal Year-End
                                                            ------------------
                                                                1998      1997
                                                            --------  --------
                                                               (Dollars in
                                                               thousands)
ASSETS
Current Assets
Accounts receivable........................................ $ 62,677  $ 98,678
Inventories................................................   60,692    50,233
Other current assets.......................................   38,754    41,404
                                                            --------  --------
Total Current Assets.......................................  162,123   190,315
                                                            --------  --------
Property, Plant, and Equipment.............................   84,128    65,885
Accumulated depreciation and amortization..................  (45,314)  (37,271)
                                                            --------  --------
Net Property, Plant, and Equipment.........................   38,814    28,614
                                                            --------  --------
Other Assets...............................................   23,689    14,370
                                                            --------  --------
Total Assets............................................... $224,626  $233,299
                                                            ========  ========
LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities
Accounts payable - trade................................... $ 10,513  $ 19,465
Accrued expenses...........................................   77,050    90,793
Product warranty...........................................   21,435    16,948
Advance payments from customers............................    3,631     2,065
                                                            --------  --------
Total Current Liabilities..................................  112,629   129,271
Long-Term Accrued Expenses.................................    6,796     6,247
Deferred Taxes.............................................    1,952     3,044
                                                            --------  --------
Total Liabilities..........................................  121,377   138,562
                                                            --------  --------
Commitments and Contingencies (Notes 9 and 10)
Divisional Equity..........................................  103,249    94,737
                                                            --------  --------
Total Liabilities and Divisional Equity.................... $224,626  $233,299
                                                            ========  ========


See accompanying Notes to the Combined Financial Statements.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

                    Combined Statements of Divisional Equity

                                                                       (Dollars
                                                                             in
                                                                     thousands)
Balance, Fiscal Year-End, 1995......................................  $ 133,536
Net earnings for the year...........................................     79,343
Net transfers (to) from Varian Associates, Inc......................    (49,573)
                                                                      ---------
Balance, Fiscal Year-End, 1996......................................    163,306
Net earnings for the year...........................................     70,996
Net transfers (to) from Varian Associates, Inc......................   (139,565)
                                                                      ---------
Balance, Fiscal Year-End, 1997......................................     94,737
Net earnings for the year...........................................     11,397
Net transfers (to) from Varian Associates, Inc......................     (2,885)
                                                                      ---------
Balance, Fiscal Year-End, 1998......................................  $ 103,249
                                                                      =========




See accompanying Notes to the Combined Financial Statements.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                         Fiscal Years
                                                  -----------------------------
                                                      1998       1997      1996
                                                  --------  ---------  --------
                                                    (Dollars in thousands)
Operating Activities
Net Cash Provided by (Used in) Operating
 Activities.....................................  $ 40,219  $  (2,706) $ 71,577
                                                  --------  ---------  --------
Investing Activities
Proceeds from sale of Thin Film Systems.........        --    145,500        --
Purchase of property, plant, and equipment......    (7,191)   (10,732)  (22,418)
Purchase of businesses, net of cash acquired....   (31,014)        --        --
Other...........................................        --      6,535        --
                                                  --------  ---------  --------
Net Cash Provided by (Used in) Investing
 Activities.....................................   (38,205)   141,303   (22,418)
                                                  --------  ---------  --------
Financing Activities
Net transfers (to) from Varian Associates,
 Inc............................................    (2,885)  (139,565)  (49,573)
                                                  --------  ---------  --------
Net Cash Provided by (Used in) Financing
 Activities.....................................    (2,885)  (139,565)  (49,573)
                                                  --------  ---------  --------
Effects of Exchange Rate Changes on Cash........       871        968       414
                                                  --------  ---------  --------
Net Increase (Decrease) in Cash and Cash
 Equivalents....................................        --         --        --
Cash and Cash Equivalents at Beginning of Fiscal
 Year...........................................        --         --        --
                                                  --------  ---------  --------
Cash and Cash Equivalents at End of Fiscal
 Year...........................................  $     --     $   --  $     --
                                                  ========  =========  ========
Detail of Net Cash Provided by (Used in)
 Operating Activities
Net Earnings....................................  $ 11,397  $  70,996  $ 79,343
Adjustments to reconcile net earnings to net
 cash
 provided by (used in) operating activities
Depreciation....................................     7,290     11,180     9,295
Gain on sale of Thin Film Systems business......        --    (51,039)       --
Deferred taxes..................................     4,500     (8,593)   (7,713)
Changes in assets and liabilities:
Accounts receivable.............................    38,185       (675)  (12,190)
Inventories.....................................     3,676         47    (4,336)
Other current assets............................    (2,480)     3,600    (1,780)
Accounts payable--trade.........................   (10,047)      (541)   (8,981)
Accrued expenses................................   (15,697)   (23,675)      995
Product warranty................................    (1,821)    (4,431)    1,638
Advance payments from customers.................     1,605     (5,086)   10,297
Long-term accrued expenses......................       549      4,792     5,961
Other...........................................     3,062        719      (952)
                                                  --------  ---------  --------
Net Cash Provided by (Used in) Operating
 Activities.....................................  $ 40,219  $  (2,706) $ 71,577
                                                  ========  =========  ========

See accompanying Notes to the Combined Financial Statements.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

                     Notes to Combined Financial Statements


Note 1. Basis of Presentation

On August 21, 1998, the Board of Directors of Varian Associates, Inc. ("VAI") announced a plan to reorganize into three publicly traded independent companies by spinning off two of its businesses to stockholders in a tax-free distribution (the "Distribution"). The Distribution is subject to final approval by VAI's Board of Directors. Among other things, this approval is conditioned upon the receipt of a ruling from the Internal Revenue Service that the spin-off of the two businesses will be a tax free transaction for VAI stockholders, VAI, the Instruments Business of VAI ("IB"), and the Semiconductor Equipment Business of VAI (the "Company") and upon the approval of the plan for the Distribution by VAI stockholders.

Under the plan for the Distribution, the Company and IB will be incorporated as Varian Semiconductor Equipment Associates, Inc. and Varian, Inc., respectively, and will become publicly traded companies. Also under the plan for the Distribution, each of VAI and IB will have between $50 and $100 million of outstanding indebtedness under VAI's term loans and notes payable, and VAI will contribute cash to the Company so that at the Distribution, the Company will have approximately $100 million in cash and cash equivalents and consolidated debt not exceeding $5 million. The Company will include VAI's business units that manufacture, sell and service ion implantation and thin film deposition equipment for use in semiconductor wafer fabrication. Also under the plan for Distribution, the Company will be incorporated in Delaware in December 1998, with 150,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized. Upon incorporation, all outstanding shares of the Company's common stock will be owned by VAI. For purposes of these financial statements and notes to these financial statements, the Company includes the assets, liabilities, operating results and cash flows of the VAI business units described above that will comprise the Company under the plan for the Distribution.

The combined financial statements of the Company have been prepared using VAI's historical bases in the assets and liabilities and historical results of operations of the Company's businesses, except for the accounting for income taxes (see Note 2).

The combined financial statements of the Company include the accounts of the Company's businesses after elimination of inter-business balances and transactions.

The Company's fiscal years reported are the 52- or 53-week period ended on the Friday nearest September 30. Fiscal year 1998 comprises the 53-week period ended on October 2, 1998. Fiscal years 1997 and 1996 comprise the 52-week periods ended on September 26, 1997 and September 27, 1996, respectively.

The combined financial statements generally reflect the financial position, operating results, and cash flows of the Company as if it were a separate entity for all periods presented. Where it was practicable to identify specifically VAI corporate amounts with the activities of the Company, such amounts have been included in the accounts of the Company. The combined financial statements also include allocations of certain VAI corporate assets (including pension assets), liabilities (including profit sharing and pension benefits), and expenses (including legal, accounting, employee benefits, insurance services, information technology services, treasury, and other VAI corporate overhead) to the Company. These amounts have been allocated to the Company on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by the Company. Typical measures and activity indicators used for allocation purposes include headcount, sales revenue, and payroll expense. Management believes that the methods used to allocate these amounts are reasonable. However, these allocations are not necessarily indicative of the amounts that would have been or that will be recorded by the Company on a stand-alone basis.

For purposes of governing certain of the ongoing relationships between the Company, VAI, and IB after the Distribution and to provide for an orderly transition, the Company, VAI, and IB have entered or will enter into

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

various agreements including a distribution agreement, tax sharing agreement, employee benefits allocation agreement, intellectual property agreement, and transition services agreement (collectively, the "Distribution Related Agreements").

Note 2.  Summary of Significant Accounting Policies

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Foreign Currency Translation

For non-U.S. operations, the U.S. dollar is the functional currency. Monetary assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Non-monetary assets such as inventories and property, plant, and equipment are translated at historical rates. Income and expense items are translated at effective rates of exchange prevailing during each year, except that inventories and depreciation charged to operations are translated at historical rates. The aggregate exchange loss included in general and administrative expenses for fiscal years 1998, 1997, and 1996 was $0.9 million, $1.1 million, and $.2 million, respectively.

 Revenue Recognition

Revenue related to systems is recognized upon shipment, which usually precedes customer acceptance as the performance of installation obligations is essentially perfunctory and there is a demonstrated history of customer acceptance of such systems following shipment. The Company's products are generally subject to installation and warranty, and the Company provides for the estimated future costs of installation, repair, replacement, or customer accommodation in cost of revenue when revenue is recognized. Service revenue is recognized ratably over the period of the related contract. Royalty revenue is recognized upon notification of sale by the Company's licencees. The terms of the royalty agreements generally require licensees to give notification to the Company and to pay royalties within 30 to 60 days of the end of the quarter during which the sales take place.

 Legal Expenses

The Company accrues estimated amounts for legal fees expected to be incurred in connection with loss contingencies.

 Financial Instruments

The Company considers currency on hand, demand deposits, and all highly liquid debt securities with an original maturity of three months or less to be cash and cash equivalents.

Financial instruments that potentially subject the Company to concentrations of credit risk comprise trade accounts receivable and forward exchange contracts. The Company sells its products and extends trade credit to a large number of customers, who are dispersed across many different geographies. The Company performs ongoing credit evaluations of these customers and generally does not require collateral from them. Trade accounts receivable are stated net of allowances for doubtful accounts of $602,000 at the end of fiscal year 1998 and $556,000 at the end of fiscal year 1997.

The Company enters into forward exchange contracts to mitigate the effects of operational (sales orders and purchase commitments) and balance sheet exposures to fluctuations in foreign currency exchange rates. The Company does not enter into forward exchange contracts for trading purposes. When the Company's foreign exchange contracts hedge

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

operational exposure, the effects of movements in currency exchange rates on these instruments are recognized in income when the related revenues and expenses are recognized. All forward exchange contracts hedging operational exposure are designated and highly effective as hedges. The critical terms of all forward exchange contracts hedging operational exposure and of the forecasted transactions being hedged are substantially identical. Accordingly, the Company expects that changes in the fair value or cash flows of the hedging instruments and the hedged transactions (for the risk that is being hedged) will completely offset at the hedge's inception and on an ongoing basis. When foreign exchange contracts hedge balance sheet exposure, such effects are recognized in income when the exchange rate changes in accordance with the requirements for other foreign currency transactions. Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. Any deferred gains or losses are included in accrued expenses in the balance sheet. If a hedging instrument is sold or terminated prior to maturity, gains and losses continue to be deferred until the hedged item is recognized in income. If a hedging instrument ceases to qualify as a hedge, any subsequent gains and losses are recognized currently in income. The Company's forward exchange contracts generally range from one to three months in original maturity.

Because the impact of movements in currency exchange rates on foreign exchange contracts generally offsets the related impact on the underlying items being hedged, forward exchange contracts do not subject the Company to risk that would otherwise result from changes in currency exchange rates. The Company's forward exchange contracts contain credit risk in that its banking counter-parties may be unable to meet the terms of the agreements. The Company seeks to minimize such risk by limiting its counter-parties to major financial institutions. Also, the potential risk of loss with any one party resulting from this type of credit risk is monitored by management of the Company. The fair value of forward exchange contracts generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, thereby taking into account and approximating the current unrealized and realized gains or losses of open contracts. The notional amounts of forward exchange contracts are not a measure of the Company's exposure.

 Pro Forma Net Earnings per Share

The computation of pro forma net earnings per share for fiscal years 1998, 1997, and 1996 is based on the weighted average number of shares of VAI common stock outstanding during the respective periods, reflecting the anticipated ratio of one share of Company common stock for each share of VAI common stock at the time of Distribution.

 Divisional Equity

Divisional equity includes historical investments and advances from VAI, including net transfers to/from VAI, third party liabilities paid on behalf of the Company by VAI, amounts due to affiliates related to purchases, amounts due to/from VAI for services and other charges, and current period net earnings of the Company.

 Interim Financial Statements (Unaudited)

The unaudited condensed combined interim financial information reflects all adjustments, which consist of only normal, recurring adjustments, necessary to present fairly the results of operations of the Company for each fiscal quarter during fiscal years 1998 and 1997.

 Inventories

Inventories are valued at the lower of cost or market (realizable value) using last-in, first-out (LIFO) cost for the U.S. inventories. All other inventories are valued principally at average cost. If the first-in, first-out (FIFO) method had been used for those operations valuing inventories on a LIFO basis, inventories would have been higher than reported by $20.3 million in fiscal 1998, $20.6 million in fiscal 1997, and $18.0 million in fiscal 1996.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

The Company's inventories include high technology parts and components that may be specialized in nature or subject to rapid technological obsolescence. While the Company has programs to minimize the required inventories on hand and considers technological obsolescence in estimating the required allowance to reduce recorded amounts to market values, such estimates could change in the future.

 Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Major improvements are capitalized, while maintenance and repairs are expensed currently. Plant and equipment are depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax purposes. Machinery and equipment lives vary from 1 to 15 years, and buildings are depreciated from 3 to 40 years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives, or the remaining term of the lease, whichever is less. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Gains or losses resulting from retirements or disposals are included in earnings from operations.

 Other Assets

Goodwill, which is the excess of the cost of acquired businesses over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed, is amortized on a straight-line basis over periods ranging from 5 to 40 years. Investments in affiliated companies over whose operations the Company has significant influence but not control are accounted for under the equity method.

 Impairment of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets and goodwill related to those assets may not be recoverable, the Company estimates the future cash flows, undiscounted and without interest charges, expected to result from the use of those assets and their eventual disposition. If the sum of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

 Research and Development

Company-sponsored research and development costs related to both present and future products are expensed currently. Costs related to research and development contracts are included in inventory and charged to cost of revenue upon recognition of related revenue. Total expenditures on research and development for fiscal years 1998, 1997, and 1996, were $40.8 million, $48.1 million, and $56.9 million, respectively, of which $0.9 million and $1.3 million has been funded by customers in fiscal years 1997 and 1996. No research and development expenditures were funded by customers in fiscal 1998.

 Taxes on Earnings

The Company's operating results historically have been included in VAI's consolidated U.S. and state income tax returns and in tax returns of certain VAI foreign subsidiaries. Except for the utilization of foreign tax credits, the provision for income taxes in the Company's combined financial statements has been determined on a separate-return basis, under which the Company's provision for income taxes comprises its estimated tax liability and the change in its deferred income taxes. Foreign tax credits are benefited to the extent they were utilized in VAI's consolidated tax returns. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Income taxes paid on behalf of the Company by VAI are included in divisional equity.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

Effective after the Distribution, the Company will file separate income tax returns.

 Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It is effective for the Company's fiscal year 1999. The impact of the implementation of SFAS No. 130 on the combined financial statements of the Company has not yet been determined.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting (referred to as the "management" approach) and also requires interim reporting of segment information. It is effective for the Company's fiscal year 1999. The Company has not determined the impact of its implementation on the reporting of the Company's segment information.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and is effective for the Company's fiscal year 2000. The impact of the implementation of SFAS No. 133 on the combined financial statements of the Company has not yet been determined.

Note 3. Balance Sheet Detail

 Inventories

                                                                     1998  1997
                                                                    ----- -----
                                                                    (Dollars in
                                                                     millions)
   Raw materials and parts......................................... $24.7 $23.8
   Work in process.................................................  22.5  22.9
   Finished goods..................................................  13.5   3.5
                                                                    ----- -----
       Total Inventories........................................... $60.7 $50.2
                                                                    ===== =====

 Property, Plant, and Equipment

                                                                     1998  1997
                                                                    ----- -----
                                                                    (Dollars in
                                                                     millions)
   Land and land improvements...................................... $ 2.4 $ 0.9
   Buildings.......................................................  30.1  25.5
   Machinery and equipment.........................................  50.4  38.0
   Construction in progress........................................   1.2   1.5
                                                                    ----- -----
       Total Property, Plant, and Equipment........................ $84.1 $65.9
                                                                    ===== =====

 Other Assets

                                                                     1998  1997
                                                                    ----- -----
                                                                    (Dollars in
                                                                     millions)
   Goodwill........................................................ $19.4 $ --
   Less accumulated amortization...................................   0.4   --
                                                                    ----- -----
   Net goodwill....................................................  19.0   --
                                                                    ----- -----
   Other...........................................................   4.7  14.4
                                                                    ----- -----
       Total Other Assets.......................................... $23.7 $14.4
                                                                    ===== =====

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

Amortization expense for goodwill was $0.4 million for fiscal year 1998. There was no amortization expense for goodwill for fiscal years 1997 and 1996.

Accrued Expenses

                                                                     1998  1997
                                                                    ----- -----
                                                                    (Dollars in
                                                                     millions)
   Payroll and employee benefits................................... $13.6 $19.6
   Foreign income taxes payable....................................  10.3  10.4
   Estimated loss contingencies....................................  34.0  41.2
   Other...........................................................  19.2  19.6
                                                                    ----- -----
   Total Accrued Expenses.......................................... $77.1 $90.8
                                                                    ===== =====

Note 4. Forward Exchange Contracts

Forward exchange contracts outstanding as of fiscal year-end 1998 are summarized as follows:

                                                     Notional
                                                        Value   Notional  Fair
                                                    Purchased Value Sold Value
                                                    --------- ---------- -----
                                                      (Dollars in thousands)
   Japanese yen....................................   $ --     $   231   $   7
   French francs...................................     --       2,884    (117)
   British pounds..................................     --          55     --
   Italian lira....................................      90        --       (5)
   German marks....................................     --       2,011    (108)
   Taiwan dollars..................................     --         910     (25)
   Korean won......................................     --       7,738      18
   Swiss francs....................................       6        --      --
                                                      -----    -------   -----
   Total...........................................     $96    $13,829   $(230)
                                                      =====    =======   =====

There were no unrealized gains or losses for the forward exchange contracts as of fiscal year-end 1998.

Note 5. Acquisitions and Sale of Business

In July 1998, the Company acquired certain assets and assumed certain liabilities of the ion implantation division of Genus, Inc. ("Genus") for approximately $24.15 million in cash, plus additional payments if certain sales and cash collection targets are met by December 31, 1998. The ion implantation division of Genus was a supplier of high energy ion implantation equipment for use in semiconductor wafer fabrication. This acquisition has been accounted for under the purchase method. The Company is amortizing acquired goodwill of $16.6 million over 10 years.

In January 1998, the Company acquired the outstanding minority ownership interest of Varian Korea Ltd. ("VKL") for approximately $7.8 million in cash. VKL is engaged in the manufacturing, installation, servicing, and sales of semiconductor manufacturing equipment and other products. The acquisition of the minority ownership interest has been accounted for using the purchase method; accordingly, the Company's combined operating results include 100% of the operating results of VKL subsequent to the acquisition date. The Company is amortizing acquired goodwill of $2.8 million over 40 years.

The Company's pro forma revenue, earnings from operations, net earnings, and net earnings per share for fiscal years 1998 and 1997, assuming the VKL acquisition occurred at the beginning of such years, would not have been materially different from the actual amounts reported for such periods.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

In June 1997, VAI completed the sale of its Thin Film Systems operations, a product line of the Company ("TFS"). Total proceeds received from the sale of TFS were $145.5 million in cash. A $51.5 million reserve was recorded to cover, among other items, purchase price disputes, retained liabilities, transactions costs, employee terminations, facilities separation costs, indemnification obligations, litigation expense, and other contingencies. During the remainder of fiscal 1997, $10.3 million of this reserve was utilized (primarily for the cash settlement of transaction and legal indemnification and defense costs). During fiscal 1998, an additional $7.2 million of this reserve was utilized (primarily for the cash settlement of transaction, employee termination, facilities separation, and legal indemnification and defense costs). The gain on the sale was $33.2 million (net of income taxes of $17.8 million). The reserve as of October 2, 1998 was $34.0 million and related to costs associated with pending litigation and indemnity obligations relating to certain patent infringement claims by Applied Materials, Inc. as well as purchase price disputes with Novellus Systems, Inc. arising out of the sale of TFS (See Note
10).

Note 6. Employee Stock Plans

Under VAI's Omnibus Stock and Employee Stock Purchase Plans, certain employees of the Company are eligible for the grant of stock options and restricted stock and are eligible to purchase VAI common stock. The exercise price for incentive and non-qualified stock options granted under the Omnibus Stock Plan may not be less than 100% of the fair market value of VAI common stock at the date of grant. Options granted are exercisable at such times and are subject to such restrictions and conditions as determined by the Organization and Compensation Committee of the Board of Directors of VAI, but no option shall be exercisable later than ten years from the date of grant. Options granted are generally exercisable in cumulative installments of one-third each year, commencing one year following the date of grant, and expire if not exercised within seven or ten years from the date of grant. Restricted stock grants may be awarded at prices ranging from 0% to 50% of the fair market value of VAI common stock and may be subject to restrictions on transferability and continued employment as determined by the Organization and Compensation Committee. Participants in the Employee Stock Purchase Plan are eligible to purchase VAI common stock at the lower of 85% of the closing market price of VAI common stock on the first trading day of the VAI fiscal quarter of the first trading day of the next VAI fiscal quarter. This discount is treated as equivalent to the cost of issuing common stock for financial reporting purposes. VAI intends to suspend the Employee Stock Purchase Plan prior to the Distribution.

At fiscal year-end 1998, outstanding options for VAI common stock held by Company employees totaled approximately 768,000, of which approximately 329,000 had vested and were exercisable. At fiscal year-end 1998, the exercise prices of outstanding options range from $10.91 to $58.31.

At fiscal year-end 1997, outstanding options for VAI common stock held by Company employees totaled approximately 600,000, of which approximately 183,000 had vested and were exercisable. At fiscal year-end 1997, the exercise prices of outstanding options range from $10.91 to $58.31.

At fiscal year-end 1996, outstanding options for VAI common stock held by Company employees totaled approximately 604,000, of which approximately 121,000 had vested and were exercisable. At fiscal year-end 1996, the exercise prices of outstanding options range from $10.91 to $61.19.

Immediately following the Distribution, it is anticipated that the majority of outstanding awards under the VAI Omnibus Stock Plan held by Company employees will be replaced by substitute awards under the VSEA Omnibus Stock Plan. The substitute awards will have the same ratio of the exercise price per share to the market value per share, the same aggregate difference between market value and exercise price, and the same vesting provisions, option periods, and other terms and conditions as the awards they replace.

The Company will comply with the pro forma disclosure requirements set forth in SFAS No. 123, "Accounting for Stock-Based Compensation," once the number of substitute awards and related exercise prices are determined. These determinations cannot be made until subsequent to the Distribution.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

Note 7. Retirement Plans

Certain employees of the Company in the United States are eligible to participate in the VAI-sponsored defined contribution plan. The Company's major obligation is to contribute an amount based on a percentage of each participant's base pay. The Company also contributes 5% of its combined operating earnings, as adjusted for discretionary items, as retirement plan profit sharing. Participants are entitled, upon termination or retirement, to their portion of the retirement fund assets, which are held by a third-party trustee. Included in the accompanying combined statements of earnings is an allocation of total pension expense for Company employees under the VAI-sponsored defined contribution plan of $3.4 million, $4.0 million, and $4.8 million, for fiscal years 1998, 1997, and 1996, respectively.

At the Distribution, the Company will assume responsibility for pension and postretirement benefits for active employees of the Company; the responsibility for all others, principally retirees of VAI, will remain with VAI. An allocation of assets and liabilities for foreign defined benefit pension, postemployment, and postretirement benefits, which are not material to the Company's financial statements, has been included in these combined financial statements.

Note 8. Taxes on Earnings

Taxes on earnings from operations are as follows:

                                                            1998   1997   1996
                                                           -----  -----  -----
                                                              (Dollars in
                                                               millions)
   Current
     U.S. federal......................................... $(1.7) $38.2  $39.3
     Non-U.S..............................................   1.5    1.7    1.2
     State and local......................................   0.6    3.5    6.4
                                                           -----  -----  -----
       Total current......................................   0.4   43.4   46.9
                                                           -----  -----  -----
   Deferred
     U.S. federal.........................................   4.5   (8.5)  (3.9)
                                                           -----  -----  -----
       Total deferred.....................................   4.5   (8.5)  (3.9)
                                                           -----  -----  -----
   Taxes on Earnings...................................... $ 4.9  $34.9  $43.0
                                                           =====  =====  =====

Significant items making up deferred tax assets and liabilities are as follows:

                                                                    1998  1997
                                                                    ----- -----
                                                                    (Dollars in
                                                                     millions)
   Assets:
     Product warranty.............................................. $ 5.4 $ 5.9
     Special provisions............................................  13.4  15.1
     Inventory adjustments.........................................  12.5  13.7
     Other.........................................................   3.0   5.1
                                                                    ----- -----
                                                                     34.3  39.8
                                                                    ----- -----
   Liabilities:
     Accelerated depreciation......................................   2.0   2.5
     Other.........................................................   --    0.5
                                                                    ----- -----
                                                                      2.0   3.0
                                                                    ----- -----
   Net deferred tax asset.......................................... $32.3 $36.8
                                                                    ===== =====

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

The classification of the net deferred tax asset on the combined balance sheets is as follows:

                                                                  1998   1997
                                                                  -----  -----
                                                                  (Dollars in
                                                                   millions)
   Net current deferred tax asset (included in other current
    assets)...................................................... $34.3  $39.8
   Net long-term deferred tax liability..........................  (2.0)  (3.0)
                                                                  -----  -----
   Net deferred tax asset........................................ $32.3  $36.8
                                                                  =====  =====

Operating earnings before taxes consist of the following:

                                                           1998   1997    1996
                                                           ----- ------  ------
                                                               (Dollars in
                                                                millions)
   U.S.................................................... $12.3 $106.1  $121.4
   Foreign................................................   4.0   (0.2)    0.9
                                                           ----- ------  ------
                                                           $16.3 $105.9  $122.3
                                                           ===== ======  ======

The effective tax rate on earnings from operations differs from the U.S. federal statutory tax rate as a result of the following:

                                                              1998  1997  1996
                                                              ----  ----  ----
   Federal statutory income tax rate......................... 35.0% 35.0% 35.0%
   State and local taxes, net of federal tax benefit.........  2.6   2.1   3.4
   Foreign sales corporation................................. (3.0) (1.8) (2.9)
   Other..................................................... (4.5) (2.4) (0.3)
                                                              ----  ----  ----
   Effective tax rate........................................ 30.1% 32.9% 35.2%
                                                              ====  ====  ====

Note 9. Lease Commitments

At fiscal year-end 1998, the Company was committed to minimum rentals under non-cancellable operating leases for fiscal years 1999 through 2003 and thereafter, as follows, in millions: $1.8, $1.3, $1.2, $1.2, $1.0, and $10.9, respectively. Rental expense for fiscal years 1998, 1997, and 1996, in millions, was $3.3, $2.4, and $2.8, respectively.

Prior to the Distribution, the Company will enter into certain lease or sublease agreements with VAI, an affiliate, or third parties for certain lease facilities and other equipment, which agreements principally are a continuation of existing lease commitments at market rates. These commitments are included in the amounts above.

Note 10. Contingencies

Environmental Remediation

VAI has been named by the U.S. Environmental Protection Agency or third parties as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, at eight sites where the Company is alleged to have shipped manufacturing waste for recycling or disposal. VAI is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, federal, state, and/or local agencies at certain current or former VAI facilities (including facilities disposed of in connection with VAI's sale of its Electron Devices Business during fiscal 1995, and the sale of TFS during fiscal 1997). VAI's expenditures for environmental investigation and remediation amounted to $4.9 million in fiscal 1998, compared with $2.3 million in fiscal 1997 and with $5.2 million in fiscal 1996.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. As of October 2, 1998, VAI nonetheless estimated that the future exposure for environmental related investigation and remediation costs for these sites ranged in the aggregate from $21.6 million to $48.9 million. The time frame over which these costs are expected to be incurred varies with each site and facility, ranging up to approximately 30 years as of October 2, 1998. VAI management believes that no amount in the foregoing range of estimated future costs is more probable of being incurred than any other amount in such range, and therefore, VAI has accrued $21.6 million in estimated environmental costs as of October 2, 1998. This amount accrued by VAI has not been discounted to present value.

As to other sites and facilities, VAI has gained sufficient knowledge to be able to better estimate the scope and costs of future environmental activities. As of October 2, 1998, VAI estimated that the future exposure for environmental related investigation and remediation costs for these sites ranged in the aggregate from $39.7 million to $73.7 million. The time frame over which these costs are expected to be incurred varies with each site, ranging up to approximately 30 years as of October 2, 1998. As to each of these sites and facilities, VAI management has determined that a particular amount within the range of estimated costs was a better estimate of the future environmental liability than any other amount within the range and that the amount and timing of these future costs were reliably determinable. Together, these amounts totaled $51.1 million at October 2, 1998. VAI accordingly has accrued $22.3 million, which represents this best estimate of the future costs discounted at 4%, net of inflation. This VAI reserve is in addition to the $21.6 million described above.

Under the Distribution Related Agreements, the Company has agreed to indemnify VAI and IB for one-third of these environmental investigation and remediation costs, as adjusted for insurance proceeds in respect of these environmental costs and for the tax benefits expected to be realized by VAI upon the payment of the Company's portion of these environmental costs (Note 11). As of October 2, 1998, the Company's reserve for its portion of environmental liabilities, based upon future environmental related costs estimated by VAI as of that date and included in long-term and current accrued expenses, is calculated as follows:

                                                                          Total
                                           Recurring Non-recurring  Anticipated
   Year                                        Costs         Costs Future Costs
   ----                                    --------- ------------- ------------
                                                  (Dollars in millions)
   1999...................................   $ 0.4       $0.7          $1.1
   2000...................................     0.5        0.2           0.7
   2001...................................     0.5        0.1           0.6
   2002...................................     0.5        0.0           0.5
   2003...................................     0.5        0.0           0.5
   Thereafter.............................     9.6        0.8          10.4
                                             -----       ----          ----
   Total costs............................   $12.0       $1.8          13.8
                                             -----       ----          ----
   Imputed interest.......................                             (6.0)
                                                                       ----
   Total reserve..........................                             $7.8
                                                                       ====

The amounts set forth in the foregoing table are only estimates of anticipated future environmental related costs, and the amounts actually spent in the years indicated may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites where VAI is undertaking such investigation and remediation activities. VAI believes that most of these cost ranges will narrow as investigation and remediation activities progress. The Company believes that its reserves are adequate, but as the scope of the obligations becomes more clearly defined, these reserves may be modified and related charges against earnings may be made.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

Although any ultimate liability arising from environmental related matters described herein could result in significant expenditures that, if aggregated and assumed to occur within a single fiscal year, would be material to the Company's financial statements, the likelihood of such occurrence is considered remote. Based on information currently available to management and its best assessment of the ultimate amount and timing of environmental related events, the Company's management believes that the costs of these environmental related matters are not reasonably likely to have a material adverse effect on the combined financial statements of the Company.

Legal Proceedings

In June 1997, Applied Materials, Inc. ("Applied") filed a civil action against VAI in the U.S. District Court for the Northern District of California alleging infringement of four patents relating to sputter coating systems. Applied contends that its patents are infringed by the M2i, MB/2/ (TM) and Inova (TM) systems that were manufactured and sold by TFS prior to VAI's sale of TFS to Novellus Systems, Inc. ("Novellus") in June 1997. The complaint requests unspecified money damages and an injunction preventing further alleged infringement and requests that any damages awarded be increased up to three-fold for VAI's and Novellus' alleged willful infringement. Novellus was subsequently added as a defendant in this action and, as part of the sale of TFS, VAI agreed to indemnify Novellus for certain damages it may suffer as a result of such litigation and to reimburse Novellus for up to $7.5 million of its litigation expenses. VAI's answer denied infringement and asserted that the Applied patents that are subject to the claims are invalid and that one of the asserted patents is unenforceable. VAI also filed a separate suit seeking damages and injunctive relief against Applied contending that certain of Applied's business practices violated antitrust laws. That action has been procedurally related to the infringement case and is pending before the same judge. Novellus has asserted three of its patents, obtained as part of its purchases of TFS, against Applied. Discovery has begun, but no date has been set for completion of discovery. During the fourth quarter of fiscal 1998, VAI and Applied began informal discussions concerning the possibility of resolving some or all of the issues raised by the Applied litigation and VAI's antitrust suit through settlement or mediation. Discussions regarding a proposed procedure for non-binding mediation are continuing but have not yet resulted in a definitive mediation arrangement.

In the event of an outcome unfavorable to the Company, the Company may be liable for damages for past sales through the June 1997 closing date of the sale of TFS to Novellus and may be liable to Novellus under the indemnification obligations described above. The Company has accrued certain amounts associated with the cost of resolving these matters (See Note 5).

As permitted under the asset sale agreement between VAI and Novellus for the sale of TFS, Novellus has demanded an arbitration arising out of disputes over the closing balance sheet. Management believes that the Company has meritorious defenses to the Novellus demands.

The Company has agreed to indemnify VAI and IB for any costs, liabilities or expenses relating to the Company's legal matters, including the Applied and Novellus matters. Under the Distribution Related Agreements, the Company has agreed to reimburse VAI for one-third of the costs, liabilities, and expenses, adjusted for any related tax benefits recognized or realized by VAI, with respect to certain legal proceedings relating to discontinued operations of VAI (Note 11).

Also, from time to time, the Company is involved in a number of legal actions and could incur an uninsured liability in one or more of them. Accordingly, while the ultimate outcome of all of the above legal matters is not determinable, management believes the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Note 11. Other Transactions with Affiliates

Purchases from IB for fiscal years 1998, 1997, and 1996 totaled $8.2 million, $9.2 million, and $18.0 million, respectively.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

VAI uses a centralized cash management system to finance its operations. Cash deposits from most of the Company's businesses are transferred to VAI on a daily basis, and VAI funds the Company's required disbursements. No interest has been charged or credited to the Company for these transactions.

VAI provided certain centralized services (Note 1) to the Company. Cost allocations relating to these centralized services were $17.3 million, $16.7 million, and $17.8 million in fiscal years 1998, 1997, and 1996, respectively, and are included in operating costs in the combined statements of earnings. Amounts due to VAI for these expenses are included in Divisional Equity.

Net transfers to or from VAI, included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from VAI, third party liabilities paid on behalf of the Company by VAI, amounts due to affiliates related to purchases, amounts due to or from VAI for services and other charges, and income taxes paid on behalf of the Company by VAI. The weighted average balance due to VAI was $162 million, $149 million, and $89 million for fiscal years 1998, 1997 and 1996, respectively.

The activity in net transfers (to) from VAI for fiscal years 1998, 1997, and 1996 included in divisional equity in the combined statements of divisional equity is summarized as follows:

                                                        1998    1997     1996
                                                       ------  -------  ------
                                                       (Dollars in millions)
   VAI services and other charges..................... $ 17.3  $  16.7  $ 17.8
   Cash transfers, net................................  (20.2)  (156.3)  (67.4)
                                                       ------  -------  ------
   Net transfers (to) from VAI........................ $ (2.9) $(139.6) $(49.6)
                                                       ======  =======  ======

The Distribution Related Agreements provide that, from and after the Distribution, VAI, IB, and the Company will indemnify each and their respective subsidiaries, directors, officers, employees and agents against all losses arising in connection with shared liabilities (including certain environmental and legal liabilities). All shared liabilities will be managed and administered by VAI and expenses and losses, net of proceeds and other receivables, will be borne one-third each by VAI, IB, and the Company; the Distribution Related Agreements also provide that the Company shall assume all Company liabilities, other than shared liabilities (including accounts payable, accrued payroll, and pension liabilities) in accordance with their terms.

Note 12. Industry and Geographic Segments

The Company operates in one industry segment: semiconductor wafer fabrication equipment. Company products are used by major semiconductor manufacturers in the United States, Europe, Japan, Korea, and throughout the Asia Pacific region.

The Company operates various manufacturing and marketing operations outside the United States. Interbusiness sales between geographic areas are accounted for at cost plus prevailing markups arrived at through negotiations between otherwise independent profit centers (Note 1).

One customer accounted for 14% of total revenue in fiscal year 1998, and another customer accounted for 13% of total revenue in fiscal year 1996. No customer accounted for more than 10% of total revenue in fiscal year 1997.

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.

Included in the total of United States revenue is export revenue of $131 million in fiscal 1998, $162 million in fiscal 1997, and $347 million in fiscal 1996. Sales to customers located in Korea accounted for 11% and 24% of total revenues in fiscal years 1997 and 1996, respectively. Sales to customers located in Taiwan accounted for 24%, 17%, and 12% of total revenues in fiscal years 1998, 1997, and 1996, respectively. Sales to customers located in Japan accounted for 14% of total revenues in fiscal year 1996.

                          Revenue from   Intergeographic
                          Unaffiliated    Revenue from                            Pre-tax         Identifiable
                           Customers       Affiliates        Total Revenue        Earnings           Assets
                         -------------- -------------------  ----------------  ----------------  --------------
                         1998 1997 1996  1998  1997   1996   1998  1997  1996  1998  1997  1996  1998 1997 1996
                         ---- ---- ---- -----  -----  -----  ----  ----  ----  ----  ----  ----  ---- ---- ----
                                                     (Dollars in millions)
United States........... $228 $370 $583 $  85  $  58  $  75  $313  $428  $658  $32   $ 87  $161  $148 $165 $230
International...........  109   70   84    12     12      1   121    82    85   (1)    (9)   (2)   61   32   40
                         ---- ---- ---- -----  -----  -----  ----  ----  ----  ---   ----  ----  ---- ---- ----
Total geographic
 segments...............  337  440  667    97     70     76   434   510   743   31     78   159   209  197  270
Eliminations, corporate
 & other................    6    8  --    (97)   (70)   (76)  (91)  (62)  (76) (15)    28   (37)   16   36   42
                         ---- ---- ---- -----  -----  -----  ----  ----  ----  ---   ----  ----  ---- ---- ----
Total Company........... $343 $448 $667 $ --   $ --   $ --   $343  $448  $667  $16   $106  $122  $225 $233 $312
                         ==== ==== ==== =====  =====  =====  ====  ====  ====  ===   ====  ====  ==== ==== ====

Total revenue is based on the location of the operation furnishing goods and services. International revenue based on final destination of products sold is $239 million in fiscal 1998, $231 million in fiscal 1997, and $430 million in fiscal 1996.

Note 13. Quarterly Financial Data (Unaudited)

                             1998                             1997
                -------------------------------  -------------------------------
                 First  Second   Third  Fourth    First  Second   Third  Fourth
                Quarter Quarter Quarter Quarter  Quarter Quarter Quarter Quarter
                ------- ------- ------- -------  ------- ------- ------- -------
                        (Dollars in millions, except per share amounts)
Revenue.......  $114.2  $105.1   $81.8  $ 41.8   $106.0  $105.9  $121.9  $114.5
                ------  ------   -----  ------   ------  ------  ------  ------
Gross profit..    49.4    41.1    23.0     4.2     38.6    46.4    48.6    51.1
                ------  ------   -----  ------   ------  ------  ------  ------
Net Earnings..    14.9    10.5     0.7   (14.7)     5.5    10.7    46.1     8.7
                ======  ======   =====  ======   ======  ======  ======  ======
Pro forma net
 earnings per
 share........  $ 0.49  $ 0.35   $0.03  $(0.49)  $ 0.18  $ 0.35  $ 1.51  $ 0.29
                ======  ======   =====  ======   ======  ======  ======  ======

Third quarter 1997 net earnings include a $33.2 million ($1.09 pro forma per share) after-tax gain on the sale of TFS.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Varian Associates, Inc.:

  Our report on the combined financial statements of the Semiconductor Equipment Business of Varian Associates, Inc. is included on page F-2 of this Form 10. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page F-1 of this Form 10.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                       /s/  PricewaterhouseCoopers LLP
                                        ---------------------------------------
                                       PricewaterhouseCoopers LLP

San Jose, California
October 31, 1998

                                                                     SCHEDULE II

          SEMICONDUCTOR EQUIPMENT BUSINESS OF VARIAN ASSOCIATES, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                   for the fiscal years 1998, 1997, and 1996

                             (Dollars in Thousands)

                          Balance at Charged to                             Deductions      Balance at
                           Beginning  Costs and ----------------------------------------        End of
Description                of Period   Expenses                    Description    Amount        Period
-----------               ---------- ---------- ------------------------------   -------    ----------
ALLOWANCE FOR DOUBTFUL
 NOTES & ACCOUNTS
 RECEIVABLE:
Fiscal Year Ended
 1998...................     $   556    $   243       Write-offs & Adjustments...$...197       $   602
                             =======    =======                                  =======       =======
Fiscal Year Ended 1997..     $   439    $   958 Write-offs & Adjustments......   $   841       $   556
                             =======    =======                                  =======       =======
Fiscal Year Ended 1996..     $   442    $    44 Write-offs & Adjustments......   $    47       $   439
                             =======    =======                                  =======       =======
ESTIMATED LIABILITY FOR
 PRODUCT WARRANTY:
Fiscal Year Ended 1998..     $16,948    $31,813 Actual Warranty Expenditures..   $27,326       $21,435
                             =======    =======                                  =======       =======
Fiscal Year Ended 1997..     $30,234    $17,883 Actual Warranty Expenditures..   $31,169(1)    $16,948
                             =======    =======                                  =======       =======
Fiscal Year Ended 1996..     $28,596    $30,001 Actual Warranty Expenditures..   $28,363       $30,234
                             =======    =======                                  =======       =======

-------
(1) Includes a $5,226 deduction due to the sale of Thin Film Systems.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       Varian Semiconductor Equipment
                                        Associates, Inc.

                                                 /s/ Joseph B. Phair
                                       By______________________________________
                                        Name: Joseph B. Phair
                                        Title:  Secretary

Date: February 12, 1999

                                 EXHIBIT INDEX

 Exhibit
 No.     Description
 ------- -----------
 2.1     Distribution Agreement among Varian Associates, Inc., Varian
         Semiconductor Equipment Associates, Inc. and Varian, Inc. dated as of
         January 14, 1999.
 3.1     Form of Restated Certificate of Incorporation of Varian Semiconductor
         Equipment Associates, Inc. to be in effect upon the effectiveness of the Distribution.
 3.2     Form of By-Laws of Varian Semiconductor Equipment Associates, Inc. to
         be in effect upon the effectiveness of the Distribution.
 4.1     Specimen Common Stock Certificate.*
 4.2     Form of Rights Agreement.*
 10.1    Form of Employee Benefits Allocation Agreement among Varian
         Associates, Inc., Varian Semiconductor Equipment Associates, Inc. and
         Varian, Inc.
 10.2    Form of Intellectual Property Agreement among Varian Associates, Inc.,
         Varian Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.3    Form of Tax Sharing Agreement among Varian Associates, Inc., Varian
         Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.4    Form of Transition Services Agreement among Varian Associates, Inc.,
         Varian Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.5    Form of Change in Control Agreement for CEO and Senior Executives.*
 10.6    Form of Indemnity Agreement with Directors and Executive Officers.*
 10.7    Varian Semiconductor Equipment Associates, Inc. Omnibus Stock Plan.
         Varian Semiconductor Equipment Associates, Inc. Management Incentive
 10.8    Plan.
         Agreement, dated as of July 24, 1998, between Varian and High Voltage
 10.9    Engineering Europa B.V.**
 21      Subsidiaries of the Registrant.
 27      Financial Data Schedule.

-------
* To be filed by amendment.
**The Registrant is applying for confidential treatment with respect to portions of this Exhibit.